UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE

(RULE 14a-101)

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VERIZON COMMUNICATIONS INC.

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NOTICE OF 2014 ANNUAL MEETING AND PROXY STATEMENT

OUR PRIORITIES

Deliver a great customer experience

Grow

Drive profitability higher

Build our V Team culture into a competitive advantage

140 West Street

New York, New York 10007

Notice of Annual Meeting of Shareholders

Time and Date	10:30 a.m., local time, on May 1, 2014

Place	Sheraton Phoenix Downtown 340 N. 3rd Street Phoenix, Arizona 85004

Items of Business	• Elect the 11 Directors identified in the accompanying proxy statement

• Ratify the appointment of the independent registered public accounting firm

• Provide an advisory vote to approve Verizon’s executive compensation

• Approve a proposal to implement proxy access

• Act upon the shareholder proposals described in the proxy statement that are properly presented at the meeting

• Consider any other business that is properly brought before the meeting

How to Vote	If you are a registered shareholder, you may vote online at www.envisionreports.com/vz, by telephone or by mailing a proxy card. You may also vote in person at the annual meeting. If you hold your shares through a bank, broker or other institution, or if Computershare holds Crest Depository Instruments representing underlying Verizon shares on your behalf through the Verizon Corporate Sponsored Nominee, you may vote your shares by any method specified on the voting instruction form that they provide. We encourage you to vote your shares as soon as possible.

By Order of the Board of Directors,

William L. Horton, Jr.

Senior Vice President,

Deputy General Counsel and

Corporate Secretary

March 17, 2014

Important Notice Regarding Availability of Proxy Materials for Verizon’s

Shareholder Meeting to be Held on May 1, 2014

The Proxy Statement and Annual Report to Shareowners are available at

www.edocumentview.com/vz

Proxy Summary

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information you should consider, and you should read the entire proxy statement before voting. For more complete information regarding Verizon’s 2013 performance, please review Verizon’s Annual Report to Shareowners.

Summing It Up: 2013 Strategic and Financial Performance

Advances in technology continue to transform the way we live and work. We can store massive amounts of personal and business information in the “cloud” that can be retrieved anytime anywhere using any device with Internet access. We have high speed, mobile access to all the content and applications that the Internet has to offer over 4G long-term evolution (LTE) networks, including social networking, interactive gaming, video streaming, e-commerce, virtual banking and virtual private business networks. Our electronics, cars, buildings, even energy and healthcare systems – a growing “Internet of Things” – can now communicate “machine-to-machine” over these networks, providing solutions that make managing our personal lives and businesses more efficient.

Verizon’s businesses make these transformative trends possible. We connect people and businesses to each other and to information over the most extensive LTE wireless network in the United States, the country’s only large-scale fiber to the home broadband network and one of the world’s largest private Internet Protocol networks. These networks and the endless innovative solutions they make possible let our customers realize the power of technology.

Earlier this year, you supported Verizon’s most significant strategic initiative since our formation in 2000 – gaining full ownership of Verizon Wireless. In 2013, Verizon Wireless was the leading wireless company in the U.S. with revenues of $81.0 billion and 4G LTE service available to nearly 305 million people, which is 97% of the U.S. population. At the same time, Verizon took other significant steps during 2013 to better position the Company to deliver advanced services and solutions to our customers and to focus on our fastest growing businesses, including:

•	Substantially completing deployment of our 4G LTE wireless network, which carried over 69% of our wireless data traffic by the end of the year
•	Migrating 330,000 residential customers from our legacy copper network to our fiber network, while expanding FiOS penetration to 39.5% for Internet service and 35.0% for video service
•	Enhancing our enterprise strategic services business by launching a new enterprise cloud service

In addition, under the leadership of our Board of Directors and senior management team, Verizon posted year-over-year double-digit percentage growth in operating income and earnings per share (EPS) in all four quarters of 2013, and in seven of the past eight quarters. Total shareholder return (TSR) in 2013 was 18.6%, including a seventh consecutive year of dividend increases.

We believe that the new Verizon is now better positioned than ever to leverage our platforms and solutions to provide our customers with seamless and integrated solutions that meet their evolving needs. We also believe that as we serve our customers we can provide powerful answers to some of society’s greatest challenges, while continuing our record of delivering significant value to our shareholders.

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Executive Compensation Program Highlights

Objectives

•	Align executives’ and shareholders’ interests through the use of performance-based compensation

•	Attract, retain and motivate high-performing executives

Elements

To promote a performance-based culture, approximately 90% of our named executive officers’ annual total compensation opportunity is variable, at risk and incentive-based. Only about 10% of each executive’s annual total compensation opportunity is fixed. The primary components of their annual total compensation opportunity are:

•	90% incentive-based pay – comprised of an annual cash short-term incentive based on achievement of pre-established performance goals and a long-term incentive in the form of an equity-based award that vests after three years and is composed of performance stock units (PSUs) and restricted stock units (RSUs)

•	10% fixed pay – annual cash base salary

Leadership in Best Practices

•	No guaranteed pension or supplemental retirement benefits

•	No executive employment agreements

•	No cash severance benefits for the CEO

•	No excise tax gross-ups

•	Shareholder approval policy for severance benefits

•	Significant executive share ownership requirements

•	Clawback policy

Our executive compensation program is discussed in more detail in the Compensation Discussion and Analysis beginning on page 30.

2013 Compensation

Set forth below is the 2013 compensation for each of our named executive officers, as required to be reported in the Summary Compensation Table pursuant to U.S. Securities and Exchange Commission (SEC) rules. Please see the notes accompanying the Summary Compensation Table on page 43 for more information.

Name and Principal Position	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Lowell C. McAdam	1,480,769	0	9,375,077	0	4,125,000	64,886	780,874	15,826,606
Chairman and CEO
Daniel S. Mead	880,769	0	4,725,020	0	1,089,000	199,644	286,634	7,181,067
Executive Vice President and President and CEO – Verizon Wireless
Francis J. Shammo	760,577	0	4,068,783	0	937,750	10,475	163,476	5,941,061
Executive Vice President and CFO
John G. Stratton	715,385	0	3,806,297	0	877,250	37,128	139,433	5,575,493
Executive Vice President and President – Verizon Enterprise Solutions
Randal S. Milch	666,154	0	3,350,006	0	810,700	73,527	129,710	5,030,097
Executive Vice President – Public Policy and General Counsel

Meeting Information

Date and Location	May 1, 2014 Sheraton Phoenix Downtown 340 N. 3rd Street Phoenix, Arizona 85004	Scan this QR code for directions to the annual meeting

Voting

Shareholders as of the record date, March 3, 2014, are entitled to vote. Each share of Verizon stock is entitled to one vote for each Director nominee and one vote for each of the other proposals to be voted on. If you are a registered shareholder, you may vote your shares by:

Going online to www.envisionreports.com/vz	Calling toll-free from the U.S., U.S. territories and Canada to 1-800-652-8636
Scanning this QR code to vote with your mobile device	Mailing your signed proxy card or voting instruction form

If you hold your shares through a bank, broker or other institution, or if Computershare holds Crest Depository Instruments representing underlying Verizon shares (CDIs) on your behalf through the Verizon Corporate Sponsored Nominee, you may vote your shares by any method specified on the voting instruction form that they provide.

Agenda and Voting Recommendations

Item 1 – Election of Directors

Shareholders are being asked to elect 11 directors. Verizon’s Directors are elected for a term of one year by a majority of the votes cast. Additional information about each Director and his or her qualifications may be found beginning on page 11 of this proxy statement.

The Board of Directors recommends that you vote FOR the election of these director candidates.

				Independent	Committee Memberships*
Name	Age*	Director Since	Primary Occupation		Audit	CGPC	Finance	HRC
Shellye L. Archambeau	51	2013	Chief Executive Officer, MetricStream, Inc.	Ö
Richard L. Carrión	61	1997	Chairman, President and CEO, Popular, Inc. and Banco Popular de Puerto Rico	Ö		Ö	C	Ö
Melanie L. Healey	52	2011	Group President – North America and Global Hyper-Market, Super-Market and Mass Channel, The Procter & Gamble Company	Ö				Ö
M. Frances Keeth (LD)	67	2006	Retired Executive Vice President, Royal Dutch Shell plc	Ö	FE	C	Ö
Robert W. Lane	64	2004	Retired Chairman and CEO, Deere & Company	Ö			Ö
Lowell C. McAdam	59	2011	Chairman and CEO, Verizon Communications Inc.
Donald T. Nicolaisen	69	2005	Retired Chief Accountant of the U.S. Securities and Exchange Commission	Ö	C, FE	Ö
Clarence Otis, Jr.	57	2006	Chairman and CEO, Darden Restaurants, Inc.	Ö	FE		Ö	C
Rodney E. Slater	59	2010	Partner, Patton Boggs LLP	Ö		Ö
Kathryn A. Tesija	51	2012	Executive Vice President, Merchandising and Supply Chain, Target Corporation	Ö		Ö
Gregory D. Wasson	55	2013	President and CEO, Walgreen Co.	Ö	FE			Ö

*	Ages and Committee memberships are as of March 7, 2014	FE	Audit Committee Financial Expert
C	Committee Chair	HRC	Human Resources Committee
CGPC	Corporate Governance and Policy Committee	LD	Lead Director
FC	Finance Committee

Item 2 – Ratification of Auditors

Consistent with our approach to good governance, we are asking shareholders to ratify the Audit Committee’s appointment of Ernst & Young LLP as Verizon’s independent registered public accounting firm for 2014. Information on fees paid to Ernst & Young in 2013 and 2012 may be found on page 17.

The Board of Directors recommends that you vote FOR this proposal.

Item 3 – Advisory Vote to Approve Executive Compensation

We are asking shareholders to vote, in an advisory manner, to approve the executive compensation of our named executive officers as described in the sections of this proxy statement titled “Compensation Discussion and Analysis” and “Compensation Tables” beginning on page 30 of this proxy statement. We hold this advisory vote on an annual basis.

The Board of Directors recommends that you vote FOR this proposal.

Item 4 – Proposal to Implement Proxy Access

We are asking shareholders to approve amendments to our bylaws to implement a “proxy access” right for shareholders. A summary of the proposed bylaw amendments may be found beginning on page 18. The complete text of the proposed bylaw amendments is set forth in Appendix D.

The Board of Directors recommends that you vote FOR this proposal.

Items 5 – 10 Shareholder Proposals

In accordance with SEC rules, we have included in this proxy statement six proposals submitted by shareholders for consideration. The proposals can be found beginning on page 21.

The Board of Directors recommends that you vote AGAINST each of the shareholder proposals.

Additional Information and Frequently Asked Questions

We provide more information about the annual meeting and voting, as well as answers to many frequently asked questions, in the “Additional Information and Frequently Asked Questions” section beginning on page 58.

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Proxy Statement

We are mailing this proxy statement to our shareholders beginning on March 17, 2014, and it is also available online at www.edocumentview.com/vz or, if you are a registered holder, at www.envisionreports.com/vz. The Board of Directors is soliciting proxies in connection with the 2014 Annual Meeting of Shareholders and encourages you to read this proxy statement and vote your shares online, by telephone or by mailing your proxy card or voting instruction form.

About Verizon’s Governance Practices

Commitment to Good Governance Practices

The Board of Directors is committed to maintaining high standards of corporate governance because it believes that an effective Board will positively influence shareholder value and enhance the reputation of Verizon. All of our Directors stand for election each year; 10 of our 11 Directors standing for re-election are independent. Our rigorous director nomination process seeks candidates with the time, skills and experience to contribute to our Company and engage our management about all aspects of our business. The Board as a whole reflects a range of viewpoints, backgrounds and expertise because we believe that diversity is an important attribute of a well-functioning Board. Board oversight is effected through four standing committees: Audit, Corporate Governance and Policy, Finance and Human Resources. Each Committee has a written charter that defines the specific responsibilities of that Committee. The Committees are discussed in greater detail beginning on page 4 of this proxy statement.

The Corporate Governance and Policy Committee ensures that the membership, structure, policies and practices of our Board and its Committees facilitate the effective exercise of the Board’s role in the governance of Verizon. Our Board has approved Corporate Governance Guidelines that provide a framework for the operation of the Board and address key governance practices. The Corporate Governance and Policy Committee monitors developments in corporate governance, considers the views of Verizon’s shareholders and periodically recommends that the Board make changes to its policies and practices or to the Guidelines.

A copy of the Guidelines is included in this proxy statement in Appendix A. We have also posted the Guidelines and other corporate governance materials, including Verizon’s certificate of incorporation, bylaws, Committee charters and policies, on the Corporate Governance section of our website at www.verizon.com/investor. You can request copies of these materials from the Assistant Corporate Secretary at the address given under “Contacting Verizon.”

Key Corporate Governance Provisions

Majority voting in Director elections	Verizon’s bylaws provide for the election of Directors by a majority of the votes cast in uncontested elections. This provision can only be changed by a majority vote of the shareholders.

Shareholder right to call a special meeting of shareholders	Verizon’s bylaws provide that, if the requirements set forth in the bylaws are met, the Board will call a special meeting of shareholders upon the request of a holder of at least 10% or holders of at least 25% of Verizon’s outstanding common stock.

Independence standards	The Board has adopted standards for assessing the independence of our Directors, which are stricter than the standards required by the New York Stock Exchange, referred to as NYSE, or the Nasdaq Stock Market, referred to as Nasdaq. All non-employee Directors are independent. You can find more information about the independence of the non-employee Directors under “Independence” on page 3.

Board leadership	The Board evaluates its leadership structure annually. Currently, the Board is led by the Chairman in consultation with a Lead Director. You can find more information on the respective roles and responsibilities of the Chairman and Lead Director, and why the Board believes that Verizon’s shareholders are best served by this leadership structure, under “Board Leadership” beginning on page 3.

Stock ownership	The Guidelines provide that within three years of joining the Board, each Director shall acquire, and continue to hold during his or her tenure on the Board, Verizon stock with a value equivalent to three times the cash component of the annual Board retainer. Shares held by a Director in any deferral plan are included in determining the number of shares held.

Limits on board service	The Guidelines provide that a Director who serves as an executive officer of a public company should not serve on the board of more than three public companies, including the board of the company that employs him or her. Other Directors should not serve on more than six public company boards. The Guidelines also limit Verizon executive officers to serving on no more than two public company boards.

Director retirement policy	The Guidelines provide that a Director will retire from the Board the day before the Annual Meeting of Shareholders next following his or her 72nd birthday. In the event of a retirement pursuant to this policy, the size of the Board is reduced by one for each such retirement.

Shareholder approval of poison pill	Verizon does not have a shareholder rights plan, commonly referred to as a “poison pill.” Under the Guidelines, if the Board decides to adopt a poison pill, it must be approved by shareholders within one year and then re-approved every three years.

Clawback of incentive payments	The Human Resources Committee of the Board has adopted a policy that enables Verizon to recapture and cancel incentive payments received by an executive who has engaged in financial misconduct to ensure that executives do not benefit from engaging in such misconduct.

Policy on shareholder ratification of executive severance agreements	Verizon will not enter into any new employment agreement or severance agreement with an executive officer that provides for severance benefits exceeding 2.99 times the sum of the executive’s base salary plus non-equity incentive plan payment, without seeking shareholder ratification of the agreement. This policy is described in more detail on page 41.

Business Conduct and Ethics

Verizon is committed to operating our business with the highest level of integrity, responsibility and accountability. We have adopted a Code of Conduct that applies to all employees, including the Chief Executive Officer (CEO), the Chief Financial Officer and the Controller. The Code of Conduct describes each employee’s responsibility to conduct business with the highest ethical standards and provides guidance in preventing, reporting and remediating potential compliance violations in key areas. Directors are expected to act in compliance with the spirit of the Code of Conduct, as well as comply with the specific ethical provisions of the Corporate Governance Guidelines. We have posted the Code of Conduct on the Corporate Governance section of our website at www.verizon.com/investor. You can also obtain a copy by writing to the Assistant Corporate Secretary at the address given under “Contacting Verizon.”

The Board is strongly predisposed against waiving any of the business conduct and ethics provisions applicable to Directors or executive officers. In the event of a waiver, we will promptly disclose the Board’s action on our website.

Related Person Transaction Policy

The Board has adopted the Related Person Transaction Policy that is included in the Guidelines, which can be found in Appendix A. The Corporate Governance and Policy Committee reviews transactions involving Verizon and any of our Directors or executive officers or their immediate family members to determine if any of the individual participants has a material interest in the transaction. Based on the facts and circumstances of each case, the Committee may approve, disapprove, ratify or cancel the transaction or recommend another course of action. Any member of the Committee who is involved in a transaction under review cannot participate in the Committee’s decision about that transaction.

From time to time Verizon may have employees who are related to our executive officers or Directors. Francis J. Shammo, Executive Vice President and Chief Financial Officer, has a brother-in-law who is employed by one of the Company’s subsidiaries and earned approximately $358,000 in 2013. W. Robert Mudge, President – Consumer and

Mass Business Markets, has a brother who is employed by one of the Company’s subsidiaries and earned approximately $126,000 in 2013. In each case, the amount of compensation was commensurate with that of other employees in similar positions.

About the Board of Directors

This section describes some of the key aspects of the composition, governance and operation of the Verizon Board of Directors. The Board believes that each of the factors described in this section contributes to the Board’s ability to effectively oversee management’s performance and act in the long-term best interests of shareholders.

Independence

Verizon’s Corporate Governance Guidelines require that a substantial majority of the members of the Board be independent Directors. The Guidelines establish standards for evaluating the independence of each Director. A Director is considered independent if the Board finds that the Director is independent under the NYSE’s and Nasdaq’s governance standards and the additional standards included in the Guidelines, which identify the types of relationships that, if material, would impair a Director’s independence. The standards set monetary thresholds at which the Board would consider the relationships to be material. To determine that a Director is independent, the Board must find that a Director does not have any relationship that is likely to impair his or her ability to act independently. The Board makes this determination by evaluating the facts and circumstances for each Director.

The Corporate Governance and Policy Committee conducts an annual review of the independence of members of the Board and its Committees and reports its findings to the full Board. Based on the recommendation of the Corporate Governance and Policy Committee, the Board has determined that the 10 incumbent non-employee Directors who are standing for election are independent: Shellye Archambeau, Richard Carrión, Melanie Healey, M. Frances Keeth, Robert Lane, Donald Nicolaisen, Clarence Otis, Jr., Rodney Slater, Kathryn Tesija and Gregory Wasson. The Board also determined that Sandra Moose, Joseph Neubauer and Hugh Price, who are retiring from the Board in April 2014 and are not standing for re-election, are independent.

In determining the independence of Mr. Carrión, Ms. Healey, Mr. Neubauer, Mr. Otis, Mr. Price, Mr. Slater, Ms. Tesija and Mr. Wasson, the Board considered payments for telecommunications services and solutions that the companies that employ them made to Verizon. In determining Mr. Neubauer’s independence, the Board also considered payments that Verizon made under a competitively bid contract for food and facility management services to the company that employs him. In determining Ms. Tesija’s independence, the Board also considered payments that Verizon made to the company that employs her in connection with sales of Verizon’s products and services in that company’s stores. In determining Mr. Wasson’s independence, the Board also considered payments for workers’ compensation prescription benefits that Verizon made to the company that employs him. In applying the independence standards, the independent Directors have determined that these general business transactions and relationships are not material and do not impair the ability of those Directors to act independently.

Board Leadership

Each year, the Board elects one of its members to serve as Chairman. The Board reviews its governance structure and the qualifications of each Director and determines which Director is best qualified to chair the Board. The Board believes that Verizon and its shareholders are best served by having a Chairman who has a wide-ranging, in-depth knowledge of Verizon’s business operations and the competitive landscape and who can best identify the strategic issues to be considered by the Board. Based on his extensive experience and knowledge of Verizon’s competitive challenges and opportunities, the Board has determined that, at this time, the CEO is the Director best qualified to serve in the role of Chairman. At the same time, in order to maintain an appropriate level of independent checks and balances in its governance, the independent members of the Board have elected a Lead Director who has the authority to review and approve the information provided to the Board and to provide independent leadership, including in the evaluation and compensation of the CEO. M. Frances Keeth is currently the Lead Director. More specifically:

The Chairman:

•	Chairs all meetings of the Board, other than executive sessions;
•	Identifies strategic issues that should be considered for the Board agenda, subject to the approval of the Lead Director; and

•	Consults with the Lead Director in the development of the schedule, agenda and materials for all meetings of the Board.

The Lead Director:

•	Chairs executive sessions, including the evaluation of the performance and compensation of the CEO;
•	Chairs any meeting of the Board if the Chairman is not present;
•	Approves the schedule, agenda and materials for all meetings of the Board, in consultation with the Chairman;
•	Acts as liaison with the Chairman, in consultation with the other independent Directors who continue to have direct and complete access to the Chairman at any time they deem necessary or appropriate; and
•	Presides over the Board’s annual self-evaluation.

The Lead Director has the authority to call meetings of the Board, as well as executive sessions of the Board, and will do so at the request of any other Director. Any shareholder or interested party may communicate directly with the Lead Director.

The agenda for each Board meeting and the schedule of meetings are available to all Directors in advance so that any Director can review and request changes. In addition, all Directors have unrestricted access to management at all times and communicate informally with management on a variety of topics.

The Board believes that shareholders are best served by the Board’s current leadership structure, because the Guidelines and the Company’s policies and procedures provide for an independent Lead Director and the full involvement of the independent members of the Board in the Board’s operations and its decision making.

Attendance at Meetings

In 2013, the Board of Directors held 19 meetings, including seven regularly scheduled meetings and 12 special meetings. No Director standing for election attended fewer than 75% percent of the total number of meetings of the Board and the Committees to which the Director was assigned.

Directors standing for re-election are expected to attend the annual meeting of shareholders. In 2013, all but one Director standing for re-election attended the annual meeting.

The independent Directors meet regularly in executive session without any members of management present. The independent Directors are required to meet in executive session at least twice a year to review and evaluate the performance of the Board and to evaluate the performance and approve the compensation of the CEO. In practice, the independent Directors typically meet in executive session at the end of each regular Board meeting.

Board Evaluations

The Board conducts an annual evaluation of its practices and processes. The Lead Director oversees the evaluation and chairs the Board meeting and executive session where the Board reviews and discusses the results of this evaluation.

Committees of the Board

The Board of Directors has established four standing Committees – the Audit Committee, the Corporate Governance and Policy Committee, the Finance Committee and the Human Resources Committee. Each Committee has a written charter that defines the specific responsibilities of that Committee. The Committee charters are available on the Corporate Governance section of our website at www.verizon.com/investor. You may also obtain a copy of a charter by sending a written request to the Assistant Corporate Secretary at the address given under “Contacting Verizon.”

The Chairperson of each Committee approves the agenda and materials for each meeting. At least once a year, each Committee performs a self-assessment and reviews its processes and practices to ensure that the Committee has sufficient information, resources and time to fulfill its obligations and to determine whether any changes should be made to its processes, practices or charter. Each Committee has the authority to retain independent advisors to assist it in carrying out its responsibilities.

➢	Audit Committee

Members:	Donald Nicolaisen, Chairperson	Clarence Otis, Jr.
	M. Frances Keeth	Gregory Wasson
Sandra Moose

The Board has determined that each member of the Committee is an audit committee financial expert and meets the independence requirements of applicable laws, the NYSE, Nasdaq and the Guidelines. The Committee met 11 times during 2013. The report of the Audit Committee is included on page 10.

Summary of Key Responsibilities:

•	Assess and discuss with management Verizon’s significant business risk exposures (including those related to data privacy and network security) and management’s program to monitor, assess and manage such exposures;
•	Assess the adequacy of Verizon’s overall control environment, including controls in selected areas representing financial reporting, disclosure, compliance and significant financial or business risk;
•	Oversee financial reporting and disclosure matters, including
¡	Annual audited and quarterly unaudited financial statements and related footnotes and disclosures; and
¡	Any significant events, transactions, changes in accounting estimates or changes in important accounting principles and any major issues as to the adequacy of internal controls;
•	Appoint, approve fees and oversee work of the independent registered public accounting firm;
•	Review the performance and qualifications of the independent registered public accounting firm (including its independence);
•	Oversee Verizon’s internal audit function;
•	Assess the design, implementation and effectiveness of Verizon’s processes and programs for ethical, legal and regulatory compliance, including the Code of Conduct;
•	Assess policies and procedures for executive officer expense accounts and perquisites, including the use of corporate assets; and
•	Assess procedures for the handling of complaints relating to accounting, internal accounting controls or auditing matters.

➢	Corporate Governance and Policy Committee

Members:	M. Frances Keeth, Chairperson	Hugh Price
	Richard Carrión	Rodney Slater
	Sandra Moose	Kathryn Tesija
Donald Nicolaisen

The Board has determined that each member of the Committee meets the independence requirements of applicable laws, the NYSE, Nasdaq and the Guidelines. The Committee met seven times in 2013.

Summary of Key Responsibilities:

•	Evaluate the structure and practices of the Board and its Committees, including size, composition, independence and operations;
•	Recommend to the Board changes to the Board’s policies or practices or the Guidelines;
•	Identify and evaluate the qualifications of candidates for election as Directors and present recommendations to the Board;
•	Recommend Directors to serve as members of each Committee of the Board and as Committee chairs;
•	Review potential related person transactions; and
•	Review Verizon’s policies and processes related to charitable contributions, selected social, environmental, regulatory and political matters, compliance with equal opportunity and diversity initiatives and safety issues.

➢	Finance Committee

Members:	Richard Carrión, Chairperson	Robert Lane
	M. Frances Keeth	Clarence Otis, Jr.

The Board has determined that each member of the Committee meets the independence requirements of applicable laws, the NYSE, Nasdaq and the Guidelines. The Committee was formed in November 2013 and met one time in 2013.

Summary of Key Responsibilities:

•	Review Verizon’s capital management policies, plans and activities;
•	Monitor Verizon’s capital needs and financing arrangements and ability to access the capital markets;
•	Monitor expenditures under the annual capital plan approved by the Board;
•	Review Verizon’s policies and strategies for managing currency and interest rate exposure and the use of derivatives;
•	Review and approve Verizon’s policies regarding the usage of the end user exception from the mandatory clearing and exchange trading requirements for certain swaps under the Dodd-Frank Wall Street Reform and Consumer Protection Act;
•	Review Verizon’s insurance and self-insurance programs; and
•	Review Verizon’s policies, strategy and performance with respect to the investment of pension assets and the funding of pension and other postretirement benefit obligations.

➢	Human Resources Committee

Members*:	Clarence Otis, Jr., Chairperson	Joseph Neubauer
	Richard Carrión	Gregory Wasson
Melanie Healey

The Board has determined that each member of the Committee meets the independence requirements of applicable laws, the NYSE, Nasdaq and the Guidelines. The Committee met six times in 2013. The report of the Human Resources Committee is included on page 29 of this proxy statement.

Summary of Key Responsibilities:

•	In consultation with management, establish Verizon’s general compensation philosophy and oversee the development of Verizon’s executive compensation programs and related policies;
•	Approve corporate goals relevant to the CEO’s compensation;
•	Evaluate the CEO’s performance in light of goals and recommend his compensation to the Board;
•	Review and approve new base, short-term and long-term and other applicable compensation and benefit plans and programs for selected senior managers, including all Section 16 officers;
•	Review the impact of Verizon’s executive compensation policies and practices and the performance metrics underlying the compensation programs on Verizon’s risk profile;
•	Consult with the CEO on senior management continuity, succession, development and organizational matters;
•	Be solely responsible for retaining, terminating, approving fees for and overseeing the work of any compensation consultant, legal counsel or other advisor retained by the Committee; and
•	Review and recommend to the Board the compensation and benefits for non-employee Directors.

The Human Resources Committee makes an independent determination on all matters related to the compensation of the named executive officers. In making its determination, the Committee may seek the CEO’s views on whether the existing compensation policies and practices continue to support the

*	M. Frances Keeth served on the Committee during 2013 and in 2014 until March 7, 2014, when she became Chairperson of the Corporate Governance and Finance Committee. Also, on March 7, 2014, Clarence Otis, Jr. became Chairperson of the Human Resources Committee, succeeding Joseph Neubauer.

Company’s business objectives, appropriate performance goals, the Company’s performance and the contributions of the other named executive officers to that performance.

The Committee may also consult with the Executive Vice President and Chief Administrative Officer on matters related to the design, administration and operation of the Company’s compensation program and has delegated administrative responsibility for implementing its decisions on compensation and benefits matters to him. He reports to the Committee on the actions he takes under this delegation.

Role and Function of the Independent Compensation Consultant

The Human Resources Committee has the sole authority to retain and to terminate a compensation consultant and to approve the consultant’s fees and all other terms of the engagement. The Committee has retained Pearl Meyer & Partners as its compensation consultant (the “Consultant”) based on its expertise in representing the compensation committees of large corporations and its independence. The Consultant advises the Committee on all matters related to the compensation of the named executive officers and assists the Committee in interpreting the Consultant’s data as well as data received from the Company. The Consultant participates in all Committee meetings. The Committee typically holds an executive session with the Consultant when it meets.

The Committee’s policy does not permit its Consultant to do any work for the Company while that firm is acting as the Committee’s consultant. In compliance with the terms of this policy, neither Pearl Meyer & Partners nor its affiliates have performed any work for the Company or any Company affiliate since the date it was retained by the Committee in 2006.

The Committee has considered the independence of Pearl Meyer & Partners in light of SEC rules and NYSE and Nasdaq listing standards. The Committee requested and received a letter from Pearl Meyer & Partners addressing the consulting firm’s independence, including the following factors: (1) other services provided to the Company by the consulting firm; (2) fees paid by the Committee as a percentage of the consulting firm’s total revenue; (3) policies or procedures maintained by the consulting firm that are designed to prevent a conflict of interest; (4) any business or personal relationships between the individual consultants involved in the engagement and a member of the Committee; (5) any Company stock owned by the individual consultants involved in the engagement; and (6) any business or personal relationships between our executive officers and the consulting firm or the individual consultants involved in the engagement.

Nomination of Candidates for Director

The Corporate Governance and Policy Committee considers and recommends candidates for Director. The Committee reviews all nominations submitted to Verizon, including individuals recommended by shareholders, Directors or members of management. The Committee also retained Heidrick & Struggles International, Inc. to assist in the evaluation of potential candidates. To be eligible for consideration, any proposed candidate must:

•	Be ethical;
•	Have proven judgment and competence;
•	Have professional skills and experience in dealing with a large, complex organization or in dealing with complex problems that are complementary to the background and experience represented on the Board and that meet the needs of Verizon;
•	Have demonstrated the ability to act independently and be willing to represent the interests of all shareholders and not just those of a particular philosophy or constituency; and
•	Be willing and able to devote sufficient time to fulfill his or her responsibilities to Verizon and its shareholders.

In evaluating candidates, the Committee considers a wide variety of qualifications, attributes and other factors and recognizes that a diversity of viewpoints and practical experiences can enhance the effectiveness of the Board. Accordingly, as part of its evaluation of each candidate, the Committee takes into account how that candidate’s background, experience, qualifications, attributes and skills may complement, supplement or duplicate those of other prospective candidates.

The Committee specifically reviews the qualifications of each candidate for election or re-election, including for incumbent Directors, his or her understanding of Verizon’s businesses and the environment within which Verizon operates, attendance and participation at meetings, and independence, including any relationships with Verizon. Prior to nomination, each candidate for election must consent to stand for election, and each incumbent Director standing for re-election must provide an irrevocable, conditional resignation to the Committee. If the Director standing for re-election does not receive a majority of the votes cast for his or her election at the annual meeting, the independent members of the Board will determine whether to accept the resignation and will disclose their decision within 90 days of the certification of the election results.

After the Committee has completed its evaluation of all candidates, it presents its recommendation to the Board for consideration and approval. The Committee also discusses with the Board any candidates who were submitted to and considered by the Committee but not recommended for election or re-election as Directors.

We will report any material change to this procedure in a quarterly or annual filing with the SEC. In addition, we will make any changes to this procedure available promptly by posting that information on the Corporate Governance section of our website at www.verizon.com/investor.

Each candidate for election to the Board this year has previously served as a Verizon Director. Ms. Archambeau was appointed to the Board effective in December 2013 as an independent Director and was recommended for consideration as a candidate by a non-employee Director. Based on the process described above, the Committee recommended and the Board determined to nominate each of the incumbent Directors named below under “Election of Directors” for election at the 2014 Annual Meeting of Shareholders. The Committee and the Board concluded that each of the incumbent Directors should be nominated for re-election based on the experience, qualifications, attributes and skills identified in the biographical information contained under “Election of Directors.” The Committee and the Board assessed these factors in light of Verizon’s businesses, which provide a broad array of wireless and wireline telecommunications products, services and solutions to individuals, businesses, governments and wholesale customers in the United States and around the world.

Risk Oversight

The Board of Directors oversees the management of risks inherent in the operation of the Company’s businesses and the implementation of its strategic plan. The Board performs this oversight role by using several different levels of review. In connection with its reviews of the operations of the Company’s business units and corporate functions, the Board addresses the primary risks associated with those units and functions. In addition, the Board reviews the risks associated with the Company’s strategic plan at an annual strategic planning session and periodically throughout the year as part of its consideration of the strategic direction of the Company.

Each of the Board’s Committees also oversees the management of Company risks that fall within the Committee’s areas of responsibility. In performing this function, each Committee has full access to management, as well as the ability to engage advisors.

Verizon has a robust enterprise risk management program. The Audit Committee oversees the operation of the Company’s enterprise risk management program, including the identification of the primary risks to the Company’s business and interim updates of those risks, and periodically monitors and evaluates the primary risks associated with particular business units and functions. The Company’s Senior Vice President – Internal Auditing, who functionally reports directly to the Audit Committee, assists the Company in identifying, evaluating and implementing risk management controls and methodologies to address identified risks. In connection with its risk management role, at each of its meetings the Audit Committee meets privately with representatives from the Company’s independent registered public accounting firm, the Company’s Senior Vice President – Internal Auditing and the Company’s Executive Vice President – Public Policy and General Counsel. The Audit Committee provides reports to the Board that include these activities.

The Finance Committee assists the Board in its oversight of the management of the Company’s financial risks. The Committee monitors the Company’s capital needs and financing plans and oversees the Company’s strategy for managing risk related to currency and interest rate exposure and the use of derivatives. Additionally, in connection with its risk management role, the Committee reviews the Company’s insurance and self-insurance programs, as well as its pension and other postretirement benefit obligations.

As part of its oversight of the Company’s executive compensation program, the Human Resources Committee considers the impact of the Company’s executive compensation program, and the incentives created by the compensation awards that it administers, on the Company’s risk profile. In addition, as part of the annual risk assessment review process, management conducts an assessment of the risks arising from our compensation policies and practices. The assessment of risk includes a review of the following compensation policies and practices and other internal controls that mitigate risk:

•	Various design features and characteristics of our company-wide compensation programs;
•	Performance metrics under the Short- and Long-Term Incentive Plans;
•	Approval processes for all compensation programs, including those for associate sales and non-sales employees;
•	Governance oversight at the Committee and Board level; and
•	Code of Conduct provisions and mandatory training programs that mitigate risk.

Based on this review, the Company has concluded that its compensation policies and procedures are not reasonably likely to have a material adverse effect on the Company because they are appropriately structured and discourage employees from taking excessive risks.

As part of its oversight of the Company’s governance processes and policies, the Corporate Governance and Policy Committee considers the impact of selected social, environmental, regulatory and political matters and safety issues on the Company’s risk profile.

Succession Planning and Management Development

Verizon’s Board of Directors recognizes that one of its most important duties is to ensure continuity in the Company’s senior leadership by overseeing the development of executive talent and planning for the effective succession of the Company’s CEO. In accordance with the Guidelines, the Board addresses CEO succession and management development on an ongoing basis throughout the year. The Board has delegated primary oversight responsibility for succession planning to the Human Resources Committee, which oversees assignments to key leadership positions. The Committee reports on its activities to the full Board, which addresses succession planning during executive sessions that typically occur in connection with each regularly scheduled meeting.

In order to ensure that the succession planning and management development process supports and enhances Verizon’s strategic objectives, the Board and the Committee regularly consult with the CEO on the Company’s organizational needs, its competitive challenges, the potential of key managers and planning for future developments and emergency situations. As part of this process, the Board and Committee also routinely seek input from the Executive Vice President and Chief Administrative Officer and advice from the Committee’s Consultant on related compensation issues.

The Board usually conducts its annual in-depth review of management development and succession planning for senior leader positions in conjunction with its annual strategic planning session with management. Led by the CEO and Executive Vice President and Chief Administrative Officer, this review addresses the Company’s management development initiatives, assesses senior management resources and identifies individuals who are considered potential future senior executives of the Company. High potential executives are regularly challenged with additional responsibilities, new positions, promotions or similar assignments to expose them to diverse operations within the Company, with the goal of developing well-rounded and experienced senior leaders. Identified individuals are also often positioned to interact more frequently with the Board so that the Directors can get to know and assess these executives.

Shareholder Communications with Directors

The Board of Directors believes that communication with shareholders and other interested parties is an important part of the governance process and has adopted the following procedure to facilitate this communication. Please direct any correspondence to the Board, any Committee of the Board, the Lead Director, any Committee Chairperson or individual Director or the non-employee Directors as a group to:

Verizon Communications Inc.

Board of Directors (or Committee name, Lead Director, Committee Chairperson, individual

Director or non-employee Directors as a group, as appropriate)

140 West Street, 6th Floor

New York, New York 10007

The independent Directors have approved a process for forwarding correspondence about Verizon to members of the Board.

Report of the Audit Committee

In the performance of our oversight responsibilities, the Committee has reviewed and discussed with management and the independent registered public accounting firm Verizon’s audited financial statements for the year ended December 31, 2013 and the effectiveness of Verizon’s internal controls over financial reporting as of December 31, 2013.

The Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the Securities and Exchange Commission, the New York Stock Exchange, the Nasdaq Stock Market and Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Committee has received the written disclosures and the letter from the independent registered public accounting firm consistent with applicable Public Company Accounting Oversight Board requirements for independent registered public accounting firm communications with audit committees concerning independence and has discussed with the independent registered public accounting firm its independence.

The Committee discussed with the internal auditors and the independent registered public accounting firm the overall scope and plans for their respective audits. The Committee met with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of Verizon’s internal controls and the overall quality of Verizon’s financial reporting.

The Committee has overseen the operation of Verizon’s enterprise risk management program, including the identification of the primary risks to the Company’s business. The Committee has also periodically monitored and evaluated the primary risks associated with particular business units and functions.

Based on the reviews and discussions referred to above, in reliance on management and the independent registered public accounting firm, and subject to the limitations of our role, the Committee recommended to the Board of Directors, and the Board has approved, the inclusion of the financial statements referred to above in Verizon’s Annual Report on Form 10-K for the year ended December 31, 2013.

Following a review of the independent registered public accounting firm’s performance and qualifications, including consideration of management’s recommendation, the Committee approved the reappointment of the independent registered public accounting firm for the fiscal year 2014.

Respectfully submitted,

The Audit Committee:

Donald Nicolaisen, Chairperson
M. Frances Keeth
Sandra Moose
Clarence Otis, Jr.
Gregory Wasson

Dated: February 25, 2014

Election of Directors

(Item 1 on Proxy Card)

All of the members of the Board of Directors are elected annually. The Board currently consists of 14 members, three of whom will retire from the Board the day before the 2014 Annual Meeting of Shareholders. In the future the Board may increase or decrease the size of the Board.

The Board has nominated the 11 candidates listed below for election as Directors. Information about each candidate as of March 7, 2014 is set forth below. All of these candidates currently serve as Directors of Verizon. Each candidate has consented to stand for election, and we do not anticipate that any candidate will be unavailable to serve. However, if any candidate should become unavailable before the election, the proxy committee will vote the shares it represents for a substitute named by the Board.

Verizon’s bylaws require Directors to be elected by a majority of the votes cast. Each candidate has submitted an irrevocable, conditional letter of resignation that will be considered by the Board if that candidate fails to receive a majority of the votes cast.

The Board of Directors recommends that you vote FOR each of the following candidates:

SHELLYE L. ARCHAMBEAU

Ms. Archambeau, 51, is Chief Executive Officer of MetricStream, Inc., a leading provider of governance, risk, compliance and quality management solutions to corporations across diverse industries. Under her leadership, the privately-held MetricStream has grown 2,500% over the past ten years, with approximately 1,000 employees worldwide. Prior to joining MetricStream in 2002, Ms. Archambeau was Chief Marketing Officer and Executive Vice President of Sales for Loudcloud, Inc., a leader in Internet infrastructure services, Chief Marketing Officer of NorthPoint Communications and President of Blockbuster Inc.’s e-commerce division. Before joining Blockbuster, she held domestic and international executive positions during a 15-year career at IBM.

Ms. Archambeau brings to the Board, among other skills and qualifications, leadership experience in technology, e-commerce, digital media and communications. An active participant in Silicon Valley’s emerging company community, her in-depth knowledge of the technology sector and extensive background in the application of emerging technologies to address business challenges uniquely position her to advise the Board and senior management on implementing the Company’s growth strategies. Ms. Archambeau’s experience developing and marketing telecommunications and Internet services and solutions gives her insight into areas critical to Verizon’s success.

Ms. Archambeau has served as a Director of Verizon since December 2013. In the past five years, she has served on the board of Arbitron, Inc.

RICHARD L. CARRIÓN

Mr. Carrión, 61, has served for over 18 years as Chairman, President and Chief Executive Officer of both Popular, Inc., a diversified bank holding company, and Banco Popular de Puerto Rico, Popular Inc.’s principal bank subsidiary. Popular, Inc. is the largest financial institution based in Puerto Rico, with consolidated assets of $35.7 billion, total deposits of $26.7 billion and 8,059 employees as of December 31, 2013. In addition to his experience guiding these companies, Mr. Carrión has been a class A director of the Federal Reserve Bank of New York since 2008. In that role, he contributes to the formulation of monetary policy, oversight of the bank’s operational risk management and the review and appointment of senior management of the bank.

As a result of his tenure as Chairman, President and Chief Executive Officer of Popular, Inc. and Banco Popular de Puerto Rico, Mr. Carrión brings to the Board a strong operational and strategic background and extensive business, leadership and management experience. In addition, Mr. Carrión’s knowledge of business and consumer services gives him insights into providing services to retail and business customers, activities that make up a significant portion of Verizon’s business. Mr. Carrión’s experience at the Federal Reserve Bank of New York also enables him to advise the Board and senior management on risk management, which is an important area for a large, complex organization like Verizon.

Mr. Carrión has served as a Director of Verizon since 1997 and was a director of NYNEX Corporation from 1995 to 1997. He is Chairperson of the Finance Committee and a member of the Corporate Governance and Policy Committee and the Human Resources Committee.

MELANIE L. HEALEY

Ms. Healey, 52, is Group President – North America and Global Hyper-Market, Super-Market and Mass Channel of The Procter & Gamble Company, a provider of branded consumer packaged goods to customers in over 180 countries around the world. In this role, Ms. Healey is responsible for the overall North America business, which in fiscal 2013 had net sales of $32.8 billion. Since joining Procter & Gamble in 1990, Ms. Healey has held positions of increasing responsibility, including Group President, Global Feminine and Health Care, and President, Global Feminine Care & Adult Care.

Ms. Healey brings to the Board, among other skills and qualifications, an extensive background in consumer goods, marketing and international operations. Her experience in marketing, including more than 15 years outside the United States, uniquely positions Ms. Healey to advise the Board and senior management on critical issues facing Verizon, including corporate strategy with respect to brand management, the consumer experience and global growth. In addition, Ms. Healey’s leadership experience at a complex international organization with a large, diverse workforce gives her a thorough understanding of the operational challenges facing Verizon.

Ms. Healey has served as a Director of Verizon since 2011 and is a member of the Human Resources Committee.

M. FRANCES KEETH

Ms. Keeth, 67, was Executive Vice President of Royal Dutch Shell plc, an energy company, from 2005 to 2006. In this role, Ms. Keeth was accountable for Shell’s global chemicals businesses, which produced $36.3 billion in third party revenue in 2006 and operated in 35 countries. From 2001 to 2006, she was also President and Chief Executive Officer of Shell Chemicals LP, Shell’s U.S. operating company through which it conducted all of its operations in the United States. During her 37-year career, Ms. Keeth held multiple positions of increasing responsibility at Shell, including serving as Executive Vice President, Finance and Business Systems, and Executive Vice President, Customer Fulfillment and Product Business Units. In addition, from 1996 to 1997, Ms. Keeth was controller and principal accounting officer of Mobil Corporation.

Ms. Keeth’s extensive senior leadership experience at Shell, a complex global business organization, positions her well to advise the Board and senior management on a wide range of strategic and financial matters. Ms. Keeth brings to the Board, among other skills and qualifications, valuable business, leadership and operations management experience in a global, capital-intensive business. As a result of this experience, she is able to provide insights into many aspects of our business, including business systems, public accounting and finance. Ms. Keeth also has extensive expertise in international operations and strategic partnerships, which assists the Company in implementing our growth strategies.

Ms. Keeth has served as a Director of Verizon since 2006. She is Lead Director, Chairperson of the Corporate Governance and Policy Committee and a member of the Audit Committee and the Finance Committee. She is also a director of Arrow Electronics, Inc. (since 2004) and, in the past five years, she has served as a director of Peabody Energy Corporation.

ROBERT W. LANE

Mr. Lane, 64, served as Chairman and Chief Executive Officer of Deere & Company from 2000 to 2009. Deere & Company is an equipment manufacturer that in fiscal 2009 had net sales and revenues of $23.1 billion and approximately 51,300 employees as of October 31, 2009. During his 28 years at Deere, Mr. Lane held positions of increasing responsibility across a wide variety of domestic and overseas units. These positions included serving as President and Chief Operating Officer of the company, President of the Worldwide Agricultural Equipment Division, Chief Financial Officer of the company and President and Chief Operating Officer of Deere Credit, Inc.

Mr. Lane’s tenure as Chairman and Chief Executive Officer of Deere & Company and as a senior executive in several of its business units provides him with valuable business, leadership and management experience, including experience leading a large, complex organization with global operations. This background gives him a global perspective that positions him well to advise the Board and senior management on implementing the Company’s growth strategies. Mr. Lane also brings to the Board an extensive background in manufacturing, marketing, operations and finance.

Mr. Lane has served as a Director of Verizon since 2004 and is a member of the Finance Committee. He is also a director of General Electric Company (since 2005) and Northern Trust Corporation (since 2009) and a member of the supervisory board of BMW AG (since 2009). In the past five years, Mr. Lane has served on the board of Deere & Company as its Chairman.

LOWELL C. MCADAM

Mr. McAdam, 59, is Chairman and Chief Executive Officer of Verizon Communications Inc. Mr. McAdam became Chief Executive Officer on August 1, 2011 and Chairman on January 1, 2012. From October 2010 until becoming Chief Executive Officer, Mr. McAdam served as President and Chief Operating Officer and had responsibility for the operations of the Company’s network-based businesses–Verizon Wireless and Verizon Telecom and Business–as well as Verizon’s shared services operations. Prior to assuming this role, Mr. McAdam held key executive positions at Verizon Wireless from its inception in 2000 and was instrumental in building Verizon Wireless into an industry-leading wireless provider. He was President and Chief Executive Officer of Verizon Wireless from 2007 until 2010, and before that served as the company’s Executive Vice President and Chief Operating Officer. Before the formation of Verizon Wireless, Mr. McAdam held executive positions with PrimeCo Personal Communications, a joint venture owned by Bell Atlantic and Vodafone AirTouch, AirTouch Communications and Pacific Bell.

Mr. McAdam brings to the Board a unique understanding of our strategies and operations through his broad experience in the telecommunications industry and his pivotal role in the development of Verizon Wireless. Mr. McAdam serves a key leadership role on the Board, providing the Board with an in-depth knowledge of the Company’s business, industry, challenges and opportunities. His extensive leadership experience enables Mr. McAdam to play a key role in all matters involving our Board and positions him well to act not only as the Board’s Chairman, but also as the principal intermediary between management and the independent members of our Board.

Mr. McAdam has served as a Director of Verizon since 2011. Mr. McAdam has been a member of the Board of Representatives of Verizon Wireless since 2003 and has served as its Chairman since 2010.

DONALD T. NICOLAISEN

Mr. Nicolaisen, 69, was Chief Accountant of the U.S. Securities and Exchange Commission from 2003 to 2005. In that role, Mr. Nicolaisen was responsible for establishing and enforcing accounting and auditing policy applicable to all U.S. reporting companies and for improving the professional performance of public company auditors. Prior to joining the SEC, he was a Partner in PricewaterhouseCoopers and its predecessors, which he joined in 1967. At PricewaterhouseCoopers, Mr. Nicolaisen served on the firm’s global and international boards, led the firm’s national office for accounting and SEC services from 1988 to 1994, led the firm’s financial services practice, and was responsible for auditing and providing risk management advice to large, complex multinational firms.

Mr. Nicolaisen brings to the Board a range of experience in leadership positions in both the public and private sector. His extensive experience as Chief Accountant at the SEC, an outside strategic advisor to multinational companies and a senior leader of one of the world’s largest accounting firms enables him to advise the Board and senior management on accounting matters, government relations and public policy. Mr. Nicolaisen’s unique financial and accounting background also provides financial expertise to the Board, including an in-depth understanding of risk management, corporate finance and accounting, as well as the numerous issues facing a public reporting company.

Mr. Nicolaisen has served as a Director of Verizon since 2005 and is Chairperson of the Audit Committee and a member of the Corporate Governance and Policy Committee. He is also a director of MGIC Investment Corporation (since 2006), Morgan Stanley (since 2006) and Zurich Insurance Group (since 2006).

CLARENCE OTIS, JR.

Mr. Otis, 57, has been Chairman of Darden Restaurants, Inc., a restaurant holding company, since 2005 and Chief Executive Officer since 2004. Darden Restaurants is the largest company-owned and operated full-service restaurant company in the world. As of May 26, 2013, the company’s 206,000 employees operated 2,138 restaurants in the United States and Canada and generated fiscal 2013 sales of $8.5 billion. Mr. Otis joined Darden in 1995 as Vice President and Treasurer and held positions of increasing responsibility, including serving as Chief Financial Officer from 1999 until 2002, Executive Vice President from 2002 to 2004 and President of Smokey Bones Barbeque & Grill, a restaurant concept formerly owned and operated by Darden Restaurants, from 2002 to 2004. In addition, Mr. Otis has served as a class B director of the Federal Reserve Bank of Atlanta since 2010. In that role, he contributes to the formulation of monetary policy, oversight of the bank’s operational risk management and the review and appointment of senior management of the bank.

Mr. Otis brings to the Board, among other skills and qualifications, a broad background in consumer services, retail operations and finance, which are critical areas for Verizon. He has extensive business, leadership and management experience. Mr. Otis leads a complex organization with a large, diverse workforce, which gives him a thorough understanding of many of the operational challenges Verizon faces. In addition, as a result of his experience at the Federal Reserve Bank of Atlanta, Mr. Otis is positioned well to advise the Board and senior management on risk management, which is an important area for a large, complex organization like Verizon.

Mr. Otis has served as a Director of Verizon since 2006. He is Chairperson of the Human Resources Committee and a member of the Audit Committee and the Finance Committee. He is also a director of VF Corporation (since 2004).

RODNEY E. SLATER

Mr. Slater, 59, is a partner at the law firm Patton Boggs LLP, focusing his practice in the areas of transportation and infrastructure and public policy. Prior to joining Patton Boggs, from February 1997 to January 2001, Mr. Slater was the U.S. Secretary of Transportation. In that position, Mr. Slater was responsible for overseeing national transportation policy, encouraging intermodal transportation, negotiating international transportation agreements and assuring the fitness of U.S. airlines. Prior to his appointment as Secretary of Transportation, from 1993 to 1997, Mr. Slater was the Administrator of the Federal Highway Administration, which provides financial and technical support for constructing, improving and preserving the U.S. highway system.

Mr. Slater’s experience as the U.S. Secretary of Transportation and as the Administrator of the Federal Highway Administration positions him well to provide oversight to our Company, which operates in a highly regulated industry, and to advise the Board and senior management on logistics, strategic partnerships, government relations and public policy. Each of these areas is an important focus for Verizon and has a fundamental impact on the way the Company operates. Mr. Slater also brings to the Board his experience guiding clients in developing infrastructure, as well as insights on the role of law in our business.

Mr. Slater has served as a Director of Verizon since 2010 and is a member of the Corporate Governance and Policy Committee. He is also a director of Kansas City Southern (since 2001), Transurban Group (since 2009) and Atkins plc (since 2011). In the past five years, Mr. Slater has served as a director of Delta Air Lines, Inc. and ICx Technologies, Inc.

KATHRYN A. TESIJA

Ms. Tesija, 51, is Executive Vice President, Merchandising and Supply Chain and a member of the Executive Committee of Target Corporation, the second largest discount retailer in the United States with 1,917 stores, revenues of $72.6 billion and approximately 366,325 employees in fiscal 2013. In this role, which she has held since 2008, Ms. Tesija oversees all merchandising functions, including product design and development, sourcing, inventory management, merchandising systems, presentation and operations as well as the company’s global supply chain. Ms. Tesija joined Target in 1986 and was appointed to numerous positions of increasing responsibility at the company, ranging from Director, Merchandise Planning to Senior Vice President, Hardlines Merchandising.

As a result of her long tenure at Target, Ms. Tesija has gained broad business and leadership experience. Along with her significant management skills, Ms. Tesija brings to the Board an in-depth knowledge of the retail industry, expertise in leading the complex, large-scale, global retail functions of merchandising and supply chain and significant insight into consumer behavior, which give her a thorough understanding of many important issues facing Verizon. Her extensive background positions Ms. Tesija well to advise the Verizon Board and senior management on implementing the Company’s strategies.

Ms. Tesija has served as a Director of Verizon since December 2012 and is a member of the Corporate Governance and Policy Committee.

GREGORY D. WASSON

Mr. Wasson, 55, is President and Chief Executive Officer of Walgreen Co., the nation’s largest retail drugstore chain, which in fiscal 2013 had $72.2 billion of net sales, 8,582 locations and 240,000 employees. In June 2012, Walgreens announced a strategic partnership with Alliance Boots, the leading pharmacy-led health and beauty group across Europe with a presence in more than 25 countries. Mr. Wasson has served as President and Chief Executive Officer and as a member of the board of directors of Walgreens since 2009. A registered pharmacist, he joined the company in 1980 and was appointed to positions of increasing responsibility, including President of Walgreens Health Initiatives in 2002, Senior Vice President of Walgreens in 2004, Executive Vice President of Walgreens in 2005 and President and Chief Operating Officer of Walgreens in 2007.

As Chief Executive Officer of Walgreens, Mr. Wasson has gained valuable operational and management experience at a complex organization with a large, diverse workforce and significant global operations, which gives him a thorough understanding of the challenges facing Verizon in implementing our growth strategies. Mr. Wasson brings to the Board an in-depth knowledge of the retail industry and insight into the consumer experience. In addition, his extensive background in the healthcare industry positions Mr. Wasson well to advise the Board and senior management on an area of increasing importance to Verizon’s evolving business strategy.

Mr. Wasson has served as a Director of Verizon since March 2013 and is a member of the Audit Committee and the Human Resources Committee.

Ratification of Appointment of

Independent Registered Public Accounting Firm

(Item 2 on Proxy Card)

The Audit Committee of the Board considered the performance and qualifications of Ernst & Young LLP, and has reappointed the independent registered public accounting firm to examine the financial statements of Verizon for the fiscal year 2014 and to examine the effectiveness of internal control over financial reporting. Ernst & Young has been retained as Verizon’s Independent Registered Public Accounting Firm since 2000.

Verizon paid the following fees to Ernst & Young for services rendered during fiscal years 2013 and 2012:

	2013	2012
Audit fees	$ 24.6 million	$23.9 million
Audit-related fees	$ 4.6 million	$3.3 million
Tax fees	$4.0 million	$3.8 million
All other fees	$1.1 million	$0.7 million

Audit fees include the financial statement audit, the audit of the effectiveness of the Company’s internal control over financial reporting required by the Sarbanes-Oxley Act of 2002, as well as financial statement audits required by statute for our foreign subsidiaries or by regulatory agencies in the United States. Audit-related fees primarily include audits of other subsidiaries, employee benefit plan audits, reviews of controls over services provided to customers, as well as other audit and due diligence procedures performed in connection with acquisitions or dispositions. Tax fees primarily consist of federal, state, local and international tax planning and compliance. All other fees primarily consist of support services to certain Verizon expatriate employees. The Committee considered, in consultation with management and the independent registered public accounting firm, whether the provision of these services is compatible with maintaining the independence of Ernst & Young.

The Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to perform audit services. In order to assure continuing auditor independence, the Committee periodically considers whether there should be a regular rotation of the independent registered public accounting firm. The Committee ensures that the mandated rotation of the independent registered public accounting firm’s personnel occurs routinely and is directly involved in the selection of Ernst & Young’s lead engagement partner.

The Committee has established policies and procedures regarding pre-approval of services provided by the independent registered public accounting firm and is responsible for the audit fee negotiations associated with the engagement of the independent registered public accounting firm. At the beginning of the fiscal year, the Committee pre-approves the engagement of the independent registered public accounting firm to provide audit services based on fee estimates. The Committee also pre-approves proposed audit-related services, tax services and other permissible services, based on specified project and service details, fee estimates, and aggregate fee limits for each service category. The Committee receives a report at each meeting on the status of services provided or to be provided by the independent registered public accounting firm and the related fees and all fees are approved.

The affirmative vote of a majority of the shares cast at the annual meeting is required to ratify the reappointment of Ernst & Young for the 2014 fiscal year. The Committee believes that the continued retention of Ernst & Young to serve as Verizon’s independent registered public accounting firm is in the best interests of Verizon and its shareholders. If this appointment is not ratified by the shareholders, the Committee will reconsider its decision.

One or more representatives of Ernst & Young will be at the 2014 Annual Meeting of Shareholders. They will have an opportunity to make a statement and will be available to respond to appropriate questions.

The Board of Directors recommends that you vote FOR ratification.

Advisory Vote to Approve Executive Compensation

(Item 3 on Proxy Card)

In accordance with Section 14A of the Securities Exchange Act of 1934, we are seeking advisory shareholder approval of the compensation of our named executive officers as disclosed in the sections of this proxy statement titled “Compensation Discussion and Analysis” and “Compensation Tables.” Shareholders are being asked to approve the following non-binding resolution at the 2014 Annual Meeting of Shareholders:

“Resolved, that the shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2014 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the related narrative discussion.”

Shareholders have strongly supported the Company’s executive compensation program since our first advisory vote on executive compensation in 2009, and the structure of the executive compensation program for 2013 that is described in this proxy statement did not materially change from the prior year. The Board recommends a vote FOR this resolution because it believes that our compensation policies and practices are effective in:

•	encouraging strong short-term and long-term performance,

•	aligning the executives’ long-term interests with those of our shareholders, and

•	retaining high-performing executives.

In the Compensation Discussion and Analysis and Compensation Tables beginning on page 30 of this proxy statement, we have provided shareholders with a detailed description of our executive compensation programs, including the philosophy underpinning the programs, the elements of our programs and the compensation of our named executive officers. We encourage our shareholders to read these sections before deciding how to vote on this proposal.

This advisory resolution, commonly known as a “say-on-pay” resolution, is non-binding on the Board of Directors. Although non-binding, the Board and the Human Resources Committee will review and consider the voting results when evaluating our executive compensation program.

The Board has adopted a policy of providing for annual say-on-pay advisory votes. The next say-on-pay advisory vote will occur at the Company’s 2015 Annual Meeting of Shareholders.

The Board of Directors recommends that you vote FOR this proposal.

Proposal to Implement Proxy Access

(Item 4 on Proxy Card)

We are asking shareholders to approve “proxy access” amendments to the Company’s bylaws. Proxy access allows eligible shareholders to include their own nominees for director in our proxy materials, along with the Board-nominated candidates. A non-binding shareholder proposal requesting that we implement a proxy access right received the support of a majority of our shareholders who cast votes at our 2013 Annual Meeting of Shareholders. After considering the views expressed by shareholders, the Board approved bylaw amendments to implement a proxy access right and, consistent with good governance practice, decided to submit the amendments to shareholders for approval. The bylaw amendments will not become effective unless approved by a majority of the shares of common stock voting on the proposal.

A summary of the proposed bylaw amendments is set forth below. This summary is not complete. Please refer to Appendix D for the complete text of the proposed amendments.

Shareholders Eligibility to Nominate

The proposed amendment would permit any shareholder or group of up to 20 shareholders who have maintained continuous qualifying ownership of at least 3% or more of Verizon’s outstanding common stock for at least the previous three years to include a specified number of director nominees in the Company’s proxy materials for its annual meeting of shareholders.

Calculation of Qualifying Ownership

In order to ensure that the interests of shareholders seeking to include director nominees in the Company’s proxy materials are aligned with those of other shareholders, a nominating shareholder would be considered to own only the shares for which the shareholder possesses the full voting and investment rights and the full economic interest (including the opportunity for profit and risk of loss). Under this provision, borrowed or hedged shares would not count as “owned” shares.

Number of Shareholder-Nominated Candidates

The maximum number of shareholder-nominated candidates would be equal to 20% of the directors in office at the time of nomination. If the 20% calculation does not result in a whole number, the maximum number of shareholder-nominated candidates would be the closest whole number below 20%. If the Board decides to reduce the size of the Board after the nomination deadline, the 20% calculation will be applied to the reduced size of the Board, with the potential result that a shareholder-nominated candidate may be disqualified. For example, three of Verizon’s directors are retiring prior to the 2014 Annual Meeting of Shareholders pursuant to the mandatory retirement policy set forth in the Corporate Governance Guidelines and the size of the Board will automatically be reduced to 11 members. Under this provision, the maximum number of shareholder-nominated candidates that could be included in the 2014 proxy materials would be based on an 11-person board and would be two.

Shareholder-nominated candidates that the Board determines to include in the proxy materials as Board-nominated candidates will be counted against the 20% maximum.

Procedure for Selecting Candidates in the Event the Number of Nominees Exceeds 20%

Nominating shareholders are required to provide a list of their proposed nominees in rank order. If the number of shareholder-nominated candidates exceeds 20%, the highest ranking qualified individual from the list proposed by each nominating shareholder, beginning with the nominating shareholder with the largest qualifying ownership and proceeding through the list of nominating shareholders in descending order of qualifying ownership, will be selected for inclusion in the proxy materials until the maximum number is reached.

Nominating Procedure

In order to provide adequate time to assess shareholder-nominated candidates, requests to include shareholder-nominated candidates in the Company’s proxy materials must be received no earlier than 150 days and no later than 120 days before the anniversary of the date that the Company issued its proxy statement for the previous year’s annual meeting of shareholders.

Information Required of All Nominating Shareholders

Each shareholder seeking to include a director nominee in the Company’s proxy materials is required to provide certain information, including

•	Proof of qualifying stock ownership as of the date of the submission and the record date for the annual meeting and an agreement to maintain qualifying ownership through the date of the meeting,
•	The shareholder’s notice on Schedule 14N required to be filed with the SEC,
•	The written consent of the shareholder nominee to being named in the proxy statement and serving as a director, if elected, and
•	The information required by the advance notice provision of Verizon’s bylaws.

Nominating shareholders are also required to make certain representations and agreements regarding

•	Lack of intent to effect a change of control,
•	Intent to maintain qualifying ownership through the meeting date,
•	Intentions with respect to maintaining qualifying ownership for one year after the meeting date,
•	Only participating in the solicitation of their nominee or Board nominees, and
•	Complying with solicitation rules and assuming liabilities related to and indemnifying the Company against losses arising out of the nomination.

Information Required of All Shareholder Nominees

Each shareholder nominee is required to provide the representations and agreements required of all nominees for election as director, including representations and agreements regarding

•	Acting in accordance with duties under Delaware law,
•	Refraining from voting commitments,
•	Disclosure of special compensation arrangements in connection with nominee’s candidacy for director,
•	No special compensatory arrangements with individuals or entities other than the Company for service as a director,
•	Compliance with applicable law and stock exchange requirements and the Company’s policies and guidelines applicable to directors, and
•	Accuracy and completeness of all information provided to the Company.

Each nominee for election as a Director, including each shareholder nominee, must submit a resignation in connection with his or her nomination, which will only become effective upon the Board finding that a representation made in connection with the nomination is untrue or that the nominee breached his or her obligations to the Company. Shareholder nominees also must submit completed and signed questionnaires required of Verizon directors and officers and provide any additional information necessary for the Board’s independence evaluation and determination.

Disqualification of Shareholder Nominees

A shareholder nominee would not be eligible for inclusion in the Company’s proxy materials if

•	He or she has been nominated on an opposing slate under the advance notice bylaw,
•	The nominating shareholder who nominated him or her is soliciting for one or more candidates nominated on an opposing slate under the advance notice bylaw,
•	Any of his or her representations or agreements are inaccurate or breached,
•	He or she is or will be receiving compensation from a person or entity other than the Company for serving as a director,
•	His or her election would cause the Company to violate its articles, bylaws or any laws or regulations,
•	He or she has been an officer or director of a competitor, as defined in Section 8 of the Clayton Antitrust Act of 1914 within the past three years,
•	He or she is the subject of a pending criminal proceeding, or
•	The nominee or the nominating shareholder who nominated him or her has provided false and misleading information to the Company or breached any of their obligations under the bylaws.

Future Disqualification of Shareholder Nominees

Shareholder nominees who are included in the Company’s proxy materials but subsequently withdraw from or become ineligible for election at the meeting or do not receive at least 25% of the vote cast in the election would be ineligible for nomination for the next two years.

Supporting Statement

Nominating shareholders are permitted to include in the proxy statement a 500-word statement in support of their nominee(s). The Company may omit any information or statement that it, in good faith, believes would violate any applicable law or regulation.

Amendments

The bylaw provisions mandating a 3% ownership threshold and a three-year holding period for qualifying ownership may only be amended by a vote of the majority of the outstanding shares.

The proposed bylaw amendments include conforming changes to the existing advance notice bylaw provision. In addition, the number of directors who can call a special meeting would be changed from three to 1/3 of the total number of directors. Approval of the bylaw amendments requires the affirmative vote of a majority of the shares of common stock voting on the proposal.

The Board of Directors recommends that you vote FOR this proposal.

Shareholder Proposals

(Items 5 – 10 on Proxy Card)

We have been advised that the shareholders submitting the proposals or their representatives intend to present the following proposals at the annual meeting. The statements contained in the proposals and supporting statements are the sole responsibility of the respective proponents. The proposals may contain assertions about the Company or other matters that the Company believes are incorrect, but the Company has not attempted to refute all of those assertions. The addresses of the proponents, as well as the names and addresses of any co-sponsors, are available upon written request to the Assistant Corporate Secretary at the address specified under “Contacting Verizon”. The Board of Directors has concluded that it cannot support these proposals for the reasons stated.

Item 5 on Proxy Card: Network Neutrality

The Nathan Cummings Foundation, owner of 5,265 shares of the Company’s common stock, proposes the following:

Whereas,

Wireless communications are critical to Verizon. In 2012, wireless constituted almost two-thirds of total revenue, growing by 8.1 percent from 2011, while traditional wireline revenues declined.

A critical factor in this growth has been the open (non-discriminatory) architecture of the Internet. Non discrimination principles are commonly referred to as “network neutrality” and seek to ensure equal access and non-discriminatory treatment for all content.

We believe open Internet policies help drive the economy, encourage innovation and reward investors. Network neutrality principles may help Verizon financially by bringing new products to its platform, attracting customers and creating opportunities to share revenue with developers.

An open Internet also has particular importance for minority and economically disadvantaged communities, which rely on wireless more than other demographic groups. According to Colorofchange.org, an organization representing Black Americans, “The digital freedoms at stake are a 21st century civil rights issue.”

Verizon’s stated policies for customers who access the Internet via wireless devices are markedly different from those for customers who access the Internet via wired networks.

For example, on its web site the Company offers customers who gain Internet access via its wired network a “commitment” which includes: “We will not prevent you or other users of our service from sending and receiving the lawful content of your choice; running lawful applications and using lawful services of your choice…” and “We will disclose the types of practices that we use to manage our network...”.

Wireless customers, however, are given no such assurances. The Company tells wireless customers: “We will continue to disclose accurate and relevant information in plain language about the characteristics and capabilities of our service offerings so you and other users of our service can make informed choices.”

As investors, we are deeply concerned about this disparity in principles, policies and practices. In light of potential reputational, regulatory, and legislative risk related to Verizon’s network management practices and the issue of network neutrality, this disparity is troubling.

There may also be reputational and commercial risk in not providing customers with evidence of open Internet policies. In its 2012 annual report, the Company says it expects that, “competition will continue to intensify with traditional, non-traditional and emerging service providers seeking increased market share.”

Resolved: Shareholders request that the Board of Directors report by October 2014 (at reasonable cost and omitting proprietary and confidential information) how Verizon is responding to regulatory, competitive, legislative and public pressure to ensure that its network management policies and practices support network neutrality, an Open Internet and the social values described above.

Supporting Statement

We are not seeking a report on legal compliance or the details of network management. Rather, we seek to ensure that shareholders have sufficient information to evaluate how Verizon manages this significant policy challenge — e.g., how it takes into account that network management decisions could potentially affect future regulatory developments.

The Board of Directors recommends that you vote AGAINST this proposal for the following reasons:

The Board of Directors strongly disagrees with the proponent’s claim that Verizon has not provided its customers with evidence of Open Internet policies. Quite the opposite — Verizon has been at the forefront of innovation in the broadband ecosystem, advocating policies to create a robust, level and dynamic playing field for all participants in the Internet environment. Over the past six years Verizon has invested over $100 billion in developing its wireline and wireless broadband networks and has actively encouraged the development of a wide range of devices and applications to enable customers to access and use the Internet in the manner of their choosing. As a leader in developing an open architecture for accessing and using the Internet, Verizon’s position on all aspects of the “network neutrality” debate has been consistently and publicly conveyed in mainstream and industry-related media, through legislative and agency fact-finding processes and in applicable agency and court filings.

Verizon recently published on its website its commitment to broadband customers to support the Open Internet and to provide them with Internet access and use of the lawful online content, applications and services of their choice, regardless of their source. The Company’s commitment applies to broadband Internet access services provided over both its wireline and wireless networks and can be found on Verizon’s website at http://responsibility.verizon.com/broadband-commitment.

In view of Verizon’s stated commitment, and the extensive information that it makes available about its approach to issues associated with network management, the Internet and network neutrality, the Board believes that the report requested by the proposal would provide no additional meaningful information to shareholders and would be a waste of corporate resources.

Item 6 on Proxy Card: Lobbying Activities

Domini Social Investments, owner of 501,563 shares of the Company’s common stock, and three co-sponsors, propose the following:

Whereas, corporate lobbying exposes our company to risks that could adversely affect the company’s stated goals, objectives, and ultimately shareholder value, and

Whereas, we rely on the information provided by our company and, therefore, have a strong interest in full disclosure of our company’s lobbying to evaluate whether it is consistent with our company’s expressed goals and in the best interests of shareholders and long-term value.

Resolved, the shareholders of Verizon Communications Inc. (“Verizon”) request that the Board authorize the preparation of a report, updated annually, disclosing:

1.	Company policy and procedures governing lobbying, both direct and indirect, and grassroots lobbying communications.

2.	Payments by Verizon used for (a) direct or indirect lobbying or (b) grassroots lobbying communications, in each case including the amount of the payment and the recipient.

3.	Verizon’s membership in and payments to any tax-exempt organization that writes and endorses model legislation.

4.	Description of the decision making process and oversight by management and the Board for making payments described in sections 2 and 3 above.

For purposes of this proposal, a “grassroots lobbying communication” is a communication directed to the general public that (a) refers to specific legislation or regulation, (b) reflects a view on the legislation or regulation and (c) encourages the recipient of the communication to take action with respect to the legislation or regulation. “Indirect lobbying” is lobbying engaged in by a trade association or other organization of which Verizon is a member.

Both “direct and indirect lobbying” and “grassroots lobbying communications” include efforts at the local, state and federal levels.

The report shall be presented to the Audit Committee or other relevant oversight committees and posted on Verizon’s website.

Supporting Statement

As shareholders, we encourage transparency and accountability in the use of corporate funds to influence legislation and regulation, both directly and indirectly. Verizon sits on the board of the Chamber of Commerce, which is characterized as “by far the most muscular business lobby group in Washington” (“Chamber of Secrets,” Economist, April 21, 2012) and has spent over $1 billion on lobbying since 1998. Verizon does not disclose its memberships in, or payments to, trade associations, or the portions of such amounts used for lobbying. Transparent reporting would reveal whether company assets are being used for objectives contrary to Verizon’s long-term interests.

Verizon spent approximately $30.9 million in 2011 and 2012 on direct federal lobbying activities (Senate reports). Verizon also lobbies at the state level and was the fifth largest lobbying spender in New Jersey for 2012, spending $668,716 (“$58 Million Spent On Lobbying NJ Lawmakers,” WNYC.org, Oct. 7, 2013). And Verizon does not disclose its membership in, or payments to, tax-exempt organizations that write and endorse model legislation, such as Verizon’s service on the Communications and Technology Task Force of the American Legislative Exchange Council (ALEC). At least 50 companies, including Sprint Nextel and Symantec, have publicly left ALEC because their business objectives and values did not align with ALEC’s activities.

The Board of Directors recommends that you vote AGAINST this proposal for the following reasons:

Verizon engages in advocacy at the federal and state levels in order to educate officeholders and the public about the Company’s position on important public policy issues. By supporting policies that allow the Company to compete fairly in the marketplace, Verizon promotes the interests of the Company and its shareholders. The Company’s lobbying activities are already subject to an extensive framework of laws, public disclosure, and internal oversight. The additional disclosures required by the proposal would provide little or no value to shareholders while imposing significant administrative burdens on the Company.

Verizon already complies fully with all laws governing its lobbying activities, which require it to make extensive public disclosures about those activities. At the federal level, Verizon files public quarterly reports disclosing its lobbying expenditures and detailing its lobbying activities, the entities it lobbied and the subject matters upon which it lobbied. Any lobbying firms hired by Verizon file similar reports. In addition, Verizon files public semiannual reports disclosing political contributions and honorary payments made by the Company and its federal political action committee. Each of Verizon’s in-house and external lobbyists file similar reports disclosing personal contributions and payments. Finally, Verizon belongs to a number of trade associations which are registered under the Lobbying Disclosure Act, and which file their own lobbying reports. These reports disclose the trade association’s own lobbying activities, and to the extent the trade associations have members who contribute more than $5,000 per quarter to the association and who actively participate in the planning, supervision, or control of the association’s lobbying activities, those members are identified on the association’s lobbying reports. Verizon also files extensive lobbying disclosure reports as required by state law.

Verizon’s lobbying activities are subject to robust internal controls, including oversight by the Corporate Governance and Policy Committee of the Board of Directors. The Code of Conduct requires that all lobbying activities on behalf of the Company be authorized by public policy or legal personnel. In addition, corporate policy and training materials provide guidance to employees regarding legal requirements in connection with lobbying activities.

Because Verizon is already subject to extensive reporting requirements regarding its lobbying activities and has strong internal controls to ensure that any lobbying activity is conducted in accordance with the law and in furtherance of the Company’s and its shareholders’ interests, the Board does not believe that the additional requested disclosure would be valuable to shareholders.

Item 7 on Proxy Card: Severance Approval Policy

Jack K. and Ilene Cohen, owners of 692 shares of the Company’s common stock, propose the following:

Resolved:  Verizon shareholders urge the Board to seek shareholder approval of any senior executive officer’s new or renewed compensation package that provides for severance or termination payments with an estimated total value exceeding 2.99 times the sum of the executive’s base salary plus target short-term bonus.

“Severance or termination payments” include any cash, equity or other compensation that is paid out or vests due to a senior executive’s termination for any reason. Such payments include those provided under employment agreements, severance plans, and change-in-control clauses in long-term equity plans. Such payments do not include life insurance, pension benefits, or other deferred compensation that is earned and vested prior to termination.

“Total value” of these payments includes: lump-sum payments; payments offsetting tax liabilities; perquisites or benefits that are not vested under a plan generally available to management employees; post-employment consulting fees or office expense; and equity awards if vesting is accelerated, or a performance condition waived, due to termination.

The Board shall retain the option to seek shareholder approval after material terms are agreed upon.

Supporting Statement

While we support generous performance-based pay, we believe that requiring shareholder ratification of “golden parachute” severance packages with a total cost exceeding 2.99 times base salary plus target bonus is prudent and better aligns compensation with shareholder interests.

According to the 2013 Proxy (page 63), if CEO McAdam is terminated without cause, whether or not there is a change in control, he could receive an estimated $34.3 million in termination payments, more than 7.5 times his 2012 base salary plus short-term bonus. He would receive a similar payout ($34.3 million) for termination due to disability or death.

Likewise, CFO Shammo and Executive Vice President Mead would receive an estimated $8.9 and $9.8 million, respectively – over 6 times their 2012 base salary plus target bonus (page 63).

These estimated terminations payments are in addition to compensation that is earned prior to termination, including pension and nonqualified deferred compensation plans, that pay out millions more.

The majority of termination payments result from the accelerated vesting of outstanding and Performance Stock Units (PSUs) and Restricted Stock Units (RSUs).

If a senior executive terminates within 12 months after a “change in control,” all outstanding PSUs immediately “vest at target level” (Proxy, page 62). Had the executive not terminated, the PSUs would not vest until the end of the performance period (up to 3 years later) – and could potentially have been worthless if performance or tenure conditions were not satisfied.

This practice effectively waives performance conditions that justify Verizon’s annual grants of “performance-based” restricted stock, in our view.

Years ago Verizon’s Board adopted a policy requiring shareholder approval of severance agreements with a “cash value” exceeding 2.99 times base salary plus bonus, but excluding equity awards.

The policy should be updated to include the full cost of termination payments, including the estimated value of accelerated vesting of RSUs and PSUs.

Please VOTE FOR this proposal.

The Board of Directors recommends that you vote AGAINST this proposal for the following reasons:

The Human Resources Committee of the Board of Directors supports reasonable and appropriate limits on severance payments. Over ten years ago, the Committee adopted a policy to obtain shareholder ratification of any new employment agreement or severance agreement with an executive officer that provides for severance benefits with a total cash value exceeding 2.99 times the sum of the executive’s base salary plus target short-term incentive opportunity. The Committee, however, fundamentally disagrees with the proponent’s characterization of the amounts payable under outstanding equity awards after a termination of employment as severance payments. In the Committee’s view, it would be inappropriate to include an estimated value of these amounts in the severance calculation because they are earned by the executives during the course of their employment.

Verizon’s executive compensation program focuses extensively on variable, performance-based compensation consistent with our objective of linking executives’ interests with shareholders’ interests. Long-term equity-based incentive awards represent more than 60% of an executive’s annual compensation opportunity. Currently, these awards consist of performance stock units (PSUs) and restricted stock units (RSUs) that are granted under Verizon’s 2009 Long-Term Incentive Plan (Plan).

The proponent’s policy is inconsistent with the terms of the Plan, which was most recently approved by shareholders in 2013 with a vote of 89% in favor. The Plan includes a “double-trigger” change in control provision, meaning that if, within twelve months of a change in control of Verizon, a participant’s employment is terminated without cause, all then-unvested RSUs will vest and be paid on the regularly scheduled payment date after the end of the applicable award cycle and all then-unvested PSUs will vest at the target level of performance and be paid on the regularly scheduled payment date after the end of the applicable award cycle. The Committee believes that this provision is in the shareholders’ best interests because it promotes stability and focus during an uncertain time by ensuring that employees do not have to worry about potentially losing a substantial amount of their compensation by supporting a transaction that is in the best interests of Verizon’s shareholders. Furthermore, outside of a change in control context, if an employee’s employment is terminated without cause, or upon the employee’s death, disability or qualifying retirement, the awards remain outstanding and become payable, if at all, on the regularly scheduled payment date. In the case of PSUs, the awards are only paid if, and only to the extent that, the applicable performance criteria are satisfied at the end of the three-year award cycle. It is important to note that the award payments are not a windfall – they are not accelerated or increased on the employee’s termination – nor, as the proponent asserts, are the performance conditions “effectively waive[d].”

Implementing the proposed change to the existing severance approval policy would, as a practical matter, require the Committee to either design the executive compensation program to significantly reduce the role of equity-based pay or provide for terms that could place the Company at a competitive disadvantage in attracting and retaining highly qualified executives, since the vast majority of large public companies provide for accelerated vesting of equity upon a change in control.

Consistent with its overall pay-for-performance philosophy and its desire to ensure that executives’ interests are aligned with those of our shareholders, the Committee believes it is important to continue to implement an executive compensation program under which the substantial majority of an executive’s annual compensation opportunity is variable, performance-based pay. The Committee also believes that otherwise changing the program in a way that is not consistent with market practice would frustrate two of the primary goals of the program – to attract and retain highly qualified executives. For these reasons, the Committee firmly believes that the Proposal is not in the best interests of Verizon and its shareholders.

Item 8 on Proxy Card: Shareholder Right to Call a Special Meeting

Kenneth Steiner, owner of at least 500 shares of the Company’s common stock, proposes the following:

Resolved, Shareowners ask our board to take the steps necessary unilaterally (to the fullest extent permitted by law) to amend our bylaws and each appropriate governing document to give holders in the aggregate of 15% of our outstanding common the power to call a special shareowner meeting.

This includes that such bylaw and/or charter text will not have any exclusionary or prohibitive language in regard to calling a special meeting that apply only to shareowners but not to management and/or the board (to the fullest extent permitted by law). This proposal does not impact our board’s current power to call a special meeting.

Special meetings allow shareowners to vote on important matters, such as electing new directors that can arise between annual meetings. Shareowner input on the timing of shareowner meetings is especially important when events unfold quickly and issues may become moot by the next annual meeting. This proposal topic won more than 70% support at Edwards Lifesciences and SunEdison in 2013

This proposal should also be more favorably evaluated due to our Company’s clearly improvable environmental, social and corporate governance performance as reported in 2013:

GMI Ratings, an independent investment research firm, rated our company D for its board and F for executive pay -$28 million for Lowell McAdam plus 29 years pension credit. Unvested equity pay would not lapse upon CEO termination. Our company had not linked environmental or social performance to its incentive pay policies.

Donald Nicolaisen was on our audit committee and was “overboarded” with seats on 4 boards. Joseph Neubauer received our highest negative votes and, with 18 years long-tenure, chaired our Executive Pay Committee. GMI said there was not one audit committee member who had substantial industry knowledge. There was not one independent member of our board who had expertise in risk management.

GMI said Verizon had come under investigation, or had been subject to fine, settlement or conviction for obstruction of justice or false statements. Our company had also come under investigation or had been subject to fine, settlement or conviction for unfair labor practices or other labor violations (direct or supply chain). Verizon had not implemented OSHAS 18001 as its occupational health and safety management system. Our company was not a UN Global Compact signatory.

GMI said Verizon was rated as having Very Aggressive Accounting & Governance Risk indicating higher accounting and governance risk than 91% of companies. Verizon also had higher shareholder class action litigation risk than 97% of all rated companies.

Returning to the core topic of this proposal from the context of our clearly improvable corporate governance, please vote to protect shareholder value:

Special Shareowner Meetings – Proposal 8

The Board of Directors recommends that you vote AGAINST this proposal for the following reasons:

Verizon’s Board of Directors has carefully considered this issue in each of the past six years. The Board continues to believe that this proposal is unnecessary because Verizon’s shareholders already have a meaningful right to call a special meeting. Under Verizon’s bylaws, any shareholder who owns at least 10%, or multiple shareholders who together own at least 25%, of Verizon’s stock may call a special meeting of shareholders. There are only limited circumstances under which a special meeting requested in accordance with the bylaws would not occur, each of which is designed to prevent a costly meeting that is unnecessary because the proposed business is not a proper subject for shareholder action under Delaware law or because shareholders have recently had or will soon have an opportunity to address the issue at a regularly scheduled meeting.

A special meeting of shareholders is an extraordinary event that is both expensive and time-consuming. The Board firmly believes that the ownership thresholds and the common sense safeguards contained in Verizon’s current bylaw provision strike an appropriate balance between the right of shareholders to call a special meeting and the interests of Verizon and its shareholders in promoting the appropriate use of company resources.

Item 9 on Proxy Card: Shareholder Right to Act by Written Consent

William Steiner, owner of at least 500 shares of the Company’s common stock, proposes the following:

Resolved, Shareholders request that our board of directors undertake such steps as may be necessary to permit written consent by shareholders entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon were present and voting. This written consent is to be consistent with giving shareholders the fullest power to act by written consent in accordance with applicable law. This includes shareholder ability to initiate any topic for written consent consistent with applicable law.

Wet Seal (WTSLA) shareholders successfully used written consent to replace certain underperforming directors in 2012. This proposal topic also won majority shareholder support at 13 major companies in a single year. This included 67%-support at both Allstate and Sprint.

This proposal would empower shareholders by giving them the ability to effect change at our company without being forced to wait until an annual shareholder meeting. Shareholders could replace a director using action by written consent. Shareholder action by written consent could save our company the cost of holding a physical meeting between annual meetings.

This proposal should also be more favorably evaluated due to our Company’s clearly improvable environmental, social and corporate governance performance as reported in 2013:

GMI Ratings’ Environmental, Social and Governance (ESG) grade for Verizon was an overall D. GMI is an independent investment research firm. GMI said that ESG ratings evaluate the sustainable investment value of public corporations.

GMI said Verizon had been designated High Social Impact on the basis of its primary operating industry. Verizon did not report on its sustainability policies and practices via the Global Reporting Initiative, a commonly used and highly effective standard for such reporting, nor had it become a voluntary signatory of the UN Global Compact, yet another commonly employed global standard for achieving and maintaining more effective sustainability practices. In the area of workplace safety Verizon had not yet implemented OSHAS 18001 as its occupational health and safety management system.

GMI said certain aspects of the Verizon board may not be well aligned with sustainable shareholder interests. Of particular importance during periods of extended underperformance, the impact of an entrenched board can be particularly damaging to sustainable shareholder interests, and GMI saw the potential for such entrenchment at Verizon.

GMI said other limits on shareholder rights and management-controlled takeover defense mechanisms at Verizon included constituency provisions that may be invoked to deter tender offers regarded as hostile by management and a lack of fair price provisions to help insure that all shareholders are treated fairly.

Returning to the core topic of this proposal from the context of our clearly improvable corporate governance, please vote to protect shareholder value:

Right to Act by Written Consent – Proposal 9

The Board of Directors recommends that you vote AGAINST this proposal for the following reasons:

The Board of Directors has carefully considered this proposal for the past two years and continues to believe that adoption of the proposal is not in the best interests of all shareholders. Action by written consent can result in certain shareholders being denied the ability to vote or otherwise have a say on proposed corporate action. The Board strongly believes that shareholder democracy can best be assured by shareholder action being taken at an appropriately called annual or special meeting of shareholders. Shareholder meetings provide the best opportunity for discussion and interaction among the Company’s stakeholders so that all points of view may be considered prior to a vote.

The Board also opposes this proposal because action by written consent can occur with little or no advance notice to the Company, minority shareholders and the market. As a result, the Board may not have a meaningful opportunity to consider the merits of the proposed action, to consider alternative courses of action or to communicate its views to shareholders. For example, hostile or insurgent shareholders have relied on consent solicitations as a coercive tool to threaten or fundamentally change companies without providing all shareholders with notice or an opportunity to be engaged in the consideration of such changes at a shareholders’ meeting.

The Board believes that adoption of this proposal is unnecessary in the context of Verizon’s overall corporate governance. Verizon’s shareholders already have the ability to raise important matters outside of the annual meeting cycle. Any shareholder owning at least 10%, or any group owning 25%, of Verizon’s common stock has the right to call a special meeting of shareholders. As a result, shareholders holding far fewer shares than the majority contemplated by the proposal already have the ability to cause important matters to be addressed in a forum that permits the involvement of all shareholders and constructive engagement with the Board and management.

The Verizon Board has consistently demonstrated its willingness to listen to and constructively respond to shareholder concerns. As a result, the Board believes that a proposal that seeks to remove the Board and minority shareholders from the process of considering important corporate matters is not in the best interests of all shareholders.

Item 10 on Proxy Card: Proxy Voting Authority

Harold G. Plog, joint owner of 450 shares of the Company’s common stock, proposes the following:

Lest the electoral empowerment of the vast majority of shareowners who do not attend a stockholder meeting to vote their shares continue to be denied or diminished to any extent whatsoever, be it resolved that the Company desist in its arrogation of any shareowners’ proxy in respect of any subject or matter requiring company action and shareholder approval upon which the shareholder has not voted with the exception of matters incident to the conduct of the meeting.

Supporting Statement

Stockholders unable to attend a meeting of shareholders and wishing to vote on proposals requiring company action and shareowner approval are obliged to grant to Company proxies full power of substitution to vote their shares. This authorization is presently construed to empower the proxies to vote stockholders’ shares not only as the latter may direct but also, and in the proxies’ discretion (or as the Board recommends), upon any and all subjects or matters to come before the meeting to which they have not.

This added authorization, exacted as the price of voting by proxy and conveyed by either a properly executed proxy card or electronic vote, is a clear infringement of shareholder democracy and, except as it may relate to matters incident to the conduct of the meeting, is a blank check stockholders should neither be asked, expected, nor willing to sign. My proposal seeks to cease this unwarranted and undemocratic seizure, by proxy, of shareholder enfranchisement.

Similarly as use of the proxy method to vote ones shares suggests a stockholder’s intention not to attend a stockholders’ meeting, so too for a stockholder using the proxy method to propose a company action for shareholder approval. However, unlike the absentee “voter” who is not required to do so, this evident intent in the case of the proposal proponent runs counter to provision in SEC’s Rule 14a-8 (re shareholder requirements to use the proxy method to submit proposals) that requires, astonishingly, such proponents also be present at the meeting to again present their proposals. Accordingly, and not withstanding use of the proxy method and that the Company is required to also present the proposal as in the proxy form, should the proponent not be represented at the meeting to again present his/her proposal the Company is permitted by the SEC’s Rule to exclude the proposal in that and succeeding two years.

This ludicrous consequence may be simply averted, I’ve been told, if anyone else at the meeting qualified to do so should present the proposal instead. As the Company has expressed its adamant opposition to my proposal and that it would block vote on it if neither I nor my representative attend the annual meeting of shareholders, then in that event and to satisfy the form over substance requirement, I would be left only to ask, simply: “anyone?”

The Board of Directors recommends that you vote AGAINST this proposal for the following reasons:

This proposal requests that the Board of Directors eliminate the following provision from the proxy card:

“If you do not indicate how your shares are to be voted at the meeting or any adjournment or postponement of the meeting, the proxies will vote in accordance with the Director’s recommendations on the other matters listed on the reverse side of this card; and at their discretion on any other matter that may properly come before the meeting or any adjournment or postponement of the meeting.”

The Board of Directors believes that the proponent’s characterization of this provision as an unlawful taking of shareholder rights is misplaced. This provision, which has been included on the proxy cards of the vast majority of companies for many years, does not cause the voting rights of shareholders who sign a proxy to be “denied” or “diminished” in any way. It simply provides shareholders who wish to vote in accordance with management’s recommendations with a convenient method to vote by signing and mailing their proxy card without the need to check a box for every proposal. In addition, by authorizing the named proxies to vote at their discretion on other matters that may come before the meeting, this provision ensures an orderly conduct of the meeting. Any shareholder who does not wish to give the proxies this voting authority may simply cross out the provision on the proxy card, which some shareholders do routinely. Our proxy tabulation procedures are designed to take such striking-outs into account, and in such cases, no votes will be recorded on any matter before the meeting in the absence of specific instructions from the shareholder.

For these reasons, the Board believes that the proposal is not in the best interests of shareholders.

Compensation Committee Report

The Human Resources Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussions, the Committee recommended to the Board of Directors, and the Board has approved, the inclusion of the Compensation Discussion and Analysis in this proxy statement and the Company’s Annual Report on Form 10-K.

Respectfully submitted,

Human Resources Committee

Joseph Neubauer, Chairperson

Richard Carrión

Melanie Healey

M. Frances Keeth

Clarence Otis, Jr.

Gregory Wasson

Dated: February 25, 2014

Compensation Discussion and Analysis

The Human Resources Committee of the Board of Directors oversees the development and implementation of the total compensation program for Verizon’s named executive officers. Throughout this discussion and analysis of compensation, we refer to the Board of Directors as the Board and the Human Resources Committee as the Committee.

For 2013, Verizon’s named executive officers were:

Lowell C. McAdam	Chairman and Chief Executive Officer
Daniel S. Mead	Executive Vice President and President and Chief Executive Officer – Verizon Wireless
Francis J. Shammo	Executive Vice President and Chief Financial Officer
John G. Stratton	Executive Vice President and President – Verizon Enterprise Solutions
Randal S. Milch	Executive Vice President – Public Policy and General Counsel

Executive Summary

Verizon’s strategy is to build on the strength of our network as a platform for future growth and innovation. To that end, in 2013 we focused on the growing areas of our business – mobility, broadband, video, cloud services and security. We also passed a strategic milestone, entering into a transaction that would give us sole ownership of Verizon Wireless, which we expect to enable us to better leverage our assets and capabilities across our business going forward. Under the leadership of our management team, our solid execution on our strategic initiatives and our disciplined focus on our financial objectives delivered strong results in 2013. These included:

Performance Metric[1]	2013 Result	Change from 2012
Adjusted EPS	$2.84	26.8%
Total Revenue	$120.6B	4.1%
Free Cash Flow	$22.2B	45.1%
Return on Equity	23.6%	654 bps

[1]	A reconciliation of non-GAAP measures to the most directly comparable GAAP measures can be found in Appendix C to this proxy statement.

As discussed in greater detail below, based on Verizon’s strong financial performance in 2013 and total shareholder return over the past three years, the 2013 short-term incentive award was paid at 110% of its targeted level and the performance stock units granted in connection with the 2011-2013 long-term incentive award vested at the 100% level.

Summary of Executive Compensation Program and Practices

Our commitment to adopting industry-leading compensation and governance practices is reflected in the design of our compensation program. Some of these elements include:

Pay-for-Performance

Approximately 90% of our named executive officers’ annual total compensation opportunity is variable, at risk and incentive-based. The primary components of our executive compensation program and their approximate percentage of the total compensation opportunity are as follows:

•       90% variable, incentive-based pay – comprised of an annual cash incentive based on achievement of pre-established performance goals and a long-term incentive in the form of an equity-based award that vests after three years and is composed of PSUs and RSUs

•       10% fixed pay – annual cash base salary

In addition, the compensation program does not include other forms of fixed, non-performance related pay, such as guaranteed pension and supplemental retirement benefits

Benchmarking Total Compensation

The Committee benchmarks each executive’s total compensation opportunity against a single peer group, referred to as the Related Dow Peers and described beginning on page 31 and in Appendix B. The Committee references the 50th percentile of the Related Dow Peers for total compensation opportunity, with further consideration given to the tenure and overall level of responsibility of a particular executive.

Evaluation of Potential Linkage between Compensation and Risk Taking

When reviewing the compensation program and the performance metrics used under the program, the Committee considers the impact of the compensation program on the Company’s risk profile. The Committee believes that Verizon’s compensation program has been structured to provide strong incentives for executives to appropriately balance risk and reward consistent with the Company’s enterprise business risk management efforts.

Shareholder Outreach Program	At the request of the Committee, management and the Committee’s compensation consultant, Pearl Meyer & Partners (the Consultant), engage in a semiannual shareholder outreach program with certain institutional investors to discuss the design and operation of Verizon’s executive compensation program. Management and the Consultant provide a report to the Committee on the results of that outreach. The Committee believes this program provides opportunities for shareholders to provide input on Verizon’s executive compensation program and policies in addition to the annual say-on-pay vote.

The Role of Shareholder Say-on-Pay Votes and Shareholder Outreach

The Company provides its shareholders with the opportunity to cast an annual advisory vote on executive compensation (say-on-pay). At the Company’s Annual Meeting of Shareholders held in May 2013, approximately 89% of the votes cast on the say-on-pay proposal were voted in favor of the proposal. The Committee considered this vote as demonstrating strong shareholder support for the Company’s executive compensation programs.

Based on the shareholders’ strong support for the Company’s say-on-pay proposal in 2013 as well as in each of the preceding years that a say-on-pay vote has been held and the discussions with the Company’s investors during the semiannual shareholder outreach program described above, the Company continued to apply the same effective principles and philosophies highlighted above and described more fully below that have been applied in prior years when making compensation decisions for 2013.

Role of Benchmarking and Peer Group Selection

The Committee believes that it is appropriate to use the same peer group to benchmark executive pay opportunities and to evaluate Verizon’s relative stock performance under its long-term incentive plan. For this purpose, the Committee uses a single peer group that includes the 29 companies (other than Verizon) in the Dow Jones Industrial Average, plus Verizon’s four largest industry competitors that are not included in the Dow Jones Industrial Average. This group is referred to as the Related Dow Peers. The Committee believes that this group of companies, comprised of similarly-sized companies based on market capitalization, net income, revenue and total employees that are included in an established and recognizable index, as well as Verizon’s four other largest industry competitors, is appropriate for the dual purpose of benchmarking executive pay opportunities and evaluating relative stock performance under the long-term incentive plan because the companies in the Related Dow Peers represent Verizon’s primary competitors for executive talent and investor dollars. Moreover, this peer group is self-adjusting so that changes in the companies included in the Dow Jones Industrial Average are also reflected in the Related Dow Peers over time. For this reason, the Committee believes that the Related Dow Peers provides a consistent measure of Verizon’s performance and makes it easier for shareholders to evaluate, monitor and understand Verizon’s compensation program.

To determine whether the compensation opportunities for executives are appropriate and competitive, the Committee compares each named executive officer’s total compensation opportunity – which represents the aggregate total amount of the executive’s base salary and target award amounts under the short-term and long-term incentive plans – to the total compensation opportunities for executives in comparable positions at peer companies. The Committee generally references the 50th percentile of the Related Dow Peers for total compensation opportunity, although the total compensation opportunity may be above or below the 50th percentile depending upon the tenure and overall level of responsibility of a particular executive. The Committee believes that this is an appropriate targeted level of total compensation opportunity because of Verizon’s emphasis on performance-based incentive pay and Verizon’s size relative to the Related Dow Peers. Actual total compensation may fall above or below the targeted percentile based on annual and long-term performance results.

Appendix B to this proxy statement includes a chart that lists the companies included in the Related Dow Peers for 2013 compensation purposes, their market capitalization as of December 31, 2013, as reported by Bloomberg, and their net income attributable to the company, revenue and total number of employees, as of each company’s most recent fiscal year-end as reported in SEC filings.

Compensation Objectives and Elements of Compensation

Compensation Objectives

Verizon’s compensation program is designed to:

•	Align executives’ and shareholders’ interests through the use of performance-based compensation; and
•	Attract, retain and motivate high-performing executives.

To promote a performance-based culture that further links the interests of management and shareholders, the Committee has developed a compensation program that:

•	focuses extensively on variable, performance-based compensation, with fixed compensation in the form of base salary constituting only approximately 10% of each executive’s total compensation opportunity; and
•	does not include such fixed compensation elements as guaranteed defined benefit pension and supplemental pension benefits.

In establishing the mix of incentive pay used in the Company’s pay-for-performance program, the Committee balances the importance of meeting the Company’s short-term business goals with the need to create shareholder value over the longer term. To help ensure that the interests of executives remain closely aligned with the interests of shareholders, target long-term compensation opportunities represent more than twice the target compensation opportunities related to short-term performance.

Additionally, the Company’s compensation program features three-year long-term incentive awards, including PSUs subject to both performance-based and time-based vesting requirements and, to encourage high-performing executives to remain with the Company, RSUs that vest based on the executive’s continued employment through the end of the three-year performance cycle.

Elements of Compensation

In setting total compensation at competitive levels, the Committee determines the appropriate balance between:

•	Fixed and variable pay elements;
•	Short- and long-term pay elements; and
•	Cash and equity-based pay elements.

The following table illustrates the principal elements of Verizon’s executive compensation program:

Pay Element	Characteristics	Primary Objective
Base salary	Annual fixed cash compensation	Attract and compensate high-performing and experienced executives
Short-term incentive opportunity (STI)	Annual variable cash compensation based on the achievement of annual performance measures	Incentivize executives to achieve challenging short-term performance goals
Long-term incentive opportunity (LTI)	Long-term variable equity awards granted annually as a combination of PSUs and RSUs	Align executives’ interests with those of shareholders to grow long-term value and retain executives

As discussed above, the Committee references the 50th percentile of the Related Dow Peers to benchmark the total compensation opportunity of each of our named executive officers. However, the Committee does not benchmark each element of a named executive officer’s total compensation opportunity. Instead, consistent with the Committee’s emphasis on a performance-based culture, the Committee has determined that a substantial majority of each named executive officer’s total compensation opportunity should be variable and performance-based. Accordingly, the Committee determined in its business judgment to allocate approximately 10% of each executive’s total compensation opportunity in the form of base salary, approximately 15% to 25% in the form of short-term incentive, and approximately 65% to 75% in the form of long-term incentive.

The following chart illustrates the approximate allocation of the named executive officers’ total compensation opportunity for 2013 between elements that are variable, performance-based and fixed pay:

The named executive officers are also eligible to receive medical, disability and savings plan benefits that are generally provided to all management employees, as well as certain other benefits that are described under “Other Elements of the Total Compensation Program” beginning on page 39.

2013 Annual Base Salary

To determine an executive’s base salary, the Committee, in consultation with the Consultant, reviews the competitive pay practices of the Related Dow Peers for comparable positions and considers the scope of the executive’s responsibility and experience. In particular, the Committee focuses on how base salary levels may impact the market competitiveness of an executive’s total compensation opportunity. The Committee also discusses its assessment of the other named executive officers with the CEO. Based on its assessment, the Committee approved a base salary increase in 2013 of 12.5% for Mr. Mead, 10.7% for Mr. Shammo, 7.4% for Mr. Stratton and 3.1% for Mr. Milch. The base salary levels of the named executive officers were adjusted with the goal of providing a total compensation opportunity that more closely approximates the 50th percentile for comparable executives within the Related Dow Peers, with approximately 10% of each named executive officer’s total compensation opportunity provided in the form of base salary. In 2013 the independent members of the Board approved an increase of 7.1% for Mr. McAdam. This is the first base salary increase that Mr. McAdam has received since 2010 when he was promoted to the position of President and Chief Operating Officer of Verizon.

2013 Short-Term Incentive Compensation

The Verizon Short-Term Incentive Plan, which is referred to as the Short-Term Plan, motivates executives to achieve challenging short-term performance goals. Each year, the Committee establishes the potential value of the opportunities under the Short-Term Plan, as well as the performance targets required to achieve these opportunities.

The Committee sets the values of the Short-Term Plan award opportunities as a percentage of an executive’s base salary. The applicable percentage for each named executive officer is based on the scope of the executive’s responsibilities and on the competitive pay practices of the Related Dow Peers. These award opportunities are established at threshold, target and maximum levels. The Short-Term Plan award opportunities at the threshold, target and maximum levels for each of the named executive officers are shown in the Grants of Plan-Based Awards table on page 45.

The following chart shows the 2013 Short-Term Plan target award opportunity for each of the named executive officers:

Named Executive Officer	2013 Short-Term Plan Target Award Opportunity ($)
Mr. McAdam	3,750,000
Mr. Mead	990,000
Mr. Shammo	852,500
Mr. Stratton	797,500
Mr. Milch	737,000

The 2013 target award opportunities for our named executive officers, expressed as a percentage of base salary, did not increase from the target levels established for their 2012 award opportunities. Whether, and the extent to which, the named executive officers earn the targeted Short-Term Plan award is determined based on whether Verizon achieves performance measures established by the Committee at the beginning of the year.

Determination of Annual Performance Measures

The Committee reviews and establishes the performance measures for the Short-Term Plan on an annual basis to help ensure that the program design appropriately motivates executives to achieve challenging financial and operational performance goals. In the first quarter of 2013, the Committee reviewed and approved the following annual financial and operating performance measures for all corporate executives, including the named executive officers, and ascribed to each the weighting shown below as the percentage of the total Short-Term Plan award opportunity at target level performance.

Consistent with 2012, the Committee based the Short-Term Plan award opportunities for all corporate executives, including the named executive officers, primarily on three Company-wide financial performance measures, as determined by specific goals for adjusted EPS, revenue and free cash flow. These three measures were selected to reflect the Company’s strategic goals of encouraging profitable operations, overall growth in the Company and efficient use of capital. The Committee believes that these performance measures are appropriate to incentivize the Company’s executives to achieve outstanding short-term results and, at the same time, help build long-term value for shareholders.

Adjusted EPS.  The Committee also views adjusted EPS as an important indicator of Verizon’s success. The Committee assigns the greatest weight to adjusted EPS in determining awards under the Short-Term Plan, because it is broadly used and recognized by investors as a significant indicator of Verizon’s ongoing operational performance and is a clearly defined indicator of the Company’s profitability. Adjusted EPS excludes non-recurring and non-operational items, including but not limited to impairments and gains and losses from discontinued operations, business combinations, changes in accounting principles, the net impact of pension and post-retirement benefit costs, extraordinary items and restructurings. As a result, adjusted EPS is not positively or negatively impacted from period to period by these types of items, so the Committee believes it better reflects the relative success of the Company’s ongoing business.

Revenue.  The Committee also views achievement of consolidated total revenue goals as an important indicator of the Company’s growth and success in managing its capital investments. This measure also reflects the level of penetration of Verizon’s products and services in key markets.

Free Cash Flow.  The Committee views consolidated free cash flow as another important indicator of Verizon’s success in delivering shareholder value, because investors often consider free cash flow as part of their equity valuation models. Free cash flow is determined by subtracting capital expenditures from cash flow from operations. The Committee believes that this type of cash flow measure is relevant for Verizon because Verizon’s businesses require significant capital investment, and the level of free cash flow reflects how efficiently a business is managing its capital expenditures. Free cash flow also provides an indication of the amount of cash that the Company has available to return to shareholders in the form of dividends and to reduce its outstanding debt, both of which we consider to be important goals.

Diversity.  The Company is committed to promoting diversity among its employees and to recognizing and encouraging the contribution of diverse business partners to the Company’s success. To reflect that important commitment, the 2013 performance measures also include a diversity measure. For 2013, the Committee determined that the diversity target would be measured for these purposes by the percentage of new hires and promotions at and above the manager level consisting of minority and female candidates and the levels of supplier spending at the corporate level with minority- and female-owned or operated firms.

The value of the Short-Term Plan award opportunity with respect to each performance measure varies depending on the Committee’s assessment of the Company’s performance with respect to that measure. The Committee also has the discretion to modify awards based on other factors that it deems appropriate.

In addition, under the Short-Term Plan no awards may be paid if Verizon’s return on equity for the plan year, calculated based on adjusted net income (ROE), does not exceed 8%, even if some or all of the other performance measures are achieved.

2013 Annual Performance Measures

The 2013 annual performance measures for all corporate executives, including the named executive officers, were:

•	An adjusted EPS target range of $2.52 to $2.66;
•	A consolidated total revenue target range of $121.4 billion to $122.0 billion;
•	A consolidated free cash flow target range of $20.8 billion to $22.4 billion; and
•	A diversity target of (i) having 50% of new hires and promotions at and above the manager level consist of minority and female candidates, and (ii) directing at least 10% of the overall supplier spending at the corporate level to minority- and female-owned or operated firms.

2013 Company Results and Annual Performance Awards

In 2013, Verizon reported generally strong results. Verizon’s 2013 results1 included:

•	ROE of 23.6%;
•	Adjusted EPS of $2.84, which exceeded the target range;
•	Consolidated total revenue of $120.6 billion, which was just below the target range;
•	Consolidated free cash flow of $22.2 billion, which was within the target range; and
•	Diversity in new hires and promotions above target performance and supplier spending above target performance.

After considering the level of performance with respect to each performance measure, and applying its business judgment based on its assessment of the level of achievement of each goal individually and collectively, the Committee and, for Mr. McAdam, the independent members of the Board, determine the final Short-Term Plan awards at a percentage of the target level for all participants. For 2013, the payout percentage was determined to be 110% of the target level for all corporate executives. The following table shows the amount of the Short-Term Plan awards paid to each named executive officer.

Named Executive Officer	Actual 2013 Short-Term Plan Award ($)
Mr. McAdam	4,125,000
Mr. Mead	1,089,000
Mr. Shammo	937,750
Mr. Stratton	877,250
Mr. Milch	810,700

[1]	A reconciliation of non-GAAP measures to the most directly comparable GAAP measures may be found in Appendix C to this proxy statement.

Long-Term Incentive Compensation

The Verizon Long-Term Incentive Plan, which is referred to as the Long-Term Plan, is intended to reward participants for the creation of long-term shareholder value over a three-year period and further link executives’ interests to shareholders’ interests. In considering the appropriate duration of the performance cycle under the Long-Term Plan, the Committee believes that it is important to establish a period that is longer than one year in order to meaningfully evaluate the performance of long-term strategies and the effect on value created for shareholders. Based on this consideration, the Committee determined that a three-year performance cycle for the Long-Term Plan awards was appropriate.

Consistent with the three prior award cycles, the 2013 PSUs are payable in cash and the 2013 RSUs are payable in Verizon shares. The Committee believes that paying PSUs in cash and RSUs in shares creates an appropriate balance between the potential shareholder dilution from paying awards in shares and cash flow considerations, and that both types of awards further align executives’ interests with those of Verizon’s shareholders as the ultimate values of the awards are based on the value of Verizon’s common stock. In addition, paying the 2013 RSU awards in shares is consistent with Verizon’s policy of requiring a significant level of equity ownership by our named executive officers.

The value of each PSU is equal to the value of one share of Verizon common stock and accrues dividend equivalents that are deemed to be reinvested in PSUs. The dividend equivalents are only paid to the extent that PSUs are vested and earned. The Committee determines an executive’s total compensation opportunity by assuming that he or she will earn 100% of the PSUs initially awarded in any performance cycle. However, the number of PSUs that are actually earned and paid is determined based on Verizon’s achievement of the pre-established performance goals over the three-year performance cycle. The final value of each PSU is based on the closing price of Verizon’s common stock on the last trading day of the year that the performance cycle ends. As a result, awarding PSUs provides a strong incentive to executives to deliver value to Verizon’s shareholders.

On the date the long-term incentive is awarded, the Committee also establishes the number of RSUs that may be earned based on the executive’s continued employment with the Company through the end of the three-year award cycle as reflected in the award agreement. The value of each RSU is equal to the value of one share of Verizon common stock and accrues dividend equivalents that are deemed to be reinvested in RSUs. The dividend equivalents are only paid to the extent that the RSUs vest. The 2013 RSU awards are payable in shares at the end of the three-year award cycle and provide both a retention incentive and a performance incentive as the value of the award depends on Verizon’s stock price. The Committee determines an executive’s total compensation opportunity by assuming he or she will earn 100% of the RSUs awarded.

2013 Long-Term Plan Award Opportunities

Consistent with the 2012 awards, for 2013, each of the named executive officers received 60% of their 2013 Long-Term Plan award opportunity in the form of PSUs and 40% of their award opportunity in the form of RSUs. Two-thirds of the PSUs are eligible to vest based on Verizon’s relative TSR performance and one-third is eligible to vest based on Verizon’s cumulative free cash flow. This allocation reflects the Committee’s focus on encouraging both outstanding relative TSR performance and free cash flow creation and the retention of the Company’s highly-qualified executive team.

The Committee generally establishes an executive’s Long-Term Plan target award opportunity as a percentage of the executive’s base salary. The Long-Term Plan target award opportunity for each of the named executive officers in 2013 was: 625% of base salary for Mr. McAdam, 525% of base salary for Messrs. Mead, Shammo and Stratton and 500% of base salary for Mr. Milch. The target award opportunities for the named executive officers increased over their 2012 target award opportunities solely as a result of their base salary increases identified above (i.e., their target award opportunities, expressed as a percentage of their base salaries, did not change). The Committee determined that these award levels were appropriate so that each executive’s target annual Long-Term Plan award opportunity would constitute a significant portion of the executive’s benchmarked total compensation opportunity consistent with the objectives of the Company’s pay-for-performance program. The target award opportunity for an executive is allocated between PSUs and RSUs as noted above, and the target award opportunity allocated to each type of award is converted into a target number of shares using the closing price of Verizon’s common stock on the grant date.

The following table shows the target value of the awards granted to the named executive officers during 2013 in connection with the annual long-term incentive compensation opportunity. Additional detail regarding the 2013 PSU awards, including the performance requirements, follows the table.

Named Executive Officer	2013 Long-Term Plan Target Award Opportunity ($)
Mr. McAdam	9,375,000
Mr. Mead	4,725,000
Mr. Shammo	4,068,750
Mr. Stratton	3,806,250
Mr. Milch	3,350,000

Terms of 2013 PSU Awards

Two-thirds of the number of PSUs awarded are eligible to vest based on Verizon’s TSR as compared to the TSRs of the companies in the Related Dow Peers, as constituted on the grant date of the award, over the 2013-2015 performance cycle. One-third of the number of PSUs awarded is eligible to vest based on Verizon’s cumulative free cash flow over the 2013-2015 performance cycle compared against the performance targets established by the Committee at the beginning of the performance cycle.

TSR Metric. With respect to PSUs that vest based on relative TSR performance (TSR PSUs), the following chart shows the percentage of the TSR PSUs awarded for the 2013-2015 performance cycle that will vest based on Verizon’s relative TSR positioning compared with the companies in the Related Dow Peers:

Verizon’s TSR during the three-year performance cycle must rank at least 15th, or at the 58th percentile, among the Related Dow Peers in order for 100% of the target number of TSR PSUs to vest. Similarly, the maximum number of TSR PSUs (200% of target) will vest only if Verizon’s TSR during the three-year performance cycle ranks among the top four companies in the Related Dow Peers, which corresponds to the 91st percentile or higher. If Verizon’s TSR during the three-year performance cycle ranks below 25th, or below approximately the 27th percentile of the companies in the Related Dow Peers, none of the TSR PSUs will vest.

Free Cash Flow Metric. The percentage of PSUs awarded for the 2013-2015 performance cycle that will vest based on Verizon’s cumulative free cash flow (FCF) (referred to as FCF PSUs) will be determined based on the extent to which Verizon’s cumulative FCF over the performance cycle meets or exceeds the cumulative FCF performance levels that were established by the Committee at the beginning of the performance cycle. FCF is determined by subtracting capital expenditures from cash flow from operations, and is subject to adjustment to eliminate the financial impact of significant transactions, changes in legal or regulatory policy and other extraordinary items.

At the end of the performance cycle, the number of FCF PSUs that will vest, if any, will be determined by comparing the actual performance of the Company against the performance objectives. The cumulative FCF target for the 2013-2015 performance cycle was set at a level that the Committee believes may be challenging in light of the economic environment, but attainable. The number of FCF PSUs that will vest will range from 0% if performance is below the threshold cumulative FCF level and up to 200% for performance at or above the maximum cumulative FCF level. The number of FCF PSUs that will vest in between threshold and maximum performance levels will be determined by linear interpolation between vesting percentage levels.

2011 PSU Awards Earned in 2013

With respect to the PSUs awarded in 2011, the Committee determined the number of PSUs that vested for a participant based on Verizon’s TSR for the 2011-2013 three-year performance cycle relative to the TSRs of the Related Dow Peers as constituted on the date the award was granted. The following table shows the percentage of PSUs awarded for the 2011-2013 performance cycle that could vest based on a range of Verizon’s relative TSR positioning compared with the companies in the applicable Related Dow Peers.

Verizon’s Relative TSR Ranking Among the Companies in the Related Dow Peers	Corresponding Relative TSR Percentile Ranking Among the Companies in the Related Dow Peers	Percentage of Awarded PSUs that will Vest
1 – 4	91st to 100th	200%
5 – 8	79th to 88th	175%
9 – 12	67th to 76th	150%
13 – 16	55th to 64th	100%
17 – 21	39th to 52nd	75%
22 – 25	27th to 36th	50%
26 – 34	0 to 24th	0%

Over the three-year performance cycle ending on December 31, 2013, Verizon’s TSR ranked 13th, or at the 64th percentile, when compared to the Related Dow Peers. As a result of this achievement, in early 2014 the Committee approved a payment to all participants, including the named executive officers, of 100% of the number of PSUs awarded for the 2011-2013 performance cycle, plus dividend equivalents credited on those PSUs that vested pursuant to the terms of the award. As a result, even though the Company achieved performance at the 64th percentile of the Related Dow Peers, the named executive officers only received the target number of PSUs granted, plus dividend equivalents.

Other Elements of the Total Compensation Program

The Company also provides the named executive officers with certain limited personal benefits as generally described below. None of the named executive officers is eligible for any tax gross-up payment in connection with any of these benefits, including with respect to the excise tax liability under Internal Revenue Code Section 4999 related to any Section 280G excess parachute payments.

Transportation

The Company provides certain aircraft and ground transportation benefits to enhance the safety and security of certain named executive officers. These transportation benefits, even when classified as a perquisite under applicable SEC rules, also serve business purposes as they frequently enhance the ability of the executive to attend to business matters while in transit. Additional information on Company-provided transportation is included in footnote 4 to the Summary Compensation Table on page 44.

Executive Life Insurance

The Company offers the named executive officers and other executives the opportunity to participate in an executive life insurance program in lieu of participation in the Company’s basic and supplemental life insurance programs. The executives who elect to participate in the executive life insurance program own the life insurance policy, and the Company provides an annual cash payment to the executives to defray a portion of the annual premiums. Additional information on this program is provided in footnote 4 to the Summary Compensation Table on page 44.

Financial Planning

The Company provides a voluntary Company-sponsored financial planning benefit program for the named executive officers and other executives. Additional information on this program is provided in footnote 4 to the Summary Compensation Table on page 44.

Retirement Benefits

In 2006, the Committee determined that guaranteed pay in the form of pension and supplemental executive retirement benefits was not consistent with the Company’s pay-for-performance culture. Accordingly, effective June 30, 2006, Verizon froze all future pension accruals under its management tax-qualified and supplemental defined benefit retirement plans. These legacy retirement benefits that were previously provided to Verizon’s named executive officers are described in more detail under the section titled “Pension Plans” beginning on page 47.

During 2013, all of Verizon’s named executive officers were eligible to participate in the Company’s tax-qualified and nonqualified retirement savings plans. These plans are described in the section titled “Defined Contribution Savings Plans” beginning on page 49.

Severance and Change in Control Benefits

The Committee believes that maintaining a competitive level of separation benefits is appropriate as part of an overall program designed to attract, retain and motivate the highest quality management team. However, the Committee does not believe that named executive officers should be entitled to receive cash severance benefits merely because a change in control transaction occurs. Therefore, the payment of cash severance benefits is triggered only by an actual or constructive termination of employment.

The Company was not a party to an employment agreement with any of the named executive officers in 2013. All senior managers of the Company (including each of the named executive officers other than Mr. McAdam) are eligible to participate in the Verizon Senior Manager Severance Plan, which provides certain separation benefits to participants whose employment is involuntarily terminated without cause from the Company. Mr. McAdam is not eligible to participate in the Senior Manager Severance Plan and is not eligible for cash severance benefits upon a termination.

The Senior Manager Severance Plan is generally consistent with the terms and conditions of Verizon’s broad-based severance plan that is provided to substantially all of Verizon’s management employees other than senior managers. Under the Senior Manager Severance Plan, if a participant has been involuntarily terminated without cause or, in the case of a named executive officer, if the independent members of the Board determine that there has been a qualifying separation, the participant is eligible to receive a lump-sum cash separation payment equal to a multiple of his or her base salary and target short-term incentive opportunity, along with continuing medical coverage for the applicable severance period. To the extent that a senior manager is eligible for severance benefits under any other arrangement, that person will not be eligible for any duplicative benefits under the severance plan. The plan does not provide for any severance benefits based upon a change in control of the Company.

Under the plan, the named executive officers (other than Mr. McAdam) are eligible to receive a cash separation payment based on a formula equal to two times the sum of their base salary and target short-term incentive opportunity. Other senior manager participants are eligible to receive a cash separation payment based on a formula equal to between 0.75 and two times their base salary and target short-term incentive opportunity depending on their position at the time of their separation from employment. In order to be eligible for any severance benefits, participants must execute a release satisfactory to Verizon and agree not to compete or interfere with any Verizon business for a period of one year after their separation from employment.

Consistent with the Committee’s belief that named executive officers should not be entitled to receive cash severance benefits merely because a change in control transaction occurs, the Long-Term Plan does not allow “single trigger” accelerated vesting and payment of outstanding awards in connection with a change in control of Verizon. Under the Long-Term Plan, if, in the twelve months following a change in control the participant’s employment is terminated without cause, all then-unvested PSUs will fully vest at the target level performance, all then-unvested RSUs will fully vest and PSUs and RSUs (including accrued dividend equivalents) will become payable on the regularly scheduled payment date after the end of the applicable award cycle.

Selected Compensation Policies

Stock Ownership Guidelines

To further align the interests of Verizon’s management with those of its shareholders, the Committee has approved guidelines that require each named executive officer and other executives to maintain certain stock ownership levels.

•	The guidelines require the CEO to maintain share ownership equal to at least seven times his base salary and require the other named executive officers to maintain share ownership equal to at least four times their base salaries.
•	Executives are also prohibited from short-selling or engaging in any financial activity where they would benefit from a decline in Verizon’s stock price.

In determining whether an executive meets the required ownership level, the calculation includes any shares held by the executive directly or through a broker, shares held through the Verizon tax-qualified savings plan or the Verizon nonqualified savings plan and other deferred compensation plans and arrangements that are valued by reference to Verizon’s stock. The calculation does not include any unvested PSUs or RSUs. Each of the named executive officers is in compliance with the stock ownership guidelines. None of the named executive officers has engaged in any pledging transaction with respect to shares of Verizon’s stock.

Recovery of Incentive Payments

The Committee believes that it is appropriate that the Company’s compensation plans and agreements provide for the termination or repayment of certain incentive awards and payments if an executive engages in certain fraudulent or other inappropriate conduct. Accordingly, the Committee has adopted a policy that enables the Company to claw back and cancel certain incentive payments received by an executive who has engaged in financial misconduct. The Committee reviews this policy from time to time and will refine the current policy to take into account changes in applicable law, including, for example, any changes that may be required under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.

Shareholder Approval of Certain Severance Arrangements

The Committee has a policy of seeking shareholder approval or ratification of any new employment agreement or severance agreement with an executive officer that provides for a total cash value severance payment exceeding 2.99 times the sum of the executive’s base salary plus Short-Term Plan incentive target opportunity. The policy defines severance pay broadly to include payments for any consulting services, payments to secure a non-compete agreement, payments to settle any litigation or claim, payments to offset tax liabilities, payments or benefits that are not generally available to similarly-situated management employees and payments in excess of, or outside, the terms of a Company plan or policy.

Tax and Accounting Considerations

Federal income tax law generally prohibits publicly-held companies from deducting compensation paid to a named executive officer (other than a chief financial officer) that exceeds $1 million during the tax year unless it is based upon attaining pre-established performance measures that are set by the Committee pursuant to a plan approved by the Company’s shareholders. The Committee has the flexibility to take any compensation-related actions that it determines are in the best interests of the Company and its shareholders including determining when to request shareholder approval of the Verizon incentive plans and when to award compensation that may not qualify for a tax deduction. The Committee considered the desirability of tax deductibility for performance-based executive compensation in determining to submit the Long-Term Plan to the shareholders for approval in 2013. Compensation paid to the named executive officers under the Short-Term Plan, as well as the PSUs awarded under the Long-Term Plan, are generally intended to meet the performance-based exception for deductibility under the tax laws.

The Committee also considers the effect of certain accounting rules that apply to the various aspects of the compensation program available to the named executive officers. The Committee reviews potential accounting effects in determining whether its compensation actions are in the best interests of the Company and its shareholders. The Committee has been advised by management that the impact of the variable accounting treatment required for long-term incentive awards that are payable in cash (as opposed to fixed accounting treatment for awards that are payable in shares) will depend on future stock performance.

Committee Actions Taken After Fiscal Year 2013

On February 6, 2014, the Committee recommended, and the Board of Directors approved, compensation adjustments for Mr. McAdam, and the Committee approved compensation adjustments for Messrs. Mead, Shammo, Stratton and Milch. In making these decisions, the Committee, and in the case of Mr. McAdam, the Board, noted that the changes reflect Verizon’s commitment to emphasizing performance-based incentive pay and compensating its executive officers at levels commensurate with Verizon’s position in the market. For 2014, Mr. McAdam’s target annual long-term incentive opportunity, expressed as a percentage of base salary, was increased from 625% to 750%, and the target annual short-term incentive opportunity for each of the named executive officers other than Mr. McAdam, expressed as a percentage of base salary, was increased from 110% to 150%. The base salaries of each of the named executive officers were increased as follows: for Mr. McAdam, 6.7%; for Mr. Mead, 5.6%; for Mr. Shammo, 6.5%; for Mr. Stratton, 10.3%; and for Mr. Milch, 8.2%. The base salary adjustments are effective March 2, 2014. No change was made to Mr. McAdam’s target annual short-term incentive opportunity, and no change was made to the target annual long-term incentive opportunities for any of the named executive officers other than Mr. McAdam.

Compensation Tables

Summary Compensation Table

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards[1] ($) (e)		Option Awards ($) (f)	Non-Equity Incentive Plan Compensation[2] ($) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings[3] ($) (h)	All Other Compensation[4] ($) (i)	Total ($) (j)
Lowell C. McAdam	2013	1,480,769	0	9,375,077		0	4,125,000	64,886	780,874	15,826,606
Chairman and CEO	2012	1,400,000	0	8,750,055		0	3,150,000	213,468	535,577	14,049,100
	2011	1,400,000	0	18,750,099	[5]	0	2,362,500	127,181	480,719	23,120,499	[5]
Daniel S. Mead	2013	880,769	0	4,725,020		0	1,089,000	199,644	286,634	7,181,067
Executive Vice President	2012	794,231	0	4,200,026		0	792,000	388,096	225,253	6,399,606
and President and CEO –	2011	725,000	0	3,806,258		0	734,063	175,217	220,103	5,660,641
Verizon Wireless
Francis J. Shammo	2013	760,577	0	4,068,783		0	937,750	10,475	163,476	5,941,061
Executive Vice President	2012	698,077	0	3,675,003		0	693,000	9,004	139,841	5,214,925
and CFO	2011	675,000	0	3,543,775		0	683,438	4,499	144,351	5,051,063
John G. Stratton	2013	715,385	0	3,806,297		0	877,250	37,128	139,433	5,575,493
Executive Vice President	2012	673,558	0	3,543,796		0	668,250	31,776	143,629	5,061,009
and President – Verizon Enterprise Solutions
Randal S. Milch	2013	666,154	0	3,350,006		0	810,700	73,527	129,710	5,030,097
Executive Vice President –	2012	648,077	0	3,250,020		0	643,500	58,366	125,949	4,725,912
Public Policy and General Counsel	2011	621,154	0	3,125,042		0	632,813	61,182	126,026	4,566,217
[1]	The amounts in this column reflect the grant date fair value of the PSUs and RSUs computed in accordance with FASB ASC Topic 718 based on the closing price of Verizon’s common stock on the grant date. The grant date fair value of PSUs granted to the named executive officers in the designated year as part of Verizon’s annual long-term incentive award program and, in the case of Mr. McAdam, the special PSU award granted in 2011 in connection with his appointment to CEO, has been determined based on the vesting of 100% of the nominal PSUs awarded, which is the performance threshold the Company believed was most likely to be achieved under the grants on the grant date. The following table reflects the grant date fair value of these PSUs, as well as the maximum grant date fair value of these awards based on the closing price of Verizon’s common stock on the grant date if, due to the Company’s performance during the applicable performance cycle, the PSUs vested at their maximum level:

	Grant Date Fair Value of PSUs				Maximum Value of PSUs
Name	2011 ($)	2011 Special Award ($)	2012 ($)	2013 ($)	2011 ($)	2011 Special Award ($)	2012 ($)	2013 ($)
Mr. McAdam	5,250,034	7,000,031	5,250,033	5,625,037	10,500,068	14,000,062	10,500,066	11,250,074
Mr. Mead	2,283,755	NA	2,520,008	2,835,012	4,567,510	NA	5,040,016	5,670,024
Mr. Shammo	2,126,265	NA	2,205,002	2,441,260	4,252,530	NA	4,410,004	4,882,520
Mr. Stratton	NA	NA	2,126,270	2,283,759	NA	NA	4,252,540	4,567,518
Mr. Milch	1,875,025	NA	1,950,012	2,010,004	3,750,050	NA	3,900,024	4,020,008
[2]	The amounts in this column for 2013 reflect the 2013 Short-Term Plan award paid to the named executive officers in February 2014 as described on pages 34-36.
[3]	The amounts in this column for 2013 reflect the above-market earnings on amounts held in nonqualified deferred compensation plans. Messrs. Shammo and Stratton are not eligible for pension benefits. For Messrs. McAdam, Mead and Milch, for 2013 there was a reduction in pension value of $233,803, $48,231 and $13,162, respectively, based on the applicable calculation formula. In accordance with SEC rules, because the aggregate change in the actuarial present value of the accumulated benefit under the defined benefit plans was a negative number for 2013, the amounts shown in this column for 2013 for Messrs. McAdam, Mead and Milch reflect above-market earnings only. Verizon’s defined benefit plans were frozen as of June 30, 2006, and Verizon stopped all future benefit accruals under these plans as of that date. All accruals under the Verizon Wireless pension plan were frozen as of December 31, 2006.

[4]	The following table provides the detail for 2013 compensation reported in the “All Other Compensation” column:

Name	Personal Use of Company Aircraft[a] ($)	Personal Use of Company Vehicle[b] ($)	Company Contributions to the Qualified Savings Plan ($)	Company Contributions to the Nonqualified Deferral Plan ($)	Company Contributions to the Life Insurance Benefit[c] ($)	Other[d] ($)	All Other Compensation Total ($)
Mr. McAdam	120,304	4,293	19,050	315,233	168,253	153,741	780,874
Mr. Mead	0	0	19,050	104,241	144,444	18,899	286,634
Mr. Shammo	14,462	0	14,712	92,637	31,665	10,000	163,476
Mr. Stratton	0	0	19,050	83,184	27,199	10,000	139,433
Mr. Milch	0	0	19,050	78,742	21,918	10,000	129,710

[a]	The aggregate incremental cost of the personal use of a Company aircraft is determined by multiplying the total 2013 personal flight hours by the incremental aircraft cost per hour. The incremental aircraft cost per hour is derived by adding the annual aircraft maintenance costs, fuel costs, aircraft trip expenses and crew trip expenses, and then dividing by the total annual flight hours.
[b]	The aggregate incremental cost of the personal use of a Company vehicle is determined by (i) calculating the incremental vehicle cost per mile by dividing the annual lease and fuel costs by the total annual miles; (ii) multiplying the total 2013 personal miles by the incremental vehicle cost per mile; and (iii) adding the incremental driver cost (the 2013 driver hours for personal use multiplied by the driver’s hourly rate).
[c]	Executive life insurance is available to executives on a voluntary basis. Executives who choose to participate in this program are excluded from the basic and supplemental life insurance programs that Verizon provides to management employees. The executive owns the insurance policy and is responsible for paying the premiums. However, Verizon pays each executive an amount, which is shown in this column, that is equal to a portion of the premium. Executives who choose not to participate in the executive life insurance plan do not receive that payment. For all named executive officers the executive life insurance policy provides a death benefit equal to two times the sum of the executive’s base salary plus his short-term incentive opportunity at 67% of target level if the executive dies before a designated date. For Messrs. McAdam, Mead, Shammo and Stratton, this date is the latest of the participant’s retirement date, the date on which the participant reaches age 60 or the fifth anniversary of plan participation. For Mr. Milch, this date is the earlier of five years post-retirement or the date on which he reaches age 65.
[d]	This column represents the total amount of other perquisites and personal benefits provided. These other benefits consist of: (i) for Mr. McAdam, non-recurring expenses for home security; (ii) for Mr. Mead, financial planning services and personal travel; and (iii) for Messrs. Shammo, Stratton and Milch, financial planning services. The Company provides each of the named executive officers who elect to participate in the financial planning program with a financial planning benefit equal to the Company’s payment for the services, up to $10,000. The aggregate incremental cost of personal travel for Mr. Mead is equal to the direct expense related to his spouse’s attendance at a business event at the request of the Company. These expenses include lodging, ground transportation, meals and other travel-related items.
[5]	As described in footnote 1, this amount includes the grant date fair value of the special equity award granted to Mr. McAdam in 2011 in connection with his appointment to CEO, with 70% of the award opportunity in the form of PSUs and 30% in the form of RSUs, which may become payable after the completion of the five-year performance cycle ending July 31, 2016, provided that Mr. McAdam remains continuously employed, subject to the terms of the award agreements. The number of PSUs that will vest at the end of the five-year performance cycle will be determined based on Verizon’s average annual ROE during the performance cycle, and to the extent the performance criteria is achieved, the final award will include dividend equivalents that accrue on the vested portion of the award. No PSUs will vest unless Verizon’s average annual ROE meets the minimum threshold of 10%. If Verizon’s average annual ROE meets the target percentage of 15%, 100% of the nominal number of the PSUs granted will vest. A maximum of two times the nominal number of PSUs granted will vest if Verizon’s average annual ROE is at least 20%. If Verizon’s average annual ROE during the five-year performance cycle is greater than 10% but less than 15%, or is greater than 15% but less than 20%, the Committee will determine the extent to which the PSUs will vest, provided that the vested percentage must be between 50% and 100% and between 100% and 200%, respectively. The award will be settled in shares of Verizon common stock, and Mr. McAdam will be required to hold any shares he receives for at least two years following the vesting date unless he dies or becomes disabled.

Plan-Based Awards

The following table provides information about the 2013 awards granted under the Short-Term Plan and the Long-Term Plan to each named executive officer.

Grants of Plan-Based Awards

Name (a)	Type of Award[1]	Grant Date (b)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards[2]			Estimated Future Payouts Under Equity Incentive Plan Awards[3]			All Other Stock Awards: Number of Shares of Stock or Units[4] (#) (i)	All Other Option Awards: Number of Securities Underlying Options (#) (j)	Exercise or Base Price of Option Awards ($/Sh) (k)	Grant Date Fair Value of Stock and Option Awards[5] ($) (l)
			Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
Mr. McAdam	STIP	—	1,875,000	3,750,000	5,625,000
	PSU	3/8/2013				37,532	117,286	234,572				5,625,037
	RSU	3/8/2013							78,191			3,750,040
Mr. Mead	STIP	—	495,000	990,000	1,485,000
	PSU	3/8/2013				18,916	59,112	118,224				2,835,012
	RSU	3/8/2013							39,408			1,890,008
Mr. Shammo	STIP	—	426,250	852,500	1,278,750
	PSU	3/8/2013				16,289	50,902	101,804				2,441,260
	RSU	3/8/2013							33,935			1,627,523
Mr. Stratton	STIP	—	398,750	797,500	1,196,250
	PSU	3/8/2013				15,238	47,618	95,236				2,283,759
	RSU	3/8/2013							31,746			1,522,538
Mr. Milch	STIP	—	368,500	737,000	1,105,500
	PSU	3/8/2013				13,411	41,910	83,820				2,010,004
	RSU	3/8/2013							27,940			1,340,002

[1]	These awards are described in the Compensation Discussion and Analysis on pages 34-39.
[2]	The actual amount awarded in 2013 was paid in February 2014 and is shown in column (g) of the Summary Compensation Table on page 43.
[3]	These columns reflect the potential payout range of PSU awards granted in 2013 to our named executive officers in accordance with the Company’s annual long-term incentive award program, as described on pages 37-39. At the conclusion of the three-year performance cycle, payouts can range from 0% to 200% of the target number of units awarded based on Verizon’s relative TSR position as compared with the Related Dow Peers and Verizon’s cumulative free cash flow over the three-year performance cycle as described in more detail on pages 37-39. PSUs and the applicable dividend equivalents are paid only and to the extent that the applicable performance criteria for the award are achieved at the end of the award cycle. When dividends are distributed to shareholders, dividend equivalents are credited on the PSU awards in an amount equal to the dollar amount of dividends on the total number of PSUs credited as of the dividend distribution date and divided by the fair market value of the Company’s common stock on that date.
[4]	This column reflects the RSU awards granted in 2013 to the named executive officers in accordance with the Company’s annual long-term incentive award program. When dividends are distributed to shareholders, dividend equivalents are credited on the RSU awards in an amount equal to the dollar amount of dividends on the total number of RSUs credited as of the dividend distribution date and divided by the fair market value of the Company’s common stock on that date.
[5]	This column reflects the grant date fair value of each equity award computed in accordance with FASB ASC Topic 718 based on the closing price of Verizon’s common stock on the grant date. For PSUs, the grant date fair value has been determined based on the vesting of 100% of the nominal PSUs awarded, which is the performance threshold the Company believes is the most likely to be achieved under the grants.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested[1] (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested[2] ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested[3] (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested[4] ($) (j)	Grant Date
Mr. McAdam	0	0	0	0	0	92,739	4,557,194	432,779	21,266,760	8/1/2011
						97,711	4,801,519	174,414	8,570,704	3/2/2012
						80,610	3,961,175	94,313	4,634,541	3/8/2013
Mr. Mead	0	0	0	0	0	46,902	2,304,764	83,719	4,113,952	3/2/2012
						40,627	1,996,411	47,534	2,335,821	3/8/2013
Mr. Shammo	0	0	0	0	0	41,038	2,016,607	73,254	3,599,702	3/2/2012
						34,985	1,719,163	40,932	2,011,398	3/8/2013
Mr. Stratton	0	0	0	0	0	39,573	1,944,617	70,638	3,471,151	3/2/2012
						32,728	1,608,254	38,291	1,881,620	3/8/2013
Mr. Milch	0	0	0	0	0	36,293	1,783,438	64,782	3,183,387	3/2/2012
						28,804	1,415,429	33,701	1,656,067	3/8/2013

[1]	The annual 2012 and 2013 RSU awards vest on December 31, 2014 and December 31, 2015, respectively. Mr. McAdam’s 2011 special RSU award vests on July 31, 2016. RSUs accrue quarterly dividends that are reinvested into the participant’s account as additional RSUs and will be included in the final RSU payment if the awards vest. This column includes dividend equivalent units that have accrued through December 31, 2013.
[2]	This column represents the value of the RSU awards listed in column (g) based on a share price of $49.14, the closing price of Verizon’s common stock on December 31, 2013.
[3]	The annual 2012 and 2013 PSU awards vest on December 31, 2014 and December 31, 2015, respectively. Mr. McAdam’s 2011 special PSU award vests on July 31, 2016. PSUs accrue quarterly dividends that are reinvested into the participant’s account as additional PSUs. PSUs and the applicable dividend equivalents are paid if and to the extent that the applicable PSU award vests. As required by SEC rules, the number of units in this column represents the 2012 PSU awards at a 119% vesting percentage, the 2013 PSU awards at a 78% vesting percentage, and Mr. McAdam’s 2011 special PSU Award at a 200% vesting percentage, in each case including accrued dividend equivalents through December 31, 2013 that will be paid to the executives if the awards vest at the indicated levels.
[4]	This column represents the value of the PSU awards listed in column (i) based on a share price of $49.14, the closing price of Verizon’s common stock on December 31, 2013.

Value Realized from Stock Options and Certain Stock-Based Awards

The following table reports the value realized from the vesting of the following stock-based awards for the named executive officers:

•	2011 PSUs that vested on December 31, 2013; and
•	2011 RSUs that vested on December 31, 2013.

The following table also reports the number of partnership value appreciation rights (“VARs”) Mr. McAdam exercised in 2013, which were granted to Mr. McAdam on March 31, 2004, by Verizon Wireless, his employer on that date. Mr. McAdam exercised his VARs in December 2013 in connection with the impending expiration date of the 10 year term of the award and the expiration of the VAR program on March 31, 2014.

In 2014, based on the Company’s relative TSR as compared with the Related Dow Peers, the Committee approved a vested percentage of 100% of the target number of PSU awards granted for the 2011-2013 performance cycle for all participants, including the named executive officers. The values of the 2011 PSU awards upon vesting for Mr. McAdam, Mr. Mead, Mr. Shammo, Mr. Stratton and Mr. Milch were $8,165,769, $3,552,093, $3,307,139, $2,799,689, and $2,916,366, respectively, and the value of the 2011 RSUs upon vesting for Mr. McAdam, Mr. Mead, Mr. Shammo, Mr. Stratton and Mr. Milch were $5,443,827, $2,368,062, $2,204,759, $1,866,497 and $1,944,244, respectively.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise[1] (#) (b)	Value Realized on Exercise[1] ($) (c)	Number of Shares Acquired on Vesting[2] (#) (d)	Value Realized on Vesting[2],[3] ($) (e)
Mr. McAdam	420,863	20,820,093	276,956	13,609,596
Mr. Mead	0	0	120,475	5,920,155
Mr. Shammo	0	0	112,167	5,511,898
Mr. Stratton	0	0	94,957	4,666,186
Mr. Milch	0	0	98,914	4,860,610

[1]	The option awards listed for Mr. McAdam represent VARs granted on March 31, 2004, by Verizon Wireless, his employer on that date. The value realized on exercise represents the difference between $63.36, the value of the corresponding Verizon Wireless partnership rights on the date the rights were exercised, and $13.89, the exercise price for such rights. The value of the Verizon Wireless partnership rights was determined by an independent third party valuation in November 2013, in accordance with the terms of the VARs and consistent with past practice.
[2]	The amounts include dividend equivalents that were credited on the PSU and RSU awards that vested on December 31, 2013 in accordance with the terms of the awards. The amounts in this column represent the number of shares acquired on vesting multiplied by $49.14, the closing price of Verizon’s common stock on December 31, 2013.
[3]	The amounts in this column include $2,960,078 for Mr. Mead and $466,619 for Mr. Stratton that were deferred under the Verizon Executive Deferral Plan in 2014 when the amounts would have otherwise been paid.

Pension Plans

Effective June 30, 2006, Verizon froze all future pension accruals under its management tax-qualified and nonqualified defined benefit pension plans. All accruals under the Verizon Wireless defined benefit retirement plan (tax-qualified and nonqualified) were frozen as of December 31, 2006. Each of the named executive officers other than Messrs. Shammo and Stratton is eligible for a frozen pension benefit.

Verizon Management Pension Plan and Verizon Excess Pension Plan.    The Verizon Management Pension Plan is a tax-qualified defined benefit pension plan and the Verizon Excess Pension Plan is a nonqualified defined benefit pension plan. Messrs. Mead and Milch are eligible for benefits under the Verizon Management Pension Plan and the Verizon Excess Pension Plan. Mr. McAdam is not eligible for benefits under either of these plans because he was employed by Verizon Wireless prior to January 1, 2007. Under the Verizon Management Pension Plan and the Verizon Excess Pension Plan, the normal retirement age is age 65 with at least 5 years of service and the early retirement age for unreduced benefits is age 55 with 15 or more years of service, and total age plus years of service equal to at least 75. Messrs. Mead and Milch are eligible for early retirement benefits under the Verizon Management Pension Plan and the Verizon Excess Pension Plan. For Messrs. Mead and Milch, their benefit under the Verizon Excess Pension Plan is based on the cash balance formula noted below, and each of them is vested in the benefit.

Until June 30, 2006, Mr. Milch earned pension benefits under a cash balance formula that provided for retirement pay credits equal to between four and seven percent (depending on age and service) of annual eligible pay for each year of service. Under the cash balance formula, a participant’s account balance is also credited with monthly interest based upon the prevailing market yields on certain U.S. Treasury obligations. Eligible pay under the Verizon Management Pension Plan consisted of the employee’s base salary and the short-term incentive award, up to the IRS qualified plan compensation limit. Pension benefits for all eligible pay in excess of the IRS limit were provided under the Verizon Excess Pension Plan based on the cash balance formula. At the time that the tax-qualified and nonqualified pension plans were frozen to future pension accruals on June 30, 2006, plan participants were provided with a one-time additional 18 months of benefits as a transition matter.

As a former employee of GTE Wireless Incorporated, Mr. Mead earned a pension benefit under the Verizon Management Pension Plan based on the better of two highest average pay formulas. The first formula was based on 1.35% of his average annual eligible pay for the five highest consecutive eligible years of service. The second formula was based on eligible pay for the five highest consecutive eligible years of service and was integrated with social security, with a 1.15% accrual for eligible pay under the social security integration level and a 1.45% accrual above the social security integration level. Both of these formulas were discontinued on May 31, 2004 for former GTE Wireless Incorporated employees employed by Verizon Wireless, and Mr. Mead ceased to accrue a pension under those formulas on May 31, 2004. Effective October 23, 2005, Mr. Mead transferred from Verizon Wireless to Verizon, and he started to again earn a pension under the better of (i) the 1.35% highest average pay formula or (ii) the cash balance formula. Mr. Mead’s service with Verizon Wireless from June 1, 2004 through October 22, 2005 was excluded from any pension calculation. As noted above, accruals under the 1.35% highest average pay formula and cash balance formula were frozen effective June 30, 2006.

At the time of Mr. Mead’s transfer from Verizon Wireless to Verizon effective October 23, 2005, the value of his nonqualified benefit was determined as a lump sum, and a nonqualified cash balance account was created under the Verizon Excess Pension Plan using this value as the opening balance as of November 1, 2005. Mr. Mead earned retirement pay credits equal to 7% (based on age and eligible service) of annual eligible pay in excess of the pay cap for each year of service after October 23, 2005, including monthly interest credits. As noted above, accruals under the nonqualified cash balance formula were frozen effective June 30, 2006.

Verizon Wireless Retirement Plan.    In 2001, Verizon Wireless consolidated the pension plans of several predecessor companies under the Verizon Wireless Retirement Plan. Mr. McAdam is entitled to both a tax-qualified and a nonqualified pension benefit under this plan. Mr. McAdam’s tax-qualified pension benefit was determined under two formulas: (i) for the period from January 1, 2001 until May 31, 2004, a cash balance formula that provided pay credits equal to two percent of annual eligible pay up to the IRS compensation limit (under the cash balance formula, a participant’s account balance is also credited on an ongoing basis with interest credits based upon the 30-year Treasury bond); and (ii) a final average pay formula based on 24 years of service multiplied by 1.45% of Mr. McAdam’s average annual eligible pay for the five final consecutive years for each year of service through the end of 2006. The normal retirement age under the Verizon Wireless Retirement Plan is 65. The early retirement age (for unreduced benefits) under the plan is 55. Mr. McAdam is eligible for unreduced early retirement benefits under the plan. Mr. McAdam’s nonqualified plan benefit was determined using the 1.45% final average pay formula and was calculated based on 10 years of service and only included his eligible pay in excess of the IRS compensation limit through the end of 2006, at which time no further adjustments to eligible pay were recognized under the plan. For Mr. McAdam, eligible pay consisted of base salary and the short-term incentive award. No participant under the plan was eligible for cash balance credits under the nonqualified portion of the plan.

The following table illustrates the actuarial present value as of December 31, 2013 of pension benefits accumulated by the named executive officers, other than Messrs. Shammo and Stratton who are not eligible for pension benefits.

Pension Benefits

Name (a)	Plan Name (b)	Number of Years Credited Service (#) (c)	Present Value of Accumulated Benefit[1] ($) (d)	Payments During Last Fiscal Year ($) (e)
Mr. McAdam	Verizon Wireless Retirement Plan - Qualified	30	1,082,237	0
	Verizon Wireless Retirement Plan - Nonqualified	10[2]	1,630,091	0
Mr. Mead	Verizon Management Pension Plan	35	1,260,100	0
	Verizon Excess Pension Plan	8[2]	3,427,986	0
Mr. Milch	Verizon Management Pension Plan	20	167,319	0
	Verizon Excess Pension Plan	9[2]	102,526	0

[1]

The values are based on the assumptions for the actuarial determination of pension benefits as required by the relevant accounting standards as described in note 11 to the Company’s consolidated financial statements for the year ended December 31, 2013, as included in the Company’s 2013 Annual Report to Shareowners. However, in accordance with the requirements for this table, the values are calculated using the executive’s retirement at the earliest age at which he can retire without having the retirement benefit reduced under the plan. For Mr. McAdam, the assumptions are generally the same as described above.
[2]	The years of credited service for each of Messrs. McAdam, Mead and Milch with respect to the applicable plan is less than the named executive officer’s number of actual years of service with the Company. For Mr. McAdam, the 10 years of credited service represents the period over which he earned a benefit in the nonqualified portion of the Verizon Wireless Pension Plan. For Mr. Mead and Mr. Milch, the 8 and 9 years of credited service represent the periods over which they earned a benefit in the Verizon Excess Pension Plan, respectively.

Defined Contribution Savings Plans

The named executive officers are participants in the Company’s tax-qualified defined contribution savings plan, the Verizon Management Savings Plan, which is referred to as the Savings Plan, and its nonqualified defined contribution savings plan, the Verizon Executive Deferral Plan, which is referred to as the Deferral Plan. The named executive officers participate in these plans on the same terms as other participants in these plans.

Under the terms of the Savings Plan, participants are eligible to defer up to 16% of their eligible pay into the Savings Plan up to the IRS qualified plan compensation limit. Verizon provides a matching contribution equal to 100% of the first 6% of eligible pay that any participant contributes to the Savings Plan. Under the Deferral Plan, a participant may defer up to 100% of base salary in excess of the IRS qualified plan compensation limit, short-term incentive compensation and long-term incentive compensation. Verizon provides a matching contribution equal to 100% of the first 6% of base salary and short-term incentive compensation that a participant contributes to the Deferral Plan. Deferrals of long-term incentive compensation, such as PSUs and RSUs, are not eligible for Company matching contributions. Participants in the Savings Plan and the Deferral Plan are eligible for an additional discretionary profit-sharing contribution of up to 3% of eligible pay, in the case of the Savings Plan, and eligible deferrals, in the case of the Deferral Plan. In determining whether to make a profit-sharing contribution, the Committee uses the same criteria it uses to determine the short-term incentive award paid to employees at the corporate level. For 2013, the discretionary contribution was 3.0%.

Messrs. McAdam, Mead, Shammo and Stratton were participants in the Verizon Wireless Executive Deferral Plan while they were employed at Verizon Wireless. Under the Verizon Wireless Executive Deferral Plan, a participant may defer up to 100% of base salary in excess of the IRS qualified plan compensation limit and short-term incentive compensation. Verizon Wireless provides a matching contribution equal to 100% of the first 6% of base salary and short-term incentive compensation that a participant contributes to the plan. Participants are eligible for an additional discretionary profit-sharing contribution to the Verizon Wireless Executive Deferral Plan of up to 3% of eligible pay and eligible deferrals. In determining whether to make a profit-sharing contribution, the Verizon Wireless Human Resources Committee uses the same criteria used to determine the short-term incentive award paid to employees at the corporate level.

Participants in the Deferral Plan and the Verizon Wireless Executive Deferral Plan may elect to invest their deferrals in a hypothetical cash account that earns a return rate equal to the long-term, high-grade corporate bond yield average as published by Moody’s Investor Services or in the other hypothetical investment options available to all plan participants under the Savings Plan. Participants in the Deferral Plan and the Verizon Wireless Executive Deferral Plan may generally elect to receive their benefits in a lump sum or installments, commencing on a separation from service or specific date elected by the participant.

Messrs. Mead and Milch also have account balances under the Income Deferral Plan (referred to as the IDP). The IDP is a nonqualified deferred compensation plan that was the predecessor to the Deferral Plan. The IDP was amended to freeze the accrual of benefits under the plan as of the close of business on December 31, 2004. Participants in the IDP no longer accrue any additional benefits other than market-based investment earnings or losses on their individual accounts. No new deferrals were permitted after 2004. Participants retain the ability to invest their frozen accounts in the investment options available under the plan. Participants in the IDP do not receive matching contribution credits or retirement credits under the plan.

Messrs. McAdam, Mead, Shammo and Stratton also have account balances under the Verizon Wireless Executive Savings Plan (referred to as the ESP). The ESP is a nonqualified deferred compensation plan that was the predecessor to the Verizon Wireless Executive Deferral Plan. The ESP was amended to freeze the accrual of benefits under the plan as of the close of business on December 31, 2004. Participants in the ESP no longer accrue any additional benefits other than market-based investment earnings or losses on their individual accounts. No new deferrals were permitted after 2004. Participants retain the ability to invest their frozen accounts in the investment options available under the ESP. Participants in the ESP do not receive matching contribution credits or retirement credits under the plan.

The following table shows the 2013 account activity for each named executive officer and includes each executive’s contributions, Company matching contributions, earnings, withdrawals and distributions and the aggregate balance of his total deferral account as of December 31, 2013.

Nonqualified Deferred Compensation

Name (a)		Executive Contributions in Last FY1 ($) (b)	Registrant Contributions in Last FY2 ($) (c)	Aggregate Earnings in Last FY3 ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE[4] ($) (f)
Mr. McAdam	Verizon Executive Deferral Plan	262,546	315,233	511,477	0	5,416,347
	Verizon Wireless Executive Deferral Plan	0	0	20,004	0	457,760
	Verizon Wireless Executive Savings Plan	0	0	95,122	0	2,176,724
Mr. Mead	Verizon Executive Deferral Plan	4,111,189	104,241	1,066,373	0	16,466,004
	Verizon Income Deferral Plan	0	0	12,648	0	289,423
	Verizon Wireless Executive Deferral Plan	0	0	82,594	0	1,890,019
	Verizon Wireless Executive Savings Plan	0	0	84,436	0	1,506,474
Mr. Shammo	Verizon Executive Deferral Plan	71,915	92,637	501,553	0	3,511,396
	Verizon Wireless Executive Deferral Plan	0	0	6,085	0	139,253
	Verizon Wireless Executive Savings Plan	0	0	151,171	0	1,332,465
Mr. Stratton	Verizon Executive Deferral Plan	395,023	83,184	491,071	0	3,674,118
	Verizon Wireless Executive Deferral Plan	0	0	232,975	0	2,250,558
	Verizon Wireless Executive Savings Plan	0	0	394,201	0	3,601,454
Mr. Milch	Verizon Executive Deferral Plan	833,250	78,742	476,497	0	4,514,169
	Verizon Income Deferral Plan	0	0	416,420	0	5,314,501

[1]	Of the amounts listed in this column, the following amounts are also included in the Summary Compensation Table in columns (c) and (j): for Mr. McAdam, $73,546; for Mr. Mead, $156,442; for Mr. Shammo, $30,335; for Mr. Stratton, $161,135; and for Mr. Milch, $24,669.
[2]	The amounts listed in this column are also included in columns (i) and (j) of the Summary Compensation Table.
[3]	Of the amounts listed in this column, the following amounts are also included in the Summary Compensation Table in columns (h) and (j): for Mr. McAdam, $64,886; for Mr. Mead, $199,644; for Mr. Shammo, $10,475; for Mr. Stratton, $37,128; and for Mr. Milch, $73,527.
[4]	The aggregate amounts shown in columns (e) and (f) include the following amounts that were reported as compensation to the named executive officer in the Summary Compensation Table in previous proxy statements of the registrant:

•	For Mr. McAdam, a total of $2,655,543 was reported (2008 to 2013);
•	For Mr. Mead, a total of $1,437,873 was reported (2011 to 2013);
•	For Mr. Shammo, a total of $479,446 was reported (2011 to 2013);
•	For Mr. Stratton, a total of $469,484 was reported (2013); and
•	For Mr. Milch, a total of $329,291 was reported (2012 to 2013).

Potential Payments upon Termination or Change in Control

The following summaries and tables describe and quantify the potential payments and benefits that would be provided to each of our named executive officers if a termination of employment or change in control of Verizon had occurred at the end of 2013 under Verizon’s compensation plans and agreements.

Payments Made upon Termination

Regardless of the manner in which a named executive officer’s employment terminates, the executive is entitled to receive amounts earned during the term of employment. This includes amounts accrued and vested under our pension plans and nonqualified deferred compensation plans, which are reported in the “Pension Benefits” and “Nonqualified Deferred Compensation” tables above. Those benefits are not included in the summaries and tables below.

In addition, amounts earned under our 2013 Short-Term Plan awards and amounts earned under our 2011 Long-Term Plan awards are not included in the summaries or tables below. Amounts earned under our 2013 Short-Term Plan awards are discussed in the Compensation Discussion and Analysis on pages 34-36 and are reported in the Summary Compensation Table on page 43. Amounts earned under our 2011 Long-Term Plan awards are discussed in the Compensation Discussion and Analysis on pages 37-39 and are reported in the Option Exercises and Stock Vested table on page 47. If a named executive officer’s employment had terminated on December 31, 2013 for any reason other than for cause, the full amount of the 2013 Short-Term Plan award and the full amount of the 2011 Long-Term Plan awards in each case to the extent earned, would have been payable. These amounts would be determined and payable at the same time as awards are determined and paid to participating employees generally under those plans. In the event of a termination for cause, no amount would have been payable under these awards.

Potential Payments upon Qualifying Separation or Involuntary Termination Without Cause

Mr. McAdam. As Chairman and CEO, Mr. McAdam is not eligible to participate in the Senior Manager Severance Plan described below. Mr. McAdam is also not a party to an employment agreement with Verizon or any other agreement that would provide him with cash severance benefits in the event his employment is involuntarily terminated by Verizon without cause.

Senior Manager Severance Plan.  Verizon provides severance benefits to certain employees, including all of the named executive officers other than the Chairman and CEO, under its Senior Manager Severance Plan. Under the plan, a named executive officer is eligible to receive severance benefits if he experiences a “qualifying separation” from Verizon, which is generally defined as an involuntary termination by Verizon without cause, a voluntary termination by the executive solely due to the executive’s refusal to accept a qualifying reclassification or relocation (as those terms are defined in the plan) or a determination by the independent members of the Board that the named executive officer has incurred a qualifying separation. A severance benefit, if triggered, is payable to an executive only if the executive executes a release of claims against Verizon in the form satisfactory to Verizon and agrees not to compete or interfere with any Verizon business for a period of one year after termination from employment and always to protect Verizon’s trade secrets and proprietary information.

If a named executive officer incurs a qualifying separation under the plan, he is eligible to receive the following benefits: (i) a lump-sum cash separation payment equal to two times the sum of his base salary and target short-term incentive opportunity; and (ii) continued medical, dental and vision coverage for two years.

In addition, if the executive’s qualifying separation occurs prior to the last day of the year, the executive will receive a prorated Short-Term Plan award for the year in which the termination occurs, determined based on the actual level of achievement of the performance criteria under the Short-Term Plan for the applicable year and payable at the time that awards are payable to participating employees generally under the plan. To the extent that an executive also becomes eligible for severance benefits under any outstanding agreement, plan or any other arrangement, the executive’s cash severance payment under the Senior Manager Severance Plan will be reduced on a dollar-for-dollar basis by the amount or single-sum value of the severance benefits payable to the executive under such other agreement, plan or arrangement.

Other Benefits.  Upon an involuntary termination of employment without cause, a named executive officer would also be eligible to receive financial planning and outplacement services for one year following termination on the same basis as provided to other senior executives. However, executives will only be entitled to receive financial planning services if they participate in the program in the year in which their employment terminates. Mr. McAdam did not participate in the financial planning program in 2013 and, as a result, would not have been entitled to receive financial planning services if his employment had terminated on the last business day of 2013. In addition, under the terms of the executive life insurance plan, each named executive officer who is retirement eligible upon termination and who continues to pay the annual premiums on the life insurance policy owned by the executive would be eligible to receive an annual payment from Verizon to pay a portion of the annual premium until (i) in the case of Messrs. McAdam, Mead, Shammo and Stratton, the latest of the executive’s attainment of age 60, the completion of 5 years of plan participation or qualifying retirement; or (ii) in the case of Mr. Milch, the later of the executive’s attainment of age 65 or 15 years of plan participation. Retirement eligibility is generally defined as having attained 75 points (age plus years of service) with at least 15 years of service. As of December 31, 2013, Mr. Mead had attained plan maturity and would not have been entitled to receive any additional payments from Verizon with respect to this benefit if his employment had terminated on the last business day of 2013.

Estimated Payments.  The following table shows Verizon’s estimate of the amount of benefits the named executive officers would have been entitled to receive had their employment been involuntarily terminated without cause or terminated for good reason on the last business day of 2013 and had incurred a qualifying separation under the Senior Manager Severance Plan.

Name	Cash Separation Payment ($)	Continued Health Benefits[1] ($)	Outplacement Services ($)	Financial Planning[2] ($)	Executive Life Insurance Benefit[3] ($)
Mr. McAdam	0	0	0	0	163,157
Mr. Mead	3,780,000	24,700	14,500	10,000	0
Mr. Shammo	3,255,000	37,057	14,500	10,000	182,534
Mr. Stratton	3,045,000	37,057	14,500	10,000	181,859
Mr. Milch	2,814,000	37,057	14,500	10,000	134,853

[1]	The amounts reflect Verizon’s estimated cost of providing medical, dental and vision coverage for two years.
[2]	Mr. McAdam did not participate in the financial planning program in 2013 and, as a result, would not have been entitled to receive financial planning services if his employment had terminated on the last business day of 2013.
[3]	If Mr. Mead had retired on December 31, 2013, he would not have been entitled to receive additional company contributions because he had reached plan maturity as of that date.

Potential Payments upon Death, Disability or Retirement

Under the terms of the executive life insurance plan, in the event of disability or a qualifying retirement, a named executive officer who continues to pay the annual premiums on the life insurance policy owned by the executive would be eligible to receive an annual payment from Verizon to pay a portion of the annual premium until: (i) in the case of Messrs. McAdam, Mead, Shammo and Stratton, the latest of the executive’s attainment of age 60, the completion of 5 years of plan participation or qualifying retirement, or (ii) in the case of Mr. Milch, the later of the executive’s attainment of age 65 or 15 years of plan participation. If the named executive officer dies, his beneficiary would be entitled to receive the proceeds of the life insurance policy owned by the executive, payable by the third-party issuer of the policy. As of December 31, 2013, Mr. Mead had attained plan maturity and was no longer eligible to receive any additional payments from Verizon with respect to this benefit if his employment had terminated on the last business day of 2013.

Under the Short-Term Plan, if the named executive officer’s employment terminates due to death, disability or a qualifying retirement prior to the last day of the year, the executive would be eligible for a prorated Short-Term Plan award for the year in which the termination date occurred, determined based on the actual level of achievement of the performance criteria under the Short-Term Plan for the applicable year and payable at the time that awards are generally payable to participating employees under the plan. As described above, if the executive’s employment terminates on the last day of the year for any reason other than for cause, the full amount of the Short-Term Plan award, determined based on the actual level of achievement of the performance criteria under the Short-Term Plan for the applicable year, would have been payable.

In addition, upon death, disability or a qualifying retirement, each named executive officer would also be eligible to receive financial planning services for one year following termination on the same basis as provided to other senior executives, provided that they participated in the program in the year in which their employment terminates. Upon disability, the named executive officers would also be eligible for disability benefits under the tax-qualified and nonqualified disability plans.

Estimated Payments.  The following table shows Verizon’s estimate of the amount of benefits the named executive officers would have been entitled to receive had their employment terminated due to death, disability or qualifying retirement on the last business day of 2013.

Name	Executive Life Insurance Benefit[1] ($)	Disability Benefit[2] ($)	Financial Planning[3] ($)
Mr. McAdam
Death	8,026,000	0	0
Disability	163,157	1,333,661	0
Retirement	163,157	0	0
Mr. Mead
Death	1,800,000	0	10,000
Disability	0	1,228,443	10,000
Retirement	0	0	10,000
Mr. Shammo
Death	2,694,000	0	10,000
Disability	182,534	420,677	10,000
Retirement	182,534	0	10,000
Mr. Stratton
Death	2,520,000	0	10,000
Disability	181,859	423,793	10,000
Retirement[4]	0	0	0
Mr. Milch
Death	2,328,000	0	10,000
Disability	134,853	1,768,505	10,000
Retirement	134,853	0	10,000

[1]	In the event of death, the amount represents the proceeds from the life insurance policy owned by the named executive officer, payable from the third-party issuer of the policy. In the event of disability or retirement, the amount, if any, represents the total amount of annual payments to the named executive officer to pay a portion of the annual premium of the life insurance policy owned by him, provided that the named executive officer continues to pay the annual premiums pursuant to the terms of the executive life insurance program. If Mr. Mead had retired on December 31, 2013, he would not have been entitled to receive additional company contributions because he had reached plan maturity as of that date.
[2]	Assumes that each named executive officer would be immediately eligible for long-term disability benefits from Verizon’s qualified and nonqualified disability benefit plans. Messrs. Shammo and Stratton do not participate in the nonqualified portion of the disability benefit. The assumptions used to calculate the value of the disability benefits include a discount rate of 5.0% and mortality and recovery based on the 1987 National Association of Insurance Commissioners Group Disability Table. These rates represent the probability of death or recovery between the date of disability and the payment end date. The qualified portion of the disability benefit for Messrs. McAdam, Mead, Shammo, Stratton and Milch is estimated at $445,974, $410,789, $420,677, $423,793 and $591,385, respectively, and the nonqualified portion of the disability benefit for Messrs. McAdam, Mead and Milch is estimated at $887,687, $817,654, and $1,177,120, respectively. In order to receive the nonqualified portion of the disability benefit, the executive must pay the premium associated with the qualified portion of the benefit.
[3]	Mr. McAdam did not participate in the financial planning program in 2013 and, as a result, would not have been entitled to receive financial planning services if his employment had terminated on the last business day of 2013.
[4]	Mr. Stratton would not have been entitled to receive executive life insurance benefits or financial planning benefits because he had not fulfilled the eligibility requirements for retirement under the terms of those programs on the last business day of 2013.

Potential Payments upon Change in Control

Verizon does not maintain any plans or arrangements that provide for any named executive officer to receive cash severance or any other cash payments in connection with a change in control of Verizon. If the named executive officer’s employment terminates in connection with or following a change in control, he would be eligible for the same benefits, if any, that would become payable to the executive upon his termination under the circumstances as described above. Under the Short-Term Plan, if a change in control occurs, all outstanding awards will vest and become payable on the regularly scheduled payment date.

Equity Awards

As is the case for all participants under the terms of the Long-Term Plan and the applicable award agreements, upon an involuntary termination of employment without cause, death, disability or qualifying retirement, each named executive officer’s then unvested RSUs will vest and be paid on the regularly scheduled payment date after the end of the applicable award cycle and each named executive officer’s then unvested PSUs will vest and be paid on the regularly scheduled payment date after the end of the applicable award cycle, but only if and to the extent that the applicable performance criteria for the award are achieved at the end of the applicable award cycle. However, Mr. McAdam’s special PSU and RSU awards granted in 2011 will be forfeited if Mr. McAdam retires prior to July 31, 2016. Under the Long-Term Plan, a qualifying retirement generally means to retire after having attained at least 15 years of vesting service (as defined under the applicable Verizon tax-qualified savings plan) and a combination of age and years of vesting service that equals or exceeds 75 points. As of December 31, 2013, Messrs. McAdam, Mead, Shammo and Milch were retirement-eligible under the Long-Term Plan.

In addition, under the terms of the Long-Term Plan and the applicable award agreements, if, in the 12 months following a change in control of Verizon, a participant’s employment is involuntarily terminated without cause, all then-unvested RSUs will vest and be paid on the regularly scheduled payment date after the end of the applicable award cycle and all then-unvested PSUs will vest at target level performance and be paid on the regularly scheduled payment date after the end of the applicable award cycle.

Under the Long-Term Plan, a change in control of Verizon is generally defined as the occurrence of any of the following:

•	Any person becomes a beneficial owner of shares representing twenty percent or more of Verizon’s outstanding voting stock;
•	Verizon consummates a merger, consolidation, reorganization or any other business combination; or
•	The Board adopts resolutions authorizing the liquidation or dissolution, or sale of all or substantially all of the assets, of Verizon.

However, a change in control will not occur if:

•	The amount of Verizon voting stock outstanding immediately before the transaction represents at least forty-five percent of the combined voting power of the corporation that survives the transaction;
•	Verizon Directors constitute at least one-half of the board of directors of the surviving corporation;
•	Verizon’s CEO is the CEO of the surviving corporation; and
•	The headquarters of the surviving corporation is located in New York, New York.

Estimated Payments.    The following table shows the estimated value of the payouts that the named executive officers could have received in respect of their outstanding unvested equity awards if any of the following events occurred on the last business day of 2013: (i) a change in control of Verizon without a termination of employment; (ii) a change in control of Verizon and an involuntary termination of employment without cause; and (iii) a termination of employment as a result of an involuntary termination without cause, qualifying retirement, or death or disability. The amounts represent the estimated value of the RSU and PSU awards granted in 2012 and 2013, and in addition for Mr. McAdam, his special 2011 PSU and RSU awards, that would have been payable pursuant to the terms of the award agreements, calculated using the total number of units (including accrued dividends) on the last business day of 2013 and $49.14, Verizon’s closing stock price on that date, and for the PSUs, assuming the award would vest at target performance levels. The actual amount payable under these awards can be determined only at the time the awards would be paid.

Name	Change In Control Without Termination ($)	Change In Control And Termination Without Cause ($)	Termination Without Cause ($)	Retirement[1] ($)	Death or Disability ($)
Mr. McAdam	0	37,097,309	37,097,309	21,906,710	37,097,309
Mr. Mead	0	10,752,913	10,752,913	10,752,913	10,752,913
Mr. Shammo	0	9,339,450	9,339,450	9,339,450	9,339,450
Mr. Stratton	0	8,882,153	8,882,153	0	8,882,153
Mr. Milch	0	7,997,191	7,997,191	7,997,191	7,997,191

[1]	Mr. Stratton would not have been entitled to receive any amount in respect of his outstanding unvested equity awards upon retirement because he had not met the eligibility requirements for retirement under the terms of the Long-Term Plan on the last business day of 2013.

Non-Employee Director Compensation

In 2013, each non-employee Director of Verizon received an annual cash retainer of $100,000. Any Director who served on the Board for less than the full year received an amount pro-rated to reflect the portion of the year he or she served. The Corporate Governance and Policy and Finance Committee Chairpersons received an additional annual cash retainer of $15,000, the Audit and Human Resources Committee Chairpersons received an additional annual cash retainer of $25,000, and the Lead Director received an additional annual cash retainer of $10,000. Each Director also received an annual grant of Verizon share equivalents valued at $150,000 on the grant date. No meeting fees were paid if a Director attended a Board or Committee meeting on the day before or the day of a regularly scheduled Board meeting. Each Director who attended such a meeting held on any other date received a meeting fee of $2,000.

In addition, in 2013, the Board established a committee composed of Mr. Price (Chairperson), Ms. Keeth and Ms. Tesija to assist the Board in responding to a shareholder demand. The Chairperson received a cash retainer of $5,000, and each Committee member received a meeting fee of $2,000 for each of the three meetings held by the Committee during 2013.

A new Director who joins the Board receives a one-time grant of 3,000 Verizon share equivalents valued at the closing price on the date that the Director joins the Board.

All share equivalents are automatically credited to the Director’s deferred compensation account under the Verizon Executive Deferral Plan and invested in a hypothetical Verizon stock fund. Amounts in the deferred compensation account are paid in a lump sum in the year following the year that the Director leaves the Board.

Under the Verizon Executive Deferral Plan, Directors may defer all or part of their annual cash retainer and meeting fees. A Director may elect to invest these amounts in a hypothetical cash account that earns a return rate equal to the long-term, high-grade corporate bond yield average as published by Moody’s Investor Services or in the other hypothetical investment options available to participants in Verizon’s Management Savings Plan.

Directors who served as directors of NYNEX Corporation participate in a charitable giving program. Under this program, when a participant retires from the Board or attains age 65 (whichever occurs later) or dies, one or more charitable contributions in the aggregate amount of $1,000,000 are made, payable in ten annual installments. Directors who served as directors of GTE Corporation participate in a similar program for which the aggregate contribution is $1,000,000, payable in five annual installments commencing upon the Director’s death. The GTE and NYNEX programs are financed through the purchase of insurance on the life of each participant. The charitable giving programs are closed to future participants. In 2013, the aggregate cost of maintaining and administering the legacy charitable giving programs for all participants was $62,185.

The Directors are eligible to participate in the Verizon Foundation Matching Gifts Program. Under this program, which is open to all Verizon employees, the Foundation matches up to $5,000 per year of charitable contributions to accredited colleges and universities, $1,000 per year of charitable contributions to any non-profit with 501(c)(3) status, and $1,000 per year of charitable donations to designated disaster relief campaigns.

Director Compensation

Name (a)	Fees Earned or Paid in Cash[1] ($) (b)	Stock Awards[2] ($) (c)	Option Awards ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings[3] ($) (f)	All Other Compensation[4] ($) (g)	Total ($) (h)
Shellye L. Archambeau	8,333	160,280	0	0	0	0	168,613
Richard L. Carrión*	122,500	150,000	0	0	4,217	0	276,717
Melanie L. Healey	124,000	150,000	0	0	0	5,750	279,750
M. Frances Keeth	134,000	150,000	0	0	0	0	284,000
Robert W. Lane	128,000	150,000	0	0	4,462	0	282,462
Sandra O. Moose*	153,000	150,000	0	0	7,776	5,000	315,776
Joseph Neubauer*	149,000	150,000	0	0	0	0	299,000
Donald T. Nicolaisen*	153,000	150,000	0	0	0	0	303,000
Clarence Otis, Jr.	128,000	150,000	0	0	10,692	0	288,692
Hugh B. Price*	135,000	150,000	0	0	1,471	5,000	291,471
Rodney E. Slater	122,000	150,000	0	0	0	0	272,000
Kathryn A. Tesija	132,000	150,000	0	0	832	0	282,832
Gregory D. Wasson	109,333	265,160	0	0	0	6,000	380,493

*	Denotes a Chairperson of a standing or special committee during 2013.
[1]	This column includes all fees earned or paid in 2013, whether the fee was paid in 2013 or deferred.
[2]	For each Director this column reflects the grant date fair value of the Director’s 2013 annual stock award computed in accordance with FASB ASC Topic 718. For Ms. Archambeau, this column reflects the grant date fair value of her annual share equivalents award valued at $12,500, which was prorated to reflect the portion of the year that she served on the Board, and includes the one-time grant of 3,000 Verizon share equivalents with the grant date fair value of $147,780 that she received upon her appointment to the Board effective December 1, 2013, in each case based on the closing price of Verizon’s common stock on the grant date. For Mr. Wasson, this column reflects the grant date fair value of his annual share equivalents award valued at $125,000, which was prorated to reflect the portion of the year that he served on the Board, and includes the one-time grant of 3,000 Verizon share equivalents with the grant date fair value of $140,160 that he received upon his appointment to the Board effective March 1, 2013, in each case based on the closing price of Verizon’s common stock on the grant date. The following reflects the aggregate number of share equivalent awards and the aggregate number of option awards outstanding as of December 31, 2013 for each person who served as a non-employee Director during 2013: Shellye Archambeau, 3,254 and 0; Richard Carrión, 90,366 and 0; Melanie Healey, 11,007 and 0; M. Frances Keeth, 38,399 and 0; Robert Lane, 48,982 and 0; Sandra Moose, 80,085 and 0; Joseph Neubauer, 99,201 and 7,798; Donald Nicolaisen, 45,615 and 0; Clarence Otis, Jr., 44,994 and 0; Hugh Price, 70,160 and 0; Rodney Slater, 20,131 and 0; Kathryn Tesija, 6,646 and 0; and Gregory Wasson, 5,851 and 0.
[3]	This column reflects above-market earnings on nonqualified deferred compensation plans. Non-employee Directors do not participate in any defined benefit pension plan.
[4]	This column reflects matching contributions made on the Directors’ behalf under the Verizon Foundation Matching Gift Program.

Security Ownership of Certain Beneficial Owners and Management

Principal Shareholders

On March 3, 2014, there were approximately 4.14 billion shares of Verizon common stock outstanding and each share is entitled to one vote. The following table sets forth information about persons we know to beneficially own more than five percent of the shares of Verizon common stock, based on our records and information reported in filings with the SEC. To the extent that information in the table is based on information contained in an SEC filing, it is accurate only as of the date referenced in the filing. On February 21, 2014 in connection with the Verizon Wireless transaction, we issued approximately 1.27 billion shares, thereby increasing our outstanding common stock by approximately 45%. As a result, it is possible that shareholders’ percentage interest in our outstanding common stock has changed significantly since that date.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
BlackRock Inc. 40 East 52nd Street New York, New York 10022	169,544,335	5.9%

*	This information is based on a Schedule 13G filed with the SEC on February 10, 2014 by BlackRock Inc., setting forth information as of December 31, 2013. The Schedule 13G states that BlackRock Inc. has sole voting power with respect to 137,363,936 shares and shared voting power with respect to 17,014 shares and sole dispositive power with respect to the 169,527,321 shares and shared dispositive power with respect to 17,014 shares.

Directors and Executive Officers

In the following table, you can find information showing the number of shares of Verizon common stock beneficially owned by each of the named executive officers, each Director and all executive officers and Directors as a group as of January 31, 2014. This information includes shares held in Verizon’s employee savings plans and shares that may be acquired within 60 days pursuant to the exercise of stock options and/or the conversion of certain stock units under deferred compensation plans. The aggregate number of shares owned by executive officers and Directors represents less than one percent of the total number of outstanding shares of Verizon common stock. Unless we have indicated otherwise, each individual and/or his or her family member(s) has or have sole or shared voting and/or investment power with respect to the securities. Executive officers and Directors also have interests in other stock-based units under Verizon deferred compensation plans and stock-based long-term incentive awards. We have included these interests in the “Total Stock-based Holdings” column in the table below to show the total economic interest that the executive officers and Directors have in Verizon common stock.

Name	Stock[1]	Total Stock- based Holdings[2]
Named Executive Officers:
Lowell McAdam*	322,191	1,298,685
Daniel Mead	46,164	434,492
Francis Shammo	73,686	410,817
John Stratton	53,197	378,090
Randal Milch	76,131	345,210

Directors:
Shellye Archambeau	—	3,254
Richard Carrión	4,451	91,626
Melanie Healey	—	11,007
M. Frances Keeth	—	38,399
Robert Lane	—	48,982
Sandra Moose	—	80,085
Joseph Neubauer	24,859	145,348
Donald Nicolaisen	—	45,615
Clarence Otis, Jr.	3,000	47,994
Hugh Price	2,559	70,218
Rodney Slater	—	20,131
Kathryn Tesija	—	6,646
Gregory Wasson	—	5,851
All of the above and other executive officers as a group[3]	811,605	4,734,567

*	Mr. McAdam also serves as a Director.
[1]	In addition to direct and indirect holdings, the “Stock” column includes shares that may be acquired within 60 days pursuant to the conversion of RSUs granted in 2011 as follows: 109,531 shares for Mr. McAdam; 23,823 shares for Mr. Mead; 44,360 shares for Mr. Shammo; 33,779 shares for Mr. Stratton; and 39,119 shares for Mr. Milch. The “Stock” column also includes shares that may be acquired within 60 days pursuant to the conversion of certain stock units under deferred compensation plans as follows: 12,771 shares for Mr. Milch; 3,191 shares for Mr. Carrión; and 2,501 shares for Mr. Price. Prior to conversion, the shares underlying the RSUs and deferred compensation units may not be voted or transferred. No shares are pledged as security.

[2]	The “Total Stock-based Holdings” column includes, in addition to shares listed in the “Stock” column, stock-based units under deferred compensation plans and stock-based long-term incentive awards, which may not be voted or transferred.

Section 16(a) Beneficial Ownership Reporting Compliance

SEC rules require that we disclose any late filings of stock transaction reports by our executive officers and Directors. Based solely on a review of the reports that we filed on behalf of these individuals or that were otherwise provided to us, our executive officers and Directors met all Section 16(a) filing requirements during calendar year 2013.

Additional Information and Frequently Asked Questions

Annual Meeting Information

Date and location. Verizon’s Annual Meeting of Shareholders will be held on Thursday, May 1, 2014, at 10:30 a.m., local time, at the Sheraton Phoenix Downtown, 340 N. 3rd Street, Phoenix, Arizona 85004.

Admission. Only Verizon shareholders may attend the meeting, and you will need an admission ticket or other proof of stock ownership as well as photo identification to be admitted to the meeting.

•	If you are a registered shareholder, an admission ticket is attached to your proxy card or Notice of Internet Availability of Proxy Materials, or may be printed after you submit your vote online. If you plan to attend the annual meeting, please vote your proxy but retain the admission ticket and bring it with you to the meeting.
•	If you hold your shares in the name of a bank, broker or other institution, or if you hold CDIs, you may obtain an admission ticket at the meeting by presenting proof of your ownership of Verizon common stock. For example, you may bring your account statement or a letter from your bank or broker confirming that you owned Verizon common stock on March 3, 2014, the record date for the meeting.

The Sheraton Phoenix Downtown is accessible to all shareholders. If you would like to have a sign language interpreter at the meeting, please mail your request to the Assistant Corporate Secretary at the address shown under “Contacting Verizon” no later than April 15, 2014.

For safety and security reasons, we do not permit anyone to bring large bags, briefcases or packages into the meeting room or to otherwise record or photograph the meeting.

Voting Procedures and Related Matters

➢	Who may vote?

Shareholders of record as of the close of business on March 3, 2014, the record date, may vote at the meeting. As of March 3, 2014, there were approximately 4.14 billion shares of common stock outstanding and entitled to vote.

➢	How do I vote my shares?

Registered Shares.  If you hold your shares in your own name, you may vote by proxy in three convenient ways:

•	Online: Go to www.envisionreports.com/vz and follow the instructions. You will need to enter certain information that is printed on your proxy card or Notice of Internet Availability of Proxy Materials or included in your email notification in order to vote online. You can also use this website to elect to be notified by email that future proxy statements and annual reports are available online instead of receiving printed copies of those materials by mail.
•	By telephone: Call toll-free 1-800-652-VOTE (8683) within the United States, U.S. territories and Canada and follow the instructions. You will need to provide certain information that is printed on your proxy card or Notice of Internet Availability of Proxy Materials or included in your email notification in order to vote by phone.
•	By mail: Complete, sign and date your proxy card and return it in the envelope provided. If you plan to attend the annual meeting, please retain the admission ticket attached to the proxy card.

You may also vote in person at the meeting.

Verizon Savings Plan Shares.  If you are or were an employee and hold shares in a current or former Verizon savings plan, the proxy that you submit will provide your voting instructions to the plan trustee. You may vote online, by telephone or by returning the proxy card in the envelope provided. However, you cannot vote your savings plan shares in person at the meeting. If you do not submit a proxy, the plan trustee will vote your plan shares in the same proportion as the shares for which the trustee receives voting instructions from other participants in that plan. To allow sufficient time for the savings plan trustees to tabulate the vote of the plan shares, your vote must be received before the close of business on April 28, 2014.

Street Name Shares. If you hold shares through a bank, broker or other institution, you will receive material from that firm explaining how to vote.

CDIs. If Computershare holds your CDIs on your behalf within the Verizon Communications Corporate Sponsored Nominee Service, Computershare, as the international nominee for your CDIs, will send you a notice and Form of Direction. You may direct Computershare how to vote your underlying shares via the Internet or by returning your Form of Direction according to the instructions in the notice and Form of Direction. To allow sufficient time for Computershare to tabulate and submit the vote, your direction must be received before the close of business, London time, on Monday April 28, 2014. If you would like to attend and vote in person at the annual meeting, please inform Computershare, which will provide you with a letter of representation with respect to your CDIs that will enable you to attend and vote your underlying shares at the annual meeting on Computershare’s behalf.

➢	How do I find electronic proxy materials?

This proxy statement and the Annual Report to Shareowners are available to view or download at www.edocumentview.com/vz. If you are a registered holder, you can also view or download these materials when you vote online at www.envisionreports.com/vz.

➢	How does voting by proxy work?

By giving us your proxy, you authorize the proxy committee to vote your shares in accordance with the instructions you provide. You may vote for or against any or all of the Director candidates and any or all of the other proposals. You may also abstain from voting. If you vote online or by telephone, you must indicate how you wish to vote on each item.

Your proxy provides voting instructions for all Verizon shares that are registered in your name on March 3, 2014 and that you hold in a current or former Verizon savings plan or in your Verizon Direct Invest Plan account.

If you return your signed proxy card but do not specify how to vote, the proxy committee will vote your shares in favor of the Director candidates listed on the proxy card, in favor of the ratification of the independent registered public accounting firm, in favor of the advisory vote to approve executive compensation and in favor of the proposal to implement proxy access, and the proxy committee will vote your shares against the six shareholder proposals. The proxy committee also has the discretionary authority to vote your shares on any other matter that is properly brought before the annual meeting. If you do not wish to give the proxy committee this discretionary authority, you can cross out the language on the proxy card. If you wish to give your proxy to someone other than the proxy committee, please cross out the names of the proxy committee and add the name of the person you wish to designate as your proxy.

➢	Can I change my vote?

Registered Shares.  If you hold your shares in your own name, you can revoke your proxy before it is exercised by delivering a written notice to the Corporate Secretary of Verizon at the address given under “Contacting Verizon.” You can change your vote by voting again online or by telephone or by returning a later dated proxy card to Computershare Trust Company, N.A. at the address given under “Contacting Verizon.” Your vote must be received before the polls close at the annual meeting. You can also change your vote by voting in person at the annual meeting.

Verizon Savings Plan Shares.  If you hold shares in a current or former Verizon savings plan, you can change your voting instructions for those shares by voting again online or by telephone or by returning a later dated proxy card to Computershare Trust Company, N.A. at the address given under “Contacting Verizon.” To allow sufficient time for the savings plan trustees to tabulate the vote of the plan shares, your changed vote must be received before the close of business on April 28, 2014.

Street Name Shares.  If you hold your shares through a bank, broker or other institution, please check with that firm for instructions on how to revoke your proxy or change your vote.

CDIs.  If Computershare holds your CDIs on your behalf within the Verizon Communications Corporate Sponsored Nominee Service, you can change your voting direction for those shares by voting again online or by returning a later dated Form of Direction. To allow sufficient time for Computershare to tabulate and submit the vote, your direction must be received before the close of business, London time, on Monday April 28, 2014.

➢	What vote is required to elect a Director or approve a proposal?

Directors are elected by a majority of the votes cast. The affirmative vote of a majority of the votes cast is required to approve each of the other management proposals and the shareholder proposals.

In order to officially conduct the meeting, we must have a quorum present. This means that at least a majority of the outstanding shares of Verizon common stock that are eligible to vote must be represented at the meeting either in person or by proxy. If a quorum is not present, we will reschedule the annual meeting for a later date.

➢	How are the votes counted?

Each share is entitled to one vote on each Director and on each matter presented at the annual meeting. Shares owned by Verizon, which are called treasury shares, do not count towards the quorum and are not voted.

Abstentions.  Under our bylaws, we do not count abstentions in determining the total number of votes cast on any item. We only count abstentions in determining whether a quorum is present. This means that abstentions have no effect on the election of Directors or on the outcome of the vote on any proposal.

Failures to Vote.  Failures to vote will have no effect on the election of Directors or on the outcome of the vote on any proposal.

Broker Non-Votes.  The failure of a bank, broker or other institution to cast a vote with respect to any proposal (for example, because it did not receive voting instructions from the beneficial owner) will have the same effect as a failure to vote.

➢	Is my vote confidential?

It is our policy to maintain the confidentiality of proxy cards, ballots and voting tabulations that identify individual shareholders, except where disclosure is required by law and in other limited circumstances.

➢	Where can I find the voting results of the annual meeting?

We will report the voting results on a Current Report on Form 8-K filed with the SEC, no later than May 7, 2014. We will also post the voting results on the Corporate Governance section of our website at www.verizon.com/investor promptly after the meeting.

➢	Who tabulates and certifies the vote?

Computershare Trust Company, N.A. will tabulate the vote, and independent inspectors of election will certify the results.

➢	Who is Verizon’s proxy solicitor?

Georgeson Inc. is assisting in the distribution of proxy materials and solicitation of votes for a base fee of $18,000, plus reimbursable expenses and custodial charges. In addition to solicitations by mail, Verizon employees and the proxy solicitor may solicit proxies in person or by telephone. Verizon will bear the cost of soliciting proxies.

➢	May I receive my proxy materials electronically?

We encourage registered shareholders to sign up for electronic delivery of future proxy materials.

•	You may sign up by visiting www.eTree.com/verizon and following the directions.
•	You may also sign up when you vote online at www.envisionreports.com/vz.
•	If you have enrolled in Computershare’s Investor Centre, you may also sign up on www.computershare.com/verizon by clicking on “My Profile” and then “Communication Preference”.

If you are a CDI holder, you may register by visiting www.investorcentre.co.uk/ecomms and following the instructions.

Once you sign up for electronic delivery, you will no longer receive a printed copy of the proxy materials unless you specifically request one. Each year you will receive an e-mail explaining how to access the proxy materials online as well as how to vote your shares online. You may suspend electronic delivery of the proxy materials at any time by contacting Computershare by one of the methods described under “Contacting Verizon.”

➢	There are several shareholders at my address. Why did we receive only one set of proxy materials?

We have adopted a procedure called “householding” that was approved by the SEC. This means that eligible shareholders who share a single address receive only one copy of the Annual Report to Shareowners and proxy statement at their home address unless we receive notice that they wish to continue to receive individual copies.

If you would like to receive individual copies of the proxy materials, we will provide them promptly upon your request. You may request individual copies of the proxy materials by contacting Computershare Trust Company, N.A. by one of the methods shown under “Contacting Verizon.” Householding does not apply to shareholders who have signed up for electronic delivery of proxy materials.

➢	Why am I receiving more than one set of proxy materials?

You may be receiving more than one set of proxy materials in your household because:

•	You and another member of your household are both registered shareholders;
•	You are a registered shareholder and also hold shares through a bank, broker or other institution;
•	You hold shares through more than one bank, broker or other institution; or
•	You and another member of your household hold shares through different banks, brokers or institutions.

You may request a single set of proxy materials as described below, but in order to vote all of your shares, you and any other member of your household will need to follow the voting instructions provided on each proxy card or Notice of Internet Availability of Proxy Materials or email notification that you receive, whether it comes from Computershare or from a bank, broker or other institution.

➢	How can I request a single set of proxy materials for my household?

If you are receiving more than one set of proxy materials because there is more than one registered shareholder in your household, please contact Computershare Trust Company, N.A. by one of the methods shown under “Contacting Verizon” to request a single set. This request will become effective approximately 30 days after receipt and will remain in effect for future mailings unless you or another registered shareholder changes the instruction or provides Computershare with a new mailing address.

If you hold your shares through a broker, bank or other institution, you can contact that firm to request a single set of proxy materials from that firm.

➢	How do I submit a shareholder proposal for next year’s annual meeting?

A shareholder may submit a proposal for inclusion in the proxy statement for the 2015 Annual Meeting of Shareholders by sending it to the Assistant Corporate Secretary at Verizon Communications Inc., 140 West Street, 6th Floor, New York, New York 10007. We must receive the proposal no later than November 17, 2014. We are not required to include any proposal in our proxy statement that we receive after that date or that does not comply with the rules of the SEC.

➢	May shareholders nominate Directors or submit other business for next year’s annual meeting?

Under our bylaws, a shareholder may nominate an individual to serve as a Director or bring other business before the 2015 Annual Meeting of Shareholders. The bylaws require that the shareholder:

•	Notify us in writing on or after January 1, 2015 and no later than February 1, 2015;
•	Include his or her name, record address and Verizon share ownership;
•	Include specific information about the shareholder proponent, any beneficial owner, any nominee and their respective affiliates and associates, and provide specified agreements by certain of those parties; and
•	Update this information as of the record date and after any subsequent change.

The nature of some of the information required to be provided and agreements or representations required in connection with a nomination will change if the proxy access bylaw amendments contemplated in Proposal 4 are approved at the Annual Meeting of Shareholders to which this proxy statement relates. These requirements following any such approval are discussed in more detail in the description of Proposal 4 beginning on page 18 and in Appendix D.

The notice required for any such nomination must be sent to the Assistant Corporate Secretary at Verizon Communications Inc., 140 West Street, 6th Floor, New York, New York 10007. A shareholder may request a copy of the bylaw requirements by writing to the Assistant Corporate Secretary at that address.

Contacting Verizon

➢	How to contact Verizon

If you need more information about the annual meeting or would like copies of any of the materials posted on the Corporate Governance section of our website, please write to:

Assistant Corporate Secretary

Verizon Communications Inc.

140 West Street, 6th Floor

New York, New York 10007

➢	How to contact Verizon’s Transfer Agent

If you are a registered shareholder, please direct all questions concerning your proxy card or voting procedures to our transfer agent, Computershare Trust Company, N.A. You should also contact them if you have questions about your stock account, stock certificates, dividend checks or transferring ownership. Computershare can be reached:

By mail:	Verizon Communications Shareowner Services c/o Computershare P.O. Box 43078 Providence, Rhode Island 02940-3078	By telephone: 1-800-631-2355 Online: www.computershare.com/verizon

➢	How to contact the Verizon Communications Corporate Sponsored Nominee

If Computershare holds CDIs on your behalf within the Verizon Communications Corporate Sponsored Nominee Service, please direct all questions concerning your proxy card or voting procedures to Computershare. You should also contact them if you have questions about your CDI account. Computershare can be reached:

By mail:	Verizon Communications Shareowner Services c/o Computershare Investor Services PLC The Pavillions Bridgewater Road Bristol, England BS99 6ZY	By telephone: +44 (0)870 707 1739 (UK & Overseas) +00 353 1696 8421 (Ireland) Online: www.investorcentre.co.uk

Other Business

Verizon is not aware of any other matters that will be presented at the annual meeting. If other matters are properly introduced, the proxy committee will vote the shares it represents by the proxies it has received in accordance with its judgment.

By Order of the Board of Directors,

William L. Horton, Jr.

Senior Vice President,

    Deputy General Counsel and

    Corporate Secretary

March 17, 2014

Appendix A

CORPORATE GOVERNANCE GUIDELINES

The Board has adopted these Guidelines and the Committee Charters to provide a framework for the functioning of the Board. The Board will periodically review these materials and practices in light of ongoing developments and the Corporation’s needs to determine whether any changes are required.

Role of the Board

The business of the Corporation is conducted by management, under the direction of the Board of Directors. The Board, and each committee of the Board, has complete access to management. In addition, the Board and each committee have access to independent advisors as each deems necessary or appropriate.

Strategic Planning and Management Development.    At least once a year, the Board conducts a strategic planning session with management. The Board reviews succession planning and management development at least annually. The process includes consideration of organizational needs, competitive challenges, the potential of key managers, planning for future development and emergency situations.

Executive Sessions.    The independent Directors of the Board meet at least twice each year in executive session. The non-employee Directors of the Board meet at least three times each year in executive session. Any Director has the right to call a meeting or executive session of the independent Directors or of the non-employee Directors.

In at least one executive session, the Board assesses the process and effectiveness of the Board (including opportunities for continuing education and orientation of new Directors) and considers any other matters that the Directors request. In an executive session of independent Directors, the Board receives the Human Resources Committee’s report on the CEO’s performance and compensation.

Lead Director.    At or prior to the Annual Meeting of Shareholders, the independent members of the Board of Directors shall elect an independent Director to serve as Lead Director until the next Annual Meeting, or until his or her successor is elected and qualified. The Lead Director shall act as liaison with the Chairman, in consultation with the other Directors. In addition, all Directors shall have direct and complete access to the Chairman at any time as they deem necessary or appropriate. The Lead Director shall chair all executive sessions of the Board and all other meetings of the Board at which the Chairman is not present. The Lead Director may, in his or her discretion, call a meeting of the Board or an executive session of the Board, and shall call an executive session at the request of any other Director.

The Lead Director, in consultation with the Chairman, shall review and approve the schedule of meetings of the Board, the proposed agendas and the materials to be sent to the Board. Directors shall have the opportunity to provide suggestions for the meeting schedule, agenda items and materials to the Chairman or the Lead Director.

Any shareholder or interested party may communicate directly with the Lead Director:

Verizon Communications Inc.

Lead Director

Board of Directors

140 West Street, 6th Floor

New York, New York 10007

Committees.    There are three (3) standing committees of the Board: Audit; Corporate Governance and Policy; and Human Resources. The members of the Audit, Corporate Governance and Policy and Human Resources committees will be independent as required by law or regulation. The Board may change the number of committees from time to time.

The responsibilities of each committee are set forth in its charter, which is approved by the Board and posted on the Corporation’s website. Each committee Chair approves the agenda and materials for each meeting and reports its actions and discussions to the Board as soon as practicable. At least annually, each committee conducts an assessment of its charter and its processes and effectiveness.

Membership.    The Corporate Governance and Policy Committee annually reviews and recommends the members and Chair of each committee for approval by the Board. The Committee periodically considers rotating Chairs and members of the committees.

Meetings.    Directors are expected to attend all meetings of the Board and each committee on which they serve. Directors are provided with a copy of the proposed agenda sufficiently in advance of each scheduled meeting in order to have the opportunity to comment on or make changes to the agenda. Directors standing for election are expected to attend the Annual Meeting of Shareholders.

Board Composition and Director Qualifications

The Board will periodically assess the needs of the Corporation to determine the appropriate size of the Board. At all times, a substantial majority of the Board will be independent and not more than two Directors will be current or former employees of Verizon.

Qualifications.    A candidate must:

¿	Be ethical;

¿	Have proven judgment and competence;

¿

Have professional skills and experience in dealing with a large, complex organization or in dealing with complex problems that are complementary to the background and experience represented on the Board and that meet the needs of the Corporation;

¿	Have demonstrated the ability to act independently and be willing to represent the interests of all shareholders and not just those of a particular philosophy or constituency; and

¿	Be willing and able to devote sufficient time to fulfill his or her responsibilities to Verizon and its shareholders.

In assessing the appropriate composition of the Board, the Corporate Governance and Policy Committee also considers other factors that are relevant to the current needs of the Corporation, including those that promote diversity.

Identification and Consideration of Candidates.    The Corporate Governance and Policy Committee considers candidates proposed by members of the Committee, other Directors, management and shareholders. The Committee considers candidates for re-election, provided that the candidate has consented to stand for re-election and tendered an irrevocable resignation to the Chairman of the Committee prior to nomination each year. All candidates are evaluated in the same manner. After the Committee has completed its evaluation, it presents its recommendation to the full Board for its consideration and approval. In presenting its recommendation, the Committee also reports on other candidates who were considered but not selected.

Verizon will conduct an orientation program for each new Director that includes, among other things, a review of the Corporation’s business, financial condition, strategy, ethical obligations, key issues and other relevant topics.

Independence.    A Director is considered independent if the Board finds that the Director is independent under the corporate governance listing standards of the New York Stock Exchange and the Nasdaq Stock Market. In addition, in evaluating independence, the Board will not consider a Director independent if:

1.	Within the past three years, the Director or a Member of the Director’s Immediate Family has:

¿	Been an employee of Verizon or a Verizon subsidiary (“Verizon”);

¿

Received during any 12-month period more than $100,000 in direct compensation from Verizon (other than Director’s compensation and other than pension or other deferred compensation for prior service with Verizon);

¿

Been an executive officer of a company where at the same time a Verizon executive officer or executive in compensation Band 1 (each a “Verizon Senior Executive”) served on the company’s compensation committee;

2.	The Director is retained under a personal or professional services contract by Verizon;

3.

The Director is an employee, or a Member of the Director’s Immediate Family is an executive officer, of a company that has made payments to, or received payments from, Verizon in an amount that, in any of the past three years, exceeded the greater of $1 million or one percent of that company’s consolidated gross revenues;

4.

The Director is an executive officer of a lender to Verizon and Verizon’s outstanding indebtedness to the lender in any of the past three years exceeded one percent of the lender’s outstanding loans at the end of the lender’s fiscal year;

5.

The Director is an executive officer of a non-profit entity that has received contributions from Verizon or its Foundation that, in any of the past three years, exceeded one percent of that entity’s consolidated gross revenues (excluding matching gift contributions by Verizon’s Foundation); or

6.

The Director has any other relationship that the Board determines is inconsistent with applicable laws and regulations on directors’ independence or that is likely to impair the Director’s ability to act independently.

For purposes of these Guidelines except as otherwise noted, a Member of a Director’s Immediate Family includes his or her spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law and anyone (other than domestic employees) who shares the Director’s home.

An executive officer of a company on whose board a Verizon Senior Executive serves is not eligible for nomination as a new Director of the Corporation.

Related Person Transaction Policy

Definitions.    For purposes of this Policy,

“Related Person” means:

1.	any person who has served as a Director or a Verizon executive officer (“Officer”) at any time during the Corporation’s last fiscal year;

2.	any person whose nomination to become a Director has been presented in a proxy statement relating to the election of Directors since the beginning of the Corporation’s last fiscal year;

3.

any person who was at any time during the Corporation’s last fiscal year an “Immediate Family Member” of any of the persons listed above. Immediate Family Member means spouse, child, stepchild, parent, stepparent, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the Director, Officer or nominee, and any person (other than a tenant or employee) sharing the household of such Director, Officer or nominee; or

4.

any person or any Immediate Family Member of such person who is known to the Corporation to be the beneficial owner of more than 5 percent of the Corporation’s stock at the time of the Transaction (as defined below).

“Related Person’s Firm” means any firm, corporation or other entity in which a Related Person is an executive officer or general partner or in which all Related Persons together have a 10 percent or more ownership interest.

“Transaction” means any transaction, arrangement or relationship with Verizon since the beginning of the Corporation’s last fiscal year in an amount greater than $120,000 that involves or will involve a Related Person or a Related Person’s Firm. It does not include:

(a)	compensation to a Director or Officer which is or will be disclosed in the Corporation’s proxy statement;

(b)	compensation to an Officer who is not an Immediate Family Member of a Director or of another Officer and which has been approved by the Human Resources Committee or the Board;
(c)

a transaction in which the rates or charges involved are determined by competitive bids, or which involves common, contract carrier or public utility services at rates or charges fixed in conformity with law or governmental authority;

(d)	a transaction that involves services as a bank depositary of funds, transfer agent, registrar, indenture trustee, or similar services; or
(e)	a transaction in which the Related Person’s interest arises solely from the ownership of Verizon stock and all shareholders receive the same benefit on a pro rata basis.

“Related Person Transaction” means a Transaction in which a Related Person is determined to have, had, or will have a direct or indirect material interest.

Policy Statement.    The Board of Directors recognizes that Related Person Transactions can present potential conflicts of interest (or the perception thereof) and therefore has adopted this policy which shall be followed in connection with all Related Person Transactions involving the Company.

Process.    Annually, each Director and Officer shall submit to Verizon the name and employment affiliation of his or her Immediate Family Members and the name of any Related Person’s Firm with which any of them are affiliated. Directors and Officers shall notify Verizon promptly of any changes to this information. Each Director and Officer shall also identify any Transaction that they, their Immediate Family Members or their Related Person Firms are or will be involved in. On an ongoing basis, Directors and Officers shall promptly advise the Committee of any changes to such Immediate Family Members, Transactions or Related Person Firms.

Management shall submit Transactions and appropriate supplemental information to the Corporate Governance and Policy Committee for its review.

The Corporate Governance and Policy Committee shall review Transactions in order to determine whether a Transaction is a Related Person Transaction. The Committee shall take such action with respect to the Related Person Transaction as it deems necessary and appropriate under the circumstances, including approval, disapproval, ratification, cancellation, or a recommendation to management. Only disinterested members of the Committee shall participate in those determinations. In the event it is not practical to convene a meeting of the Corporate Governance and Policy Committee, the Chair of that Committee shall have the right to make such determination and shall promptly report his or her determination in writing to the other members of the Committee.

The Committee shall report its action with respect to any Related Person Transaction to the Board of Directors.

Change in Status or Retirement

If a Director retires or changes his or her employment status or principal responsibility, the Director will tender a resignation to Verizon. The Corporate Governance and Policy Committee will recommend to the Board whether the resignation should be accepted.

Service on Other Boards

A Director who serves as an executive officer of a public company should not serve on more than three public company boards, including that of his or her own company, and other Directors should not serve on more than six public company boards. In order not to disrupt existing affiliations with other boards, a Director may maintain current positions, even if the number of those positions exceed these limits, unless the Board determines that permitting the position to continue will impair the Director’s ability to serve on the Verizon Board. Directors are expected to advise the Corporate Governance and Policy Committee of any changes in their membership on other boards.

Retirement

A Director will retire from the Board the day before the Annual Meeting of Shareholders next following his or her 72nd birthday.

Compensation

The Human Resources Committee periodically reviews and determines Director compensation and benefits. The Committee determines compensation based on a review of comparable companies, alignment with the interests of shareholders and the advice of independent advisors.

Stock Ownership

Within three years of joining the Board, each Director shall acquire, and continue to hold during his or her tenure on the Board, Verizon stock with a value equivalent to three times the cash component of the annual Board retainer. Shares held by the Director under any deferral plan are included in determining the number of shares held.

Business Conduct and Ethics

Directors are expected to act in compliance with these Guidelines, applicable laws and regulations, and the spirit of the Verizon Code of Business Conduct for employees. Employee Directors are also governed by Verizon’s Code of Business Conduct.

Conflicts of Interest.    A Director should avoid situations that result or appear to result in a conflict of interest with Verizon. A Director may be considered to have a conflict of interest if the Director’s interest interferes or appears to interfere in any material way with the interests of Verizon, including if:

¿

The Director, any Member of the Director’s Immediate Family, or any company with which any of them is associated as an officer, director, five percent or more owner, partner, employee or consultant (i) is a five percent or more owner of, or (ii) has any management interest in, any company that is in the same business as Verizon (“potential competitive interest”); or

¿	The Director offers gifts or other benefits to or solicits or receives gifts or other benefits from another entity as a result of his or her position with Verizon; or

¿	The Director has any other relationship that the Corporate Governance and Policy Committee believes is likely to result in a conflict of interest with Verizon.

A non-employee Director is expected to advise Verizon prior to acquiring or continuing any interest or entering into any transaction or relationship that may present a potential competitive interest. The Corporate Governance and Policy Committee, in consultation with the CEO and Chairman, will review and advise the Board as soon as practicable whether a conflict would be presented.

Corporate Opportunities.    A Director should not take advantage of an opportunity to engage in a business activity that properly belongs to Verizon, including any activity that is discovered as a result of the use of Verizon information or property or in connection with his or her service as a Director. A Director should not use Verizon information, property or his or her position with Verizon for personal gain.

Securities Transactions.    A Director should not trade, or enable any other person to trade, in Verizon’s securities or the securities of another company while aware of material non-public information.

Confidentiality.    Directors should maintain the confidentiality of information about Verizon and other entities which Verizon entrusts to them, except where the disclosure is authorized or required by law.

Fair Dealing.    Directors should act fairly in any dealings with the Corporation’s stakeholders, including customers, suppliers, competitors, employees and shareholders.

Waiver.    No waiver of any provision of the business conduct and ethics requirements for a Director, or of any provision of the Verizon Code of Business Conduct for a Verizon Senior Executive, may be granted without the approval of the Board of Directors. The Board is strongly predisposed against any such waivers. However, in order to approve any such waiver, the Board must affirmatively find that the waiver does not violate any applicable law or regulation and that the waiver is in the best interests of the Corporation. In the event the Board approves a waiver, it will ensure that the waiver and the Board’s rationale for granting the waiver are promptly disclosed, consistent with applicable legal and stock exchange requirements.

Verizon Senior Executives Serving on Outside Boards

A Verizon Senior Executive must obtain approval from the Corporate Governance and Policy Committee in advance of accepting any new membership on the Board of a public company. Verizon Senior Executives may not serve on the Board of more than two public companies other than Verizon.

A Verizon Senior Executive will not accept a new directorship with a company if the CEO or other executive officer of that company is serving as a Director of Verizon.

Shareholder Communications with Directors

If a shareholder wishes to communicate directly with the Board, a Committee of the Board or with an individual Director, he or she should send the communication to:

Verizon Communications Inc.

The Board of Directors [or Committee name or Director’s name, as appropriate]

140 West Street, 6th Floor

New York, New York 10007

Verizon will forward all shareholder correspondence about Verizon to the Board, Committee or individual Director(s).

Policy on Adoption of Shareholder Rights Plans

The Corporation does not currently have a shareholder rights plan, or “poison pill,” and the Board currently has no plans to adopt such a plan. However, if the Board is presented with a set of facts and circumstances which leads it to conclude that adopting a rights plan would be in the best interest of shareholders, it will seek prior shareholder approval unless the independent Directors, exercising their fiduciary duties, determine that such submission would not be in the best interests of shareholders under the circumstances. If any rights plan is adopted without prior shareholder approval, it will be presented to shareholders within one year or expire within one year without being renewed or replaced. Any plan adopted by the Board will also contain a “sunset” provision, providing that shareholders will have the opportunity to ratify or reject the plan every three years following the date of initial shareholder approval.

Shareholder Advisory Vote

Effective with the Corporation’s 2009 Annual Meeting of Shareholders, a management proposal related to executive compensation in the form approved by the Board of Directors will be submitted annually to shareholders for a non-binding vote.

Appendix B

Related Dow Peer Information

The following chart lists the companies included in the Related Dow Peers for 2013 compensation purposes, and their market capitalization as of December 31, 2013, as reported by Bloomberg, and net income attributable to the company, revenue and total employees, as of each company’s most recent fiscal year-end as reported in SEC filings.

Company	Market Capitalization ($ Millions)	Net Income Attributable to the Company ($ Millions)	Revenue ($ Millions)	Total Employees
3M	93,300	4,659	30,871	88,667
Alcoa	11,385	(2,285)	23,032	60,000
American Express	97,196	5,359	34,932	62,800
AT&T	185,645	18,249	128,752	243,360
Bank of America	166,072	11,431	101,717	242,000
Boeing	102,566	4,585	86,623	168,400
Caterpillar	57,787	3,789	55,656	118,501
CenturyLink	18,826	(239)	18,095	47,000
Chevron	240,224	21,423	220,156	64,600
Cisco Systems	119,925	9,983	48,607	75,049
Coca-Cola	182,422	8,584	46,854	130,600
Comcast	134,921	6,816	64,657	136,000
Du Pont (E.I.)	60,169	4,848	35,734	64,000
Exxon Mobil	442,094	32,580	420,836	75,000
General Electric	283,590	13,057	146,045	307,000
Hewlett-Packard	53,408	5,113	112,298	317,500
Home Depot	115,953	5,385	78,812	340,000
IBM	203,674	16,483	99,751	431,212
Intel	129,022	9,620	52,708	107,600
Johnson & Johnson	258,416	13,831	71,312	128,000
JPMorgan Chase	219,837	17,923	106,283	251,196
McDonald’s	96,548	5,586	28,106	440,000
Merck	146,243	4,404	44,033	76,000
Microsoft	312,298	21,863	77,849	99,000
Pfizer	198,515	22,003	51,584	77,700
Procter & Gamble	221,291	11,312	84,167	121,000
Sprint Nextel	42,271	(3,018)	35,493	38,000
Time Warner Cable	38,196	1,954	22,120	51,600
Travelers	32,963	3,673	26,191	30,000
UnitedHealth	75,809	5,625	122,489	156,000
United Technologies	104,421	5,721	62,626	212,000
Wal-Mart	254,623	16,022	476,294	2,200,000
Walt Disney	134,256	6,136	45,041	175,000
Verizon	140,626	11,497	120,550	176,800
Verizon’s Ranking	15	11	7	11
Verizon’s Percentile Ranking	58%	70%	82%	70%

B-1

Appendix C

Verizon Communications Inc. Reconciliation of Non-GAAP Measures

Adjusted Net Income Reconciliation

(dollars in billions)
Year Ended December 31,	2013
Reported Net Income Attributable to Verizon	$11.5
Severance, Pension and Benefit Credits	(3.9)
Gain on Spectrum License Transaction[1]	-
Wireless Transaction Costs	0.6

Adjusted Net Income Attributable to Verizon	$8.2

1The after-tax Gain on Spectrum License Transaction amounted to $47.8 million.

Adjusted EPS Reconciliation

Year Ended December 31,	2013
Reported EPS	$4.00
Severance, Pension and Benefit Credits	(1.35)
Gain on Spectrum License Transaction	(0.02)
Wireless Transaction Costs	0.20

Adjusted EPS	$2.84

Note: EPS may not add due to rounding.

Free Cash Flow Reconciliation

(dollars in billions)
Year Ended December 31,	2013
Net Cash Provided by Operating Activities	$38.8
Less: Capital Expenditures (including capitalized software)	16.6

Free Cash Flow	$22.2

C-1

Appendix D

Proposed Amendments to Verizon’s Bylaws

SECTION 3.02. Annual Meeting.    The board of directors may fix and designate the date and time of the annual meeting of the stockholders. At the annual meeting, the stockholders who are entitled to vote shall elect directors and transact such other business as may properly be brought before the meeting. To be properly brought before an annual meeting, nominations of persons for election to the board of directors and all other business must be: (i) specified in the notice of meeting (or any supplement to that notice) given by or at the direction of the board of directors, (ii) otherwise brought before the meeting by or at the direction of the board of directors, or (iii) otherwise properly brought before the meeting by a stockholder who is a stockholder of record at both the time of giving notice provided for in these Bylaws and on the record date for the determination of stockholders entitled to vote at the meeting and who complies with the procedures for giving notice in Section 3.09 or by a stockholder or group of stockholders who complies with Section 3.10 of these Bylaws.

SECTION 3.09. Nominations and Stockholder Business.

(a) In order to assure that stockholders and the corporation have a reasonable opportunity to consider nominations and other business proposed to be brought before a meeting of stockholders and to allow sufficient time to distribute complete information to stockholders, a stockholder may properly bring nominations or other business before an annual meeting of stockholders only if the stockholder shall have given timely notice thereof in proper written form to the secretary of the corporation setting forth the information required by paragraph (b) of this Section, and such other business must be a proper subject for stockholder action under the GCL. To be timely, a stockholder’s notice must be received by the secretary at the principal executive offices of the corporation not less than ninety (90) days nor more than one hundred twenty (120) days prior to the anniversary date of the prior year’s annual meeting of stockholders. However, if the date of the annual meeting is advanced by more than twenty-five (25) days or delayed (other than as a result of adjournment) by more than twenty-five (25) days from the anniversary of the previous year’s annual meeting, in order for the stockholder’s notice to be timely it must be so received not later than the close of business on the tenth (10th) day following the day on which notice of the date of the annual meeting was mailed or public announcement of the date of such meeting was made, whichever first occurs. In no event shall the adjournment or postponement of an annual meeting, or the public announcement of such an adjournment or postponement, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(b) To be in proper written form, a stockholder’s notice shall set forth and include:

(1) as to each person whom the stockholder proposes to nominate for election or reelection as a director:

(A) such nominee’s residence and business addresses and all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder,

(B) such nominee’s written consent to (1) being named as a nominee and to serving as a director if elected and (2) the public disclosure of information provided pursuant to this Section 3.09(b)(1),

(C) the class or series and number of shares of stock of the corporation owned beneficially and of record by such nominee and any Associated Person (as defined below) as of the date of the notice, and the stockholder’s agreement that it will provide Applicable Updates of such information,

(D) the name of each nominee holder of shares of all stock of the corporation owned beneficially but not of record by such nominated person or any Associated Person of such nominated person, and the number of such shares of stock of the corporation held by such nominee holder, and the stockholder’s agreement that it will provide Applicable Updates of such information,

(E) a description of any derivative instrument, swap, option, warrant, short interest, hedge or profit interest that has been entered into by or on behalf of such nominee or Associated Person of such nominee with respect to stock of the corporation (including the notional number of shares that are the subject of such agreement or arrangement or instrument) and a description of any other transaction, agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of stock) that has been made by or on behalf of such nominee or Associated Person, the effect or intent of which is to mitigate loss to, or to manage the risk or benefit of stock price changes for, such nominee or Associated Person or to increase or decrease the voting power or pecuniary or economic interest of such nominee or Associated Person with respect to stock of the corporation (including the notional number of shares that are the subject of such transaction, agreement, arrangement or understanding) and the stockholder’s agreement that it will provide Applicable Updates of such information, and

(F) (1) the representations, agreements and other information of such nominee required by Section 4.12 of these Bylaws, and (2) an irrevocable resignation of such nominee in accordance with Section 4.05(b) of these Bylaws.

(2) as to any other business that the stockholder proposes to bring before the meeting, (A) a brief description of such business, (B) the reasons for conducting such business at the meeting, and (C) a description of any substantial interest such stockholder and the beneficial owner (within the meaning of Item 5 of Schedule 14A under the Exchange Act), if any, on whose behalf the proposal is made may have in such business;

(3) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made and any Associated Person of any such stockholder or beneficial owner:

(A) the name and address of such stockholder, as they appear on the corporation’s books, and the name and address of such beneficial owner and Associated Person, if any,

(B) the class or series and number of shares of stock of the corporation owned of record by such stockholder and beneficially owned by such beneficial owner and Associated Person as of the date of the notice, and the stockholder’s agreement that it will provide Applicable Updates of such information,

(C) the name of each nominee holder of shares of all stock of the corporation owned beneficially but not of record by any such person, and the number of such shares of stock of the corporation held by such nominee holder, and the stockholder’s agreement that it will provide Applicable Updates of such information,

(D) a representation that the stockholder intends to be present in person or by proxy at the meeting to propose such nomination or other business,

(E) a description of (1) any agreement, arrangement or understanding (whether or not in writing) with respect to the nomination or other business between or among such stockholder, beneficial owner or Associated Person and any other person, including, without limitation, any agreements that would be required to be described or reported pursuant to Item 5 or Item 6 of Schedule 13D under the Exchange Act (regardless of whether the requirement to file a Schedule 13D is applicable to the stockholder or beneficial owner), (2) any material interest of the stockholder, beneficial owner or Associated Person in such nomination or other business, including any anticipated benefit therefrom, (3) any circumstances in which such stockholder, beneficial owner or Associated Person may be considered to be acting in concert with any other person with respect to the nomination or other business, including, without limitation, the identity of the other person or persons, the common goal or goals toward which they are acting and the information available to such stockholder, beneficial owner or Associated Person with respect to the voting power and pecuniary or economic interest of such other person or persons in the securities of the corporation, and (4) the stockholder’s agreement that it will provide Applicable Updates of such information,

(F) a description of any derivative instrument, swap, option, warrant, short interest, hedge or profit interest that has been entered into by or on behalf of such stockholder, beneficial owner or Associated Person with respect to stock of the corporation (including the notional number of shares that are the subject of such agreement or arrangement or instrument) and a description of any other transaction, agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of stock) that has been made by or on behalf of such stockholder, beneficial owner or Associated Person, the effect or intent of which is to mitigate loss to, or to manage the risk or benefit of stock price changes for, such stockholder, beneficial owner or Associated Person or to increase or decrease the voting power or pecuniary or economic interest of such stockholder, beneficial owner or Associated Person with respect to stock of the corporation (including the notional number of shares that are the subject of such transaction, agreement, arrangement or understanding) and the stockholder’s agreement that it will provide Applicable Updates of such information,

(G) a description of any agreement, arrangement or understanding (whether or not in writing) between or among such stockholder, beneficial owner or Associated Person and any other person relating to acquiring, holding, voting or disposing of any shares of stock of the corporation, including the number of shares that are the subject of such agreement, arrangement or understanding, and the stockholder’s agreement that it will provide Applicable Updates of such information, and

(H) a representation as to whether the stockholder, beneficial owner or Associated Person intends to engage in a solicitation with respect to such nomination or proposal and, if so, the name of each participant (as defined in Item 4 of Schedule 14A under the Exchange Act) in such solicitation and whether such person or group intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the corporation’s outstanding capital stock required to approve or adopt the business to be proposed (in person or by proxy) by the stockholder; and

(4) as to the stockholder giving the notice, the beneficial owner, if any, on whose behalf the nomination or proposal is made and any Associated Person of any such stockholder or beneficial owner, the written consent of such stockholder, beneficial owner and Associated Person to the public disclosure of information provided pursuant to this Section 3.09(b).

(c) The provisions of this Section 3.09 shall not apply to any stockholder proposal submitted pursuant to and in compliance with Rule 14a-8 promulgated under the Exchange Act or any nomination made pursuant to Section 3.10 of these Bylaws, except to the extent expressly contemplated in Section 3.10 and except that the provisions of Sections 3.09(e) and 3.09(f) shall apply to nominations pursuant to Section 3.10.

(d) Nominations of persons for election to the board of directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the corporation’s notice of meeting only (i) by or at the direction of the board of directors or (ii) by any stockholder of the corporation who is a stockholder of record at the time of giving of notice provided for in this Section, who is entitled to vote at the meeting and who complies with the notice procedures set forth in this Section. Stockholders may nominate persons for election to the board of directors at such a special meeting of stockholders if the nominees are named in the special meeting request delivered pursuant to Section 3.03(b) or, at any special meeting called pursuant to Section 3.03(a) hereof, if the stockholder’s notice required by this Section is received by the secretary at the principal executive offices of the corporation not later than the close of business on the tenth (10th) day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever first occurs, and such stockholder’s notice includes the information, representations and agreements required by Section 3.09(b)(1), Section 3.09(b)(3), Section 3.09(b)(4), Section 4.05(b) and Section 4.12. In no event shall the public announcement of an adjournment or postponement of a special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(e) Only those persons who are nominated in accordance with the procedures set forth in this Section 3.09, Section 3.02, Section 3.03 or Section 3.10 shall be eligible for election as directors at any meeting of stockholders, subject to the rights of holders of any class or series of stock having a preference over the corporation’s common stock as to dividends or upon liquidation to elect directors under specified circumstances. At a meeting of stockholders, only such other business shall be conducted as shall have been properly brought before the meeting in accordance with the procedures set forth in this Section 3.09, Section 3.02 or Section 3.03. If it is determined in accordance with these Bylaws that a notice does not satisfy the applicable requirements, the chairman of the board or secretary shall so declare and any such nomination or other business shall not be introduced at such meeting of stockholders, notwithstanding that proxies in respect of such matters may have been received. If as a result of any such determination there is no nomination or other business that may be properly introduced at such meeting of stockholders, the board of directors, in its discretion, may cancel the meeting. If it is determined in accordance with these Bylaws that any nomination or other business has not been brought before a meeting in compliance with the requirements of these Bylaws (including if the stockholder does not provide any required Applicable Updates to the corporation), the chairman of the meeting shall have the power and duty to declare that such nomination or proposal shall be disregarded, notwithstanding that proxies in respect of such matters may have been received. Notwithstanding the foregoing provisions of this Section 3.09, if the stockholder (or a qualified representative of the stockholder) is not present at the meeting of stockholders to make a nomination or propose such business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote have been received by the corporation. For purposes of this Section 3.09 and Section 3.10, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or authorized by a writing executed by such stockholder (or a reliable reproduction of the writing) delivered to the corporation prior to the making of such nomination or proposal at such meeting by such stockholder stating that such person is authorized to act for such stockholder as proxy at the meeting of stockholders. Any action by the chairman of the board, the secretary or the chairman of the meeting pursuant to this Section 3.09(e) shall be conclusive and binding upon all stockholders of the corporation for any purpose.

(f) For purposes of this section,

(1) “Associated Person” of a person means (A) any person that is an associate of such person within the meaning of Rule 14a-1(a) under the Exchange Act and (B) any person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such person or such Associated Person, the term “control” (including the terms “controlled by” and “under common control with”) meaning the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise;

(2) “Applicable Update” with respect to any category of information required to be provided pursuant to Section 3.03(b), Section 3.09(b) or Section 3.10(e)(iii) in connection with a meeting means a notice to the corporation in writing (A) within five (5) business days after the record date for notice of such meeting of any change in such information as of such record date and (B) within two (2) business days of any change in such information that occurs after such record date;

(3) a person shall be deemed to be “acting in concert” with another person if such person knowingly acts (whether or not pursuant to an express agreement) in concert with, or towards a common goal relating to the corporation in parallel with, such other person where (A) each person is conscious of the other person’s conduct or intent and (B) at least one additional factor suggests that such persons intend to act in concert or in parallel, which such additional factors may include, without limitation, exchanging information (whether publicly or privately), attending meetings, conducting discussions or making or soliciting invitations to act in concert or in parallel; provided, that a person shall not be deemed to be acting in concert with any other person solely as a result of the solicitation of proxies after the filing of an effective Schedule 14A under Section 14(a) of the Exchange Act. A person acting in concert with another person shall be deemed to be acting in concert with any third party who is also acting in concert with such other person;

(4) “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the corporation with the United States Securities and Exchange Commission (the “SEC”) pursuant to Section 13, 14 or 15(d) of the Exchange Act; and

(5) shares shall be treated as “beneficially owned” by a person if the person beneficially owns such shares, directly or indirectly, for purposes of Section 13(d) of the Exchange Act and Regulations 13D and 13G thereunder.

SECTION 3.10. Proxy Access.

(a) Whenever the board of directors solicits proxies with respect to the election of directors at an annual meeting of stockholders, subject to the provisions of this Section 3.10, the corporation shall include in its proxy statement for such annual meeting, in addition to any persons nominated for election by the board of directors or any committee thereof, the name, together with the Required Information (defined below), of any person nominated for election (the “Stockholder Nominee”) to the board of directors by a stockholder or group of no more than 20 stockholders that satisfies the requirements of this Section 3.10 (the “Eligible Stockholder”), and who expressly elects at the time of providing the notice required by this Section 3.10 (the “Notice of Proxy Access Nomination”) to have its nominee included in the corporation’s proxy materials pursuant to this Section 3.10. For purposes of this Section 3.10, the “Required Information” that the corporation will include in its proxy statement is the information provided to the secretary of the corporation concerning the Stockholder Nominee and the Eligible Stockholder that is required to be disclosed in the corporation’s proxy statement by the regulations promulgated under the Exchange Act, and if the Eligible Stockholder so elects, a written statement, not to exceed 500 words, in support of the Stockholder Nominee(s)’ candidacy (the “Statement”). Notwithstanding anything to the contrary contained in this Section 3.10, the corporation may omit from its proxy materials any information or Statement (or portion thereof) that it, in good faith, believes would violate any applicable law or regulation.

(b) To be timely, the Notice of Proxy Access Nomination must be delivered to, or mailed to and received by, the secretary of the corporation no earlier than one hundred fifty (150) days and no later than one hundred twenty (120) days before the anniversary of the date that the corporation issued its proxy statement for the previous year’s annual meeting of stockholders.

(c) The maximum number of Stockholder Nominees nominated by all Eligible Stockholders that will be included in the corporation’s proxy materials with respect to an annual meeting of stockholders shall not exceed 20% of the number of directors in office as of the last day on which a Notice of Proxy Access Nomination may be delivered pursuant to and in accordance with this Section 3.10 (the “Final Proxy Access Nomination Date”), or if such amount is not a whole number, the closest whole number below 20%. In the event that one or more vacancies for any reason occurs on the board after the Final Proxy Access Nomination Date but before the date of the annual meeting and the board of directors resolves to reduce the size of the board in connection therewith, the maximum number of Stockholder Nominees included in the corporation’s proxy materials shall be calculated based on the number of directors in office as so reduced. Any individual nominated by an Eligible Stockholder for inclusion in the corporation’s proxy materials pursuant to this Section 3.10 whom the board of directors decides to nominate as a board of director nominee shall be counted as one of the Shareholder Nominees for purposes of determining when the maximum number of Shareholder Nominees provided for in this Section 3.10 has been reached. Any Eligible Stockholder submitting more than one Stockholder Nominee for inclusion in the corporation’s proxy materials pursuant to this Section 3.10 shall rank such Stockholder Nominees based on the order that the Eligible Stockholder desires such Stockholder Nominees to be selected for inclusion in the corporation’s proxy statement in the event that the total number of Stockholder Nominees submitted by Eligible Stockholders pursuant to this Section 3.10 exceeds the maximum number of nominees provided for in this Section 3.10. In the event that the number of Stockholder Nominees submitted by Eligible Stockholders pursuant to this Section 3.10 exceeds the maximum number of nominees provided for in this Section 3.10, the highest ranking Stockholder Nominee who meets the requirements of this Section 3.10 from each Eligible Stockholder will be selected for inclusion in the corporation’s proxy materials until the maximum number is reached, going in order of the amount (largest to smallest) of shares of common stock of the corporation each Eligible Stockholder disclosed as owned in its respective Notice of Proxy Access Nomination submitted to the corporation. If the maximum number is not reached after the highest ranking Stockholder Nominee who meets the requirements of this Section 3.10 from each Eligible Stockholder has been selected, this process will continue as many times as necessary, following the same order each time, until the maximum number is reached. Notwithstanding anything to the contrary contained in this Section 3.10, if the corporation receives notice pursuant to Section 3.09 of these Bylaws that a stockholder intends to nominate for election at such meeting a number of nominees greater than or equal to a majority of the total number of directors to be elected at such meeting, no Stockholder Nominees will be included in the corporation’s proxy materials with respect to such meeting pursuant to this Section 3.10.

(d) For purposes of this Section 3.10, an Eligible Stockholder shall be deemed to “own” only those outstanding shares of common stock of the corporation as to which the stockholder possesses both (i) the full voting and investment rights pertaining to the shares and (ii) the full economic interest in (including the opportunity for profit from and risk of loss on) such shares; provided that the number of shares calculated in accordance with clauses (i) and (ii) shall not include any shares (x) sold by such stockholder or any of its affiliates in any transaction that has not been settled or closed, (y) borrowed by such stockholder or any of its affiliates for any purposes or purchased by such stockholder or any of its affiliates pursuant to an agreement to resell or (z) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement entered into by such stockholder or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of shares of outstanding common stock of the corporation, in any such case which instrument or agreement has, or is intended to have, the purpose or effect of (1) reducing in any manner, to any extent or at any time in the future, such stockholder’s or its affiliates’ full right to vote or direct the voting of any such shares, and/or (2) hedging, offsetting or altering to any degree any gain or loss realized or realizable from maintaining the full economic ownership of such shares by such stockholder or affiliate. A stockholder shall “own” shares held in the name of a nominee or other intermediary so long as the stockholder retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares. A stockholder’s ownership of shares shall be deemed to continue during any period in which the stockholder has delegated any voting power by means of a proxy, power of attorney or other instrument or arrangement which is revocable at any time by the stockholder. The terms “owned,” “owning” and other variations of the word “own” shall have correlative meanings. Whether outstanding shares of the common stock of the corporation are “owned” for these purposes shall be determined by the board of directors or any committee thereof. For purposes of this Section 3.10, the term “affiliate” or “affiliates” shall have the meaning ascribed thereto under the General Rules and Regulations under Exchange Act.

(e) In order to make a nomination pursuant to this Section 3.10, an Eligible Stockholder must have owned (as defined above) the Required Ownership Percentage (as defined below) of the corporation’s outstanding common stock (the “Required Shares”) continuously for the Minimum Holding Period (as defined below) as of both the date the Notice of Proxy Access Nomination is delivered to, or mailed to and received by, the secretary of the corporation in accordance with this Section 3.10 and the record date for determining the stockholders entitled to vote at the annual meeting and must continue to own the Required Shares through the meeting date. For purposes of this Section 3.10, the “Required Ownership Percentage” is 3% or more, and the “Minimum Holding Period” is 3 years. Within the time period specified in this Section 3.10 for delivering the Notice of Proxy Access Nomination, an Eligible Stockholder must provide the following information in writing to the secretary of the corporation: (i) one or more written statements from the record holder of the shares (and from each intermediary through which the shares are or have been held during the Minimum Holding Period) verifying that, as of a date within seven calendar days prior to the date the Notice of Proxy Access Nomination is delivered to, or mailed to and received by, the secretary of the corporation, the Eligible Stockholder owns, and has owned continuously for the Minimum Holding Period, the Required Shares, and the Eligible Stockholder’s agreement to provide, within five (5) business days after the record date for the annual meeting, written statements from the record holder and intermediaries verifying the Eligible Stockholder’s continuous ownership of the Required Shares through the record date; (ii) a copy of the Schedule 14N that has been filed with the SEC as required by Rule 14a-18 under the Exchange Act; (iii) the information, representations and agreements that are the same as those that would be required to be set forth in a stockholder’s notice of nomination pursuant to paragraphs (1), (3) and (4) of Section 3.09(b) of these Bylaws; (iv) the consent of each Stockholder Nominee to being named in the proxy statement as a nominee and to serving as a director if elected; (v) a representation that the Eligible Stockholder (including each member of any group of stockholders that together is an Eligible Stockholder hereunder) (A) acquired the Required Shares in the ordinary course of business and not with the intent to change or influence control at the corporation, and does not presently have such intent, (B) presently intends to maintain qualifying ownership of the Required Shares through the date of the annual meeting, (C) has not engaged and will not engage in, and has not and will not be a “participant” in another person’s, “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act in support of the election of any individual as a director at the annual meeting other than its Stockholder Nominee(s) or a nominee of the board of directors, (D) agrees to comply with all applicable laws and regulations applicable to the use, if any, of soliciting material, and (E) will provide facts, statements and other information in all communications with the corporation and its stockholders that are or will be true and correct in all material respects and do not and will not omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading; (vi) a representation as to the Eligible Shareholder’s (including each member of any group of stockholders that together is an Eligible Stockholder hereunder) intentions with respect to maintaining qualifying ownership of the Required Shares for at least one year following the annual meeting; (vi) an undertaking that the Eligible Stockholder agrees to (A) assume all liability stemming from any legal or regulatory violation arising out of the Eligible Stockholder’s communications with the stockholders of the corporation or out of the information that the Eligible Stockholder provided to the corporation and (B) indemnify and hold harmless the corporation and each of its directors, officers and employees individually against any liability, loss or damages in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the corporation or any of its directors, officers or employees arising out of any nomination submitted by the Eligible Stockholder pursuant to this Section 3.10.

(f) Within the time period specified in this Section 3.10 for delivering the Notice of Proxy Access Nomination, each Stockholder Nominee must deliver to the secretary of the corporation (i) the representations, agreements and other information required by Section 4.12 of these Bylaws; and (ii) an irrevocable resignation in accordance with Section 4.05(b) of these Bylaws.

(g) In the event that any information or communications provided by the Eligible Stockholder or the Stockholder Nominee to the corporation or its stockholders ceases to be true and correct in all material respects or omits a material fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading, each Eligible Stockholder or Stockholder Nominee, as the case may be, shall promptly notify the secretary of the corporation of any defect in such previously provided information and of the information that is required to correct any such defect.

(h) The corporation shall not be required to include, pursuant to this Section 3.10, a Stockholder Nominee in its proxy materials for any meeting of stockholders (i) for which the secretary of the corporation receives a notice that a stockholder has nominated such Stockholder Nominee for election to the board of directors pursuant to the advance notice requirements for stockholder nominees for director set forth in Section 3.09 of these Bylaws, (ii) if the Eligible Stockholder (or any member of any group of stockholders that together is such Eligible Stockholder) who has nominated such Stockholder Nominee has engaged in or is currently engaged in, or has been or is a “participant” in another person’s, “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act in support of the election of any individual as a director at the annual meeting other than its Stockholder Nominee(s) or a nominee of the board of directors, (iii) if the Stockholder Nominee is or becomes a party to any compensatory, payment or other financial agreement, arrangement or understanding with any person or entity other than the corporation, or is receiving or will receive any such compensation or other payment from any person or entity other than the corporation, in each case in connection with service as a director of the corporation, (iv) who is not independent under the listing standards of each principal U.S. exchange upon which the common stock of the corporation is listed, any applicable rules of the SEC and any publicly disclosed standards used by the board of directors in determining and disclosing independence of the corporation’s directors, in each case as determined by the board of directors, (v) whose election as a member of the board of directors would cause the corporation to be in violation of these Bylaws, the certificate of incorporation, the rules and listing standards of the principal U.S. exchanges upon which the common stock of the corporation is traded, or any applicable state or federal law, rule or regulation, (vi) who is or has been, within the past three (3) years, an officer or director of a competitor, as defined in Section 8 of the Clayton Antitrust Act of 1914, (vii) who is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has been convicted in such a criminal proceeding within the past ten (10) years, (viii) if such Stockholder Nominee or the applicable Eligible Stockholder (or any member of any group of stockholders that together is such Eligible Stockholder) shall have provided information to the corporation in respect to such nomination that was untrue in any material respect or omitted to state a material fact necessary in order to make the statement made, in light of the circumstances under which they were made, not misleading, as determined by the board of directors or any committee thereof or (ix) the Eligible Stockholder (or any member of any group of stockholders that together is such Eligible Stockholder) or applicable Stockholder Nominee fails to comply with its obligations pursuant to this Section 3.10.

(i) Notwithstanding anything to the contrary set forth herein, the board of directors or the chairman of the meeting of stockholders shall declare a nomination by an Eligible Stockholder to be invalid, and such nomination shall be disregarded notwithstanding that proxies in respect of such vote may have been received by the corporation, if (i) the Stockholder Nominee(s) and/or the applicable Eligible Stockholder (or any member of any group of stockholders that together is such Eligible Stockholder) shall have breached its or their obligations under this Section 3.10, as determined by the board of directors or the chairman of the meeting or (ii) the Eligible Stockholder (or a qualified representative thereof) does not appear at the meeting of stockholders to present any nomination pursuant to this Section 3.10.

(j) Any Stockholder Nominee who is included in the corporation’s proxy materials for a particular annual meeting of stockholders but either (i) withdraws from or becomes ineligible or unavailable for election at the annual meeting, or (ii) does not receive at least 25% of the votes cast in favor of such Stockholder Nominee’s election, will be ineligible to be a Stockholder Nominee pursuant to this Section 3.10 for the next two annual meetings. For the avoidance of doubt, this Section 3.10(j) shall not prevent any stockholder from nominating any person to the board of directors pursuant to and in accordance with Section 3.09 of these Bylaws.

SECTION 4.05. Resignations.

(a) Any director may resign at any time upon written notice to the chairman of the board, chief executive officer, president or secretary of the corporation. A resignation is effective when delivered unless the resignation specifies a later effective date or an effective date determined upon the happening of an event or events.

(b) Each individual nominated for election as a director of the corporation who consents to stand for election shall tender an irrevocable resignation in advance of the meeting for the election of directors. Such resignation shall become effective upon a determination by the board of directors or any committee thereof that (i) the information provided to the corporation by such individual pursuant to Section 4.12 of these Bylaws was untrue in any material respect or omitted to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading or (ii) such individual, or any stockholder or group of stockholders who nominated such individual, shall have breached any obligations owed to the corporation under these Bylaws.

(c) Each director who consents to stand for re-election shall tender an irrevocable resignation in advance of the meeting for the election of directors. Such resignation will be effective if, pursuant to Section 3.04(b)(1) of these Bylaws, (a) the director does not receive the required vote at the next meeting for the election of directors, and (b) the Board accepts the resignation.

SECTION 4.08. Special Meetings. Special meetings of the board of directors shall be held whenever called by the chairman of the board, the presiding director or by one-third of the total number of directors then in office.

SECTION 4.12. Qualifications and Election of Directors.

(a) All directors of the corporation shall be natural persons of full age, but need not be residents of Delaware or stockholders of the corporation. Except in the case of vacancies, directors shall be elected by the stockholders. If directors of more than one class are to be elected, each class of directors to be elected at the meeting shall be nominated and elected separately. The Board shall establish the retirement policy for directors.

(b) Within the time period specified in these bylaws for providing the applicable nomination, each nominee for election as a director of the corporation must deliver to the secretary of the corporation a written representation and agreement that such person (i) understands his or her duties as a director under the GCL and agrees to act in accordance with those duties while serving as a director, (ii) is not or will not become a party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such nominee, if elected as a director of the corporation, will act or vote as a director on any issue or question to be decided by the board of directors, (iii) in connection with such nominee’s candidacy for director of the corporation, is not and will not become a party to any compensatory, payment or other financial agreement, arrangement or understanding with any person or entity other than the corporation, and has not and will not receive any such compensation or other payment from any person or entity other than the corporation, in each case that has not been disclosed to the secretary of the corporation, (iv) is not and will not become a party to any compensatory, payment or other financial agreement, arrangement or understanding with any person or entity other than the corporation, and has not and will not receive any such compensation or other payment from any person or entity other than the corporation, in each case in connection with such nominee’s service as a director of the corporation, (v) if elected as a director of the corporation, will comply with all applicable laws and stock exchange listing standards and the corporation’s policies and guidelines applicable to directors, and (vi) will provide facts, statements and other information in all communications with the corporation and its stockholders that are or will be true and correct in all material respects and do not and will not omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

(c) At the request of the corporation, each nominee for election as a director of the corporation must submit to the secretary of the corporation all completed and signed questionnaires required of directors and officers. The corporation may request such additional information as necessary to permit the board of directors to determine if each nominee is independent under the listing standards of each principal U.S. exchange upon which the common stock of the corporation is listed, any applicable rules of the SEC and any publicly disclosed standards used by the board of directors in determining and disclosing the independence of the corporation’s directors.

(d) In the event that any information or communications provided by a nominee, or any stockholder or group of stockholders who nominated such nominee, to the corporation or its stockholders ceases to be true and correct in all material respects or omits a material fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading, such nominee shall promptly notify the secretary of the corporation of any defect in such previously provided information and of the information that is required to correct any such defect.

SECTION 7.06. Amendment of Bylaws.

(a) Except as otherwise provided herein, these Bylaws may be altered, amended or repealed, or new Bylaws may be adopted, either by (1) the affirmative vote of the majority of shares present in person or represented by proxy and entitled to vote and voting thereon at a duly organized meeting of stockholders called for that purpose, or (2) the affirmative vote of a majority of the board of directors.

(b) Any amendment or repeal of, or the adoption of any Bylaw inconsistent with, the provisions contained in Section 3.04(b)(1), Section 4.05(b) or this Section 7.06(b) shall require the affirmative vote of the majority of shares present in person or represented by proxy and entitled to vote and voting thereon at a duly organized meeting of stockholders called for that purpose.

(c) Any amendment or repeal of, or the adoption of any Bylaw inconsistent with, the definition of Required Ownership Percentage or the definition of Minimum Holding Period, each as set forth in Section 3.10(e), shall require the affirmative vote of the holders of a majority of the outstanding shares entitled to vote thereon at a duly organized meeting of stockholders called for that purpose.

SECTION 7.07 Interpretations and Determinations.

(a) The board of directors or any committee thereof shall have the exclusive power and authority to interpret the provisions of these bylaws and make all determinations deemed necessary or advisable in connection therewith, except to the extent otherwise expressly provided in these bylaws.

(b) The board of directors, any committee thereof, chairman of the board or secretary may, if the facts warrant, determine that a notice received by the corporation relating to a nomination proposed to be made or an item of business proposed to be introduced at a meeting of stockholders does not satisfy the requirements of Section 3.03(b), Section 3.09 or Section 3.10 (including if the stockholder does not provide any required Applicable Updates to the corporation). The board of directors, any committee thereof or chairman of the meeting shall have the power and duty to determine whether a nomination or any other business brought before a meeting of stockholders was made in accordance with the procedures set forth in Section 3.02, Section 3.03, Section 3.09 and Section 3.10, and to determine that such defective nomination or proposal shall be disregarded, notwithstanding that proxies in respect of such matters may have been received.

(c) Any and all such actions, interpretations and determinations that are done or made by the board of directors, any committee thereof, the chairman of the board, any chairman of a meeting or the secretary of the corporation in good faith pursuant to this Section 7.07 shall be final, conclusive and binding on the corporation, the stockholders and all other parties.

002CSN34DF

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IMPORTANT ANNUAL MEETING INFORMATION

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ENDORSEMENT_LINE______________ SACKPACK_____________

Admission Ticket

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Electronic Voting Instructions

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Vote online

Vote by telephone

Annual Meeting Proxy Card

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1. Election of Directors:

Nominee	For	Against	Abstain	Nominee	For	Against	Abstain	Nominee	For	Against	Abstain
01 - Shellye L. Archambeau	☐	☐	☐	02 - Richard L. Carrión	☐	☐	☐	03 - Melanie L. Healey	☐	☐	☐
04 - M. Frances Keeth	☐	☐	☐	05 - Robert W. Lane	☐	☐	☐	06 - Lowell C. McAdam	☐	☐	☐
07 - Donald T. Nicolaisen	☐	☐	☐	08 - Clarence Otis, Jr.	☐	☐	☐	09 - Rodney E. Slater	☐	☐	☐
10 - Kathryn A. Tesija	☐	☐	☐	11 - Gregory D. Wasson	☐	☐	☐				

Proposal	For	Against	Abstain	Proposal	For	Against	Abstain
2. Ratification of Appointment of Independent Registered Public Accounting Firm	☐	☐	☐	3. Advisory Vote to Approve Executive Compensation	☐	☐	☐
4. Proposal to Implement Proxy Access	☐	☐	☐				

B The Board of Directors recommends a vote AGAINST:

Proposal	For	Against	Abstain	Proposal	For	Against	Abstain	Proposal	For	Against	Abstain
5. Network Neutrality	☐	☐	☐	6. Lobbying Activities	☐	☐	☐	7. Severance Approval Policy	☐	☐	☐
8. Shareholder Right to Call a Special Meeting	☐	☐	☐	9. Shareholder Right to Act by Written Consent	☐	☐	☐	10. Proxy Voting Authority	☐	☐	☐

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001CSP007D Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 01RVJE 1 U P X + Annual Meeting Proxy Card . + IMPORTANT ANNUAL MEETING INFORMATION A The Board of Directors recommends a vote FOR all nominees and FOR Proposals 2, 3 and 4. 01 - Shellye L. Archambeau 04 - M. Frances Keeth 07 - Donald T. Nicolaisen 02 - Richard L. Carrión 05 - Robert W. Lane 08 - Clarence Otis, Jr. 03 - Melanie L. Healey 06 - Lowell C. McAdam 09 - Rodney E. Slater 1. Election of Directors: For Against Abstain For Against Abstain 10 - Kathryn A. Tesija 11 - Gregory D. Wasson For Against Abstain 4. Proposal to Implement Proxy Access B The Board of Directors recommends a vote AGAINST: 8. Shareholder Right to Call a Special Meeting 9. Shareholder Right to Act by Written Consent 6. Lobbying Activities For Against Abstain 7. Severance Approval Policy 10. Proxy Voting Authority For Against Abstain For Against Abstain 5. Network Neutrality For Against Abstain 2. Ratification of Appointment of Independent Registered Public Accounting Firm For Against Abstain 3. Advisory Vote to Approve Executive Compensation C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Date (mm/dd/yyyy) — Please print date below Signature 1 — Please keep signature within the box Signature 2 — Please keep signature within the box 11. Interim Vote Reports MMMMMMMMMMMM MMMMMMMMMMMMMMM 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT_LINE SACKPACK 1234 5678 9012 345 MMMMMMM 1 8 7 9 5 3 1 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MMMMMMMMM C 1234567890 J N T C123456789 Admission Ticket qIF YOU ARE VOTING BY MAIL, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q Electronic Voting Instructions You can vote online or by telephone Available 24 hours a day, 7 days a week VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Vote online Go to www.envisionreports.com/vz Or scan the QR code with your smartphone Follow the steps outlined on the secure website Vote by telephone Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone Follow the instructions provided by the recorded message

Notice of 2014 Annual Meeting of Shareholders Proxy Solicited by Board of Directors of Verizon Communications Inc. for the Annual Meeting of Shareholders, Thursday, May 1, 2014, 10:30 a.m. Local Time Your signature on the reverse side of this card appoints each of Lowell C. McAdam and William L. Horton, Jr., as proxies, with the powers you would have if you were personally present at the meeting. This includes full power of substitution to vote all the shares of Verizon common stock that you hold of record upon all subjects that may properly come before the meeting, including the matters described in the Proxy Statement, subject to any directions indicated on the reverse side of this card. If you do not indicate how your shares are to be voted, at the meeting or any adjournment or postponement of the meeting the proxies will vote for the election of the nominees for Director listed on the reverse side of this card; and in accordance with the Directors’ recommendations on the other matters listed on the reverse side of this card; and at their discretion on any other matter that may properly come before the meeting or any adjournment or postponement of the meeting. This card also provides your instructions for voting any shares that you may hold in the Verizon Communications Direct Invest Plan. Also, if you own shares in any current or former Verizon savings plan in the same name as shown on this card, this card provides instructions to the savings plan trustee for voting those shares. To allow sufficient time for the savings plan trustee to tabulate the vote of the savings plan shares, you must vote by telephone or online or return this card in the enclosed envelope so that your vote is received by April 28, 2014. If you do not properly sign and return this card, vote by telephone or online or attend the meeting and vote by ballot, your shares cannot be voted. Unless the savings plan trustee receives your voting instructions by April 28, 2014 your shares in any of the current or former Verizon employee savings plans will be voted as described in the Proxy Statement. If you are voting by mail, please sign the reverse side and return this card in the enclosed envelope. Please sign exactly as the name(s) appears on this card. If stock is held jointly, each holder should sign. If you are signing as an attorney, trustee, executor, administrator, custodian, guardian or corporate officer, please give your full title. If you vote by telephone or online, please do not mail your card. Your email address can help save the environment. Vote online and register for electronic communications with the eTree® program, and we will plant a tree on your behalf. Verizon Communications Inc. 2014 Annual Meeting Admission Ticket May 1, 2014, 10:30 a.m. Local Time Sheraton Phoenix Downtown 340 N. 3rd Street Phoenix, Arizona 85004 Upon arrival, please present this admission ticket at the registration desk. . DIRECTIONS From Phoenix Sky Harbor International Airport: Merge onto I-10 West toward Downtown/AZ-51/Phoenix. Take exit 145A for 7th Street. Turn left onto 7th Street and move immediately to the right lane. Travel 0.2 miles and turn right onto Roosevelt Street. Travel 0.3 miles and turn left onto 3rd Street. The hotel will be on the right. From the North: Take AZ-51 South to I-10 West toward Downtown/AZ-51/Phoenix. Follow directions from Phoenix Sky Harbor International Airport. From the East: Take the Loop 202 Freeway and merge onto I-10 West toward Downtown/AZ-51/Phoenix. Follow directions from Phoenix Sky Harbor International Airport. From the West: Take I-10 East toward Tucson. Take exit 145 for 7th Street. Follow directions from Phoenix Sky Harbor International Airport. Parking is available in the parking garage attached to the hotel. We will validate your parking ticket so that there will be no charge for parking. qIF YOU ARE VOTING BY MAIL, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q